Exhibit 10.9(b)
LOAN AND SECURITY AGREEMENT
by and among
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Collateral Agent and LC Issuer,
WELLS FARGO CAPITAL FINANCE, LLC
JPMORGAN SECURITIES, INC.
as Joint Lead Arrangers and Joint Bookrunners
JPMORGAN CHASE BANK, N.A.,
as Syndication Agent
PNC BANK, NATIONAL ASSOCIATION,
as Documentation Agent,
THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY HERETO,
as Lenders,
and
ULTA SALON, COSMETICS & FRAGRANCE, INC.
as Borrower
Dated: as of August 31, 2010

i

7.5. Right to Cure	51
7.6. Access to Premises	51

SECTION 8. REPRESENTATIONS AND WARRANTIES	52

8.1. Corporate Existence; Power and Authority	52
8.2. Name; State of Organization; Chief Executive Office; Collateral Locations	52
8.3. Financial Statements; No Material Adverse Change	53
8.4. Priority of Liens; Title to Properties	53
8.5. Tax Returns	53
8.6. Litigation	54
8.7. Compliance with Other Agreements and Applicable Laws	54
8.8. Environmental Compliance	55
8.9. Credit Card Agreements	55
8.10. Employee Benefits	56
8.11. Bank Accounts	57
8.12. Regulation U	57
8.13. Investment Company Act	57
8.14. OFAC	57
8.15. Accuracy and Completeness of Information	57
8.16. Survival of Warranties; Cumulative	57

SECTION 9. AFFIRMATIVE AND NEGATIVE COVENANTS	58

9.1. Maintenance of Existence	58
9.2. New Collateral Locations	58
9.3. Compliance with Laws, Regulations, Etc.	59
9.4. Payment of Taxes and Claims	60
9.5. Insurance	60
9.6. Financial Statements and Other Information	61
9.7. Sale of Assets, Consolidation, Merger, Dissolution, Etc.	62
9.8. Encumbrances	63
9.9. Indebtedness	64
9.10. Loans, Investments, Etc.	67
9.11. Dividends and Redemptions	69
9.12. Transactions with Affiliates	70
9.13. Credit Card Agreements	70
9.14. Adjusted Tangible Net Worth	71
9.15. Compliance with ERISA	71
9.16. Costs and Expenses	71
9.17. Further Assurances	72

SECTION 10. EVENTS OF DEFAULT AND REMEDIES	72

10.1. Events of Default	72
10.2. Remedies	74

ii

SECTION 11. JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW	77

11.1. Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver	77
11.2. Waiver of Notices	78
11.3. Amendments and Waivers	78
11.4. Waiver of Counterclaims	80
11.5. Indemnification	80

SECTION 12. THE AGENTS	80

12.1. Appointment, Powers and Immunities	80
12.2. Reliance by Agents	81
12.3. Events of Default	81
12.4. Wells in its Individual Capacity	82
12.5. Indemnification	82
12.6. Non-Reliance on Agents and Other Lenders	83
12.7. Failure to Act	83
12.8. Additional Loans	83
12.9. Concerning the Collateral and the Related Financing Agreements	84
12.10. Field Audit, Examination Reports and other Information; Disclaimer by Lenders	84
12.11. Collateral Matters	85
12.12. Agency for Perfection	86
12.13. Successor Agent	87
12.14. Hedging Agreements	87
12.15. Other Agents; Arrangers and Managers	89

SECTION 13. TERM OF AGREEMENT; MISCELLANEOUS	90

13.1. Term	90
13.2. Interpretative Provisions	90
13.3. Notices	92
13.4. Partial Invalidity	92
13.5. Successors	93
13.6. Assignments; Participations	93
13.7. Confidentiality	97
13.8. Entire Agreement	98
13.9. Counterparts, Etc.	98
13.10. Customer Identification — USA Patriot Act Notice	99

iii

INDEX TO
EXHIBITS AND SCHEDULES

Exhibit A	Assignment and Acceptance

Exhibit B	Information Certificate

Exhibit C	Form of Swap Acknowledgment Agreement

Exhibit D	Notice of Conversion/Continuation

Exhibit E	Closing Checklist

Exhibit F	Notice of Borrowing

Exhibit G	Reserved

Exhibit H	Reserved

Exhibit I	Form of Borrowing Base Certificate

Exhibit J	Investment Policy

Exhibit K	Form of Credit Card Notification

Schedule I	Loan Commitments

Schedule II	Cash Management Services and Bank Products

iv

Exhibit 10.9(b)
LOAN AND SECURITY AGREEMENT
     This Loan and Security Agreement (as amended, restated or otherwise modified from time to time, the “Agreement”) dated as of August 31, 2010 is entered into by and among ULTA SALON, COSMETICS & FRAGRANCE, INC., a Delaware corporation (“Borrower”), the financial institutions from time to time parties hereto as lenders (“Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacities as administrative agent for Lenders (“Administrative Agent”), as collateral agent for Lenders (“Collateral Agent,”) and in its individual capacity, (“Wells Fargo”), WELLS FARGO BANK NATIONAL ASSOCIATION, as LC Issuer (“LC Issuer”) and JPMORGAN CHASE BANK, N.A., in its capacity as Syndication Agent (“Syndication Agent”); and PNC BANK, NATIONAL ASSOCIATION, in its capacity as documentation agent for Lenders (“Documentation Agent”) and in its individual capacity (“PNC”).
W I T N E S S E T H:
     WHEREAS, Borrower, Wachovia Capital Finance Corporation, (f/k/a Congress Financial Corporation (Central) and individually, “Wachovia”), as agent, and each of Wachovia and Bank of America, N.A. (as successor to LaSalle National Bank, National Association) (“Bank of America”), individually are each party to that certain Loan and Security Agreement dated as of May 29, 1997 (the “1997 Loan Agreement”) which was amended and restated by that certain Amended and Restated Loan and Security Agreement dated as of December 20, 2001 (as amended or otherwise modified prior to May 31, 2005, the “2001 Loan Agreement”), and which was further amended by the Second Amended and Restated Loan and Security Agreement dated as of May 31, 2005 (as amended or otherwise modified prior to June 29, 2007, the “2005 Loan Agreement” and which was further amended by that certain Third Amended and Restated Loan and Security Agreement dated as of June 29, 2007 (as amended or otherwise modified prior to the date hereof, the “2007 Loan Agreement” and, collectively with the 1997 Loan Agreement, the 2001 Loan Agreement and the 2005 Loan Agreement, the “Prior Loan Agreements”), pursuant to which, among other things, the lenders thereunder made available to Borrower various secured financings; and
          WHEREAS, Borrower, has determined that it will terminate the Prior Loan Agreements and subject to the terms and conditions set forth herein, replace the financing under the 2007 Loan Agreement with a new credit facility as evidence hereby;
          NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
SECTION 1. DEFINITIONS
          For purposes of this Agreement, the following terms shall have the respective meanings given to them below:
          1.1. “Accounts” shall mean all present and future rights of Borrower to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a secondary obligation incurred or to be incurred, or (d) arising out of the use of a credit or charge card or information contained on or for use with the card.
          1.2. “Adjusted LIBO Rate” means:
     (a) for any Interest Period with respect to any LIBO Rate Loan, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of one percent) equal to (i) the LIBO Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate; and
     (b) for any interest rate calculation with respect to any Prime Rate Loan, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of one percent) equal to (i) the LIBO Rate for an Interest Period commencing on the date of such calculation and ending on the date that is thirty (30) days thereafter multiplied by (ii) the Statutory Reserve Rate.
     The Adjusted LIBO Rate will be adjusted automatically as of the effective date of any change in the Statutory Reserve Rate.
          1.3. “Adjusted Tangible Net Worth” shall mean as to any Person, at any time, in accordance with GAAP (except as otherwise specifically set forth below), on a consolidated basis for such Person and its subsidiaries (if any), the amount equal to the sum of (a) the difference between: (i) the aggregate net book value of all assets of such Person and its subsidiaries (excluding the book value of goodwill, non-competition agreements, patents, trademarks, copyrights, licenses and other intangible assets), calculating the book value of inventory for this purpose principally on an average cost basis, after deducting from such book values all appropriate reserves in accordance with GAAP (including all reserves for doubtful receivables, obsolescence, depreciation and amortization) and (ii) the aggregate amount of the indebtedness and other liabilities of such Person and its subsidiaries (including tax and other proper accruals) included on the balance sheet of such person in accordance with GAAP, plus (b) indebtedness of such Person and its subsidiaries which is subordinated in right of payment to the full and final payment of all of the Obligations on terms and conditions acceptable to Administrative Agent.
          1.4. “Affiliate” shall mean, with respect to a specified Person, any other Person which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes (a) any Person which beneficially owns or holds ten (10%) percent or more of any class of Voting Stock of such Person or other equity interests in such Person, (b) any Person of which such Person beneficially owns or holds ten (10%) percent or more of any class of Voting Stock or in which such Person beneficially owns or holds ten (10%) percent or more of the equity interests and (c) any director or executive officer of such Person. For the purposes of this definition, the term “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise.

          1.5. “Agents” shall mean each of Administrative Agent and Collateral Agent, or each such entity as the context so provides and any successor agents hereunder.
          1.6. “Armored Car Companies” shall mean, collectively, the armored car services companies set forth on Schedule 6.3 of the Information Certificate or any other armored car service selected by Borrower after the date hereof which is reasonably acceptable to Administrative Agent.
          1.7. “Assignment and Acceptance” shall mean an Assignment and Acceptance substantially in the form of Exhibit A attached hereto (with blanks appropriately completed) delivered to the Administrative Agent in connection with an assignment described under Section 13.6 hereof to the extent such assignment is not otherwise prohibited as between or among the Lenders.
          1.8. “Availability Reserves” shall have the meaning set forth in Section 2.3 hereof.
          1.9. “Bank Products” means any services or facilities provided to the Borrower by a Lender or any of its Affiliates (but excluding Cash Management Services) on account of (a) Swap Contracts, (b) purchase cards, (c) merchant services constituting a line of credit (d) factoring, (e) commercial credit cards, and (f) leasing.
          1.10. “Bank Product Reserves” means, if and only to the extent disclosed to the Administrative Agent in writing, such reserves as the Lender (or its Affiliate) providing a Bank Product and the Borrower agree in writing from time to time to reflect the liabilities and obligations of the Borrower with respect to such Bank Products then provided or outstanding.
          1.11. “Blocked Accounts” shall have the meaning set forth in Section 6.3 hereof.
          1.12. “Business Day” shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of New York, Illinois or the State of North Carolina, and a day on which Administrative Agent is open for the transaction of business, except that if a determination of a Business Day shall relate to any LIBO Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable LIBO Rate market.
          1.13. “Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or partnership, limited liability company or other equity interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock).
          1.14. “Cash Equivalents” shall mean, at any time, investments consistent with the Borrower’s investment policy attached hereto as Exhibit J, as such Exhibit may be modified from time to time with the prior written consent of the Administrative Agent (not to be unreasonably withheld), to the extent such investment policy is modified by the Borrower’s board of directors.
          1.15. “Cash Management Reserves” means, if and only to the extent disclosed to the Administrative Agent in writing, such reserves as the Lender (or its Affiliate) providing Cash Management Services and the Borrower agree in writing from time to time to reflect the liabilities and obligations of the Borrower with respect to such Cash Management Services then provided or outstanding.
          1.16. “Cash Management Services” means any one or more of the following types or services or facilities provided to the Borrower by a Lender or any of its Affiliates: (a) ACH transactions, (b) cash management services, including, without limitation, controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services, (c) foreign exchange facilities, (d) credit or debit cards, (e) credit card processing services, (f) purchase cards and (g) merchant services not constituting a Bank Product.
          1.17. “Change of Control” shall be deemed to have occurred if an event or series of events (whether a stock purchase, amalgamation, merger, consolidation or other business combination or otherwise) shall have occurred by which any Person or Group (as such term is used in Sections 14(d)(2) and 13(d)(3), respectively, of the Securities Exchange Act) other than any of the Permitted Holders is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act) directly or indirectly of thirty-five percent (35%) or more of the combined voting power of the then outstanding securities of Borrower ordinarily (and apart from rights accruing under certain circumstances) having the right to vote in election of directors or (b) a majority of the Board of Directors of Borrower over a one (1) year period shall have replaced the directors who constituted the Board of Directors at the beginning of such period other than directors whose nominations for election by the stockholders of Borrower was approved by such Board of Directors).
          1.18. “Closing Date” shall mean August 30, 2010.
          1.19. “Code” shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.
          1.20. “Collateral” shall have the meaning set forth in Section 5 hereof.
          1.21. “Collateral Access Agreement” shall mean an agreement in writing, in form and substance satisfactory to Agents, from any lessor of premises to Borrower, or any other person to whom any Collateral (including Inventory, Equipment, bills of lading or other documents of title) is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of any premises on which any of such Collateral is located, pursuant to which such lessor, consignee or other person, inter alia, acknowledges the first priority security interest of Collateral Agent in such Collateral, agrees to waive any and all claims such lessor, consignee or other person may, at any time, have against such Collateral, whether for processing, storage or otherwise, and agrees to permit Collateral Agent access to, and the right to remain on, the premises of such lessor, consignee or other person so as to exercise Collateral Agent’s rights and remedies and otherwise deal with such Collateral and, in the case of any consignee or other person who at any time has custody, control or possession of any Collateral, acknowledges that it holds and will hold possession of the Collateral for the benefit of Collateral Agent and agrees to follow all instructions of Collateral Agent with respect thereto.
          1.22. “Commitments” shall mean, as to any Lender, the aggregate commitment of such Lender to make Loans or to incur Letter of Credit Obligations in the maximum principal amounts set forth on Schedule I hereto next to such Lender’s name or on the Assignment and Acceptance Agreement pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 13.6 hereof, as such amount may be adjusted, if at all, in accordance with this Agreement.
          1.23. “Control Event” shall mean any of the following: (a) an Event of Default has occurred and is continuing; or (b) Excess Availability is less than forty percent (40%) of the lesser of (i) the amount of the Loans available to Borrower as of such time based on the formula set forth in Section 2.1(a) hereof or (ii) the Maximum Credit for ten (10) consecutive Business Days; or (c) Excess Availability at any time is less than thirty percent (30%) of the lesser of (i) the amount of the Loans available to Borrower as of such time based on the formula set forth in Section 2.1(a) hereof or (ii) the Maximum Credit.
          1.24. “Cost” shall mean, as to the Inventory as of any date, the cost of such Inventory as of such date, determined principally on the average cost basis in accordance with GAAP.
          1.25. “Credit Card Agreements” shall mean all agreements now or hereafter entered into by Borrower any Credit Card Issuer or any Credit Card Processor, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, including, but not limited to, the agreements listed and schedules of terms listed on Schedule 8.9 to the Information Certificate.
          1.26. “Credit Card Issuer” shall mean any person (other than Borrower) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including, without limitation, credit cards issued by or through American Express Travel Related Services Company, Inc. and Novus Services, Inc.
          1.27. “Credit Card Notifications” shall mean, individually and collectively, notifications in the form of Exhibit K furnished to Credit Card Processors notifying such Credit Card Processors of the Collateral Agent’s first priority security interest in the monies due or to becomes due to the Borrower (including, without limitation, credits and reserves) under the Credit Card Agreements and furnishing instructions for the transfer of such monies to a Blocked Account,.

          1.28. “Credit Card Processor” shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any of Borrower’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer (including, but not limited to, First Data Merchant Services Corporation).
          1.29. “Credit Facilities” shall mean the Loans and Letter of Credit Accommodations provided to or for the benefit of Borrower pursuant to Sections 2.1 and 2.2.
          1.30. “Default” shall mean an act, condition or event which with notice or passage of time or both would constitute an Event of Default.
          1.31. “Defaulting Lender” shall have the meaning set forth in Section 12.15 hereof.
          1.32. “Deposit Account Control Agreement” shall mean an agreement in writing, in form and substance satisfactory to Agents, by and among Agents, Borrower and any bank at which any deposit account of Borrower is at any time maintained which provides that such bank will comply with instructions originated by the Agents directing disposition of the funds in the deposit account without further consent by Borrower and such other terms and conditions as Agents may require, including as to any such agreement with respect to any Blocked Account, providing that all items received or deposited in the Blocked Accounts are the property of Collateral Agent, that the bank has no lien upon, or right to setoff against, the Blocked Accounts, the items received for deposit therein, or the funds from time to time on deposit therein and that the bank will wire, or otherwise transfer, in immediately available funds, on a daily basis to the Payment Account all funds received or deposited into the Blocked Accounts.
          1.33. “Deteriorating Lender” means any Defaulting Lender or any Lender as to which (a) the LC Issuer or the Swing Line Lender has a good faith belief that such Lender has defaulted in fulfilling its obligations under one or more other syndicated credit facilities, or (b) a Person that controls such Lender has been deemed insolvent or become the subject of a bankruptcy, insolvency or similar proceeding.
          1.34. “Eligible Inventory” shall mean Inventory consisting of finished goods held for resale in the ordinary course of the business of Borrower that are acceptable to Agents based on the criteria set forth below. In general, Eligible Inventory shall not include (a) packaging and shipping materials; (b) supplies used or consumed in Borrower’s business; (c) Inventory at premises other than those owned, controlled or leased by Borrower, provided that for Inventory at any new locations which the Borrower leases after the date hereof (i) consisting of distribution centers or warehouses or (ii) in Virginia, Pennsylvania, Washington and such other states in which a landlord’s claim for rent may have priority over the Lien of the Collateral Agent in any of the Collateral (A) Agents shall have received a Landlord Agreement duly authorized, executed and delivered by the owner and lessor of such premises or (B) if Agents have not received such Landlord Agreement, then Agents shall have established an Availability Reserve in respect of amounts due or to become due to the owner and lessor of such retail store location (without limiting any other rights and remedies of Agents under this Agreement or under the other Financing Agreements with respect to the establishment of Availability Reserves or otherwise) and after giving effect to such Availability Reserves, there is Excess Availability; provided, that, (1) Borrower shall use its best efforts to obtain the Landlord Agreement with respect to each such new location, and (2) the Availability Reserves established pursuant to this Section shall not exceed at any time (x) one (1.0) times the basic monthly rent payable to such owners and lessors of such leased locations plus (y) amounts, if any, then outstanding and unpaid owed by Borrower to such owners and lessors, provided, that, such limitation on the amount of the Availability Reserves pursuant to this Section shall only apply so long as: (aa) no Default or Event of Default shall exist or have occurred, (bb) Borrower or Agents shall not have received notice of any default or event of default under the lease with respect to such retail store location and (cc) Agents shall have received evidence, in form and substance satisfactory to the Agents, that Borrower has not granted to the owner and lessor a security interest in or lien upon any assets of Borrower; and (3) for clarity, the Borrower shall not be obligated to obtain any such Landlord Agreements for distribution centers, warehouses or store locations existing on the date hereof, (d) Inventory subject to a security interest or lien in favor of any person other than Collateral Agent except those permitted in this Agreement; (e) bill and hold goods; (f) unserviceable, obsolete or slow moving Inventory; (g) Inventory which is not subject to the first priority, valid and perfected security interest of Collateral Agent. (h) damaged and/or defective Inventory (i) returned Inventory that is not held for resale; (j) Inventory to be returned to vendors; (k) Inventory subject to deposits made by customers for sales of Inventory that has not been delivered; (1) Inventory held after the applicable expiration date thereof; (m) samples (except to the extent approved from time to time by Agents) and (n) Inventory purchased or sold on consignment. General criteria for Eligible Inventory may be established and revised from time to time by Agents in good faith based on an event, condition or other circumstance arising after the date hereof, or existing on the date hereof to the extent neither Agent has any notice thereof in writing from either Borrower or any inventory appraiser, which adversely affects or could reasonably be expected to adversely affect the Inventory in any material respect in the good faith determination of Agents. Any Inventory which is not Eligible Inventory shall nevertheless be part of the Collateral.
          1.35. “Eligible Letter of Credit Inventory” means, as of any date of determination (without duplication of other Eligible Inventory), Inventory:
     (a) which has been delivered to a carrier in a foreign port or foreign airport for receipt by the Borrower in the United States within sixty (60) days of the date of determination, but which has not yet been received by the Borrower;
     (b) the purchase order for which is in the name of the Borrower, title has passed to the Borrower and the purchase of which is supported by a Letter of Credit Accommodation made under this Agreement having an initial expiry, subject to the proviso hereto, within 120 days after the date of initial issuance of such Letter of Credit Accommodation;
     (c) except as otherwise agreed by the Agents, for which the Borrower is designated as “shipper” and/or consignor and the document of title or waybill reflects the

Borrower as consignee (along with delivery to the Borrower or its customs broker of the documents of title, to the extent applicable, with respect thereto);
     (d) as to which an Agent has control over the documents of title, to the extent applicable, which evidence ownership of the subject Inventory;
     (e) which is insured in accordance with the provisions of this Agreement and the other Financing Agreements, including, without limitation marine cargo insurance;
     (f) except as otherwise agreed by the Agents, as to which an agreement with any Person providing freight, warehousing and consolidation services to the Borrower has been executed and delivered in favor of the Agents, and
     (g) which otherwise is not excluded from the definition of Eligible Inventory;
          provided that the Administrative Agent may, upon notice to the Borrower, exclude any particular Inventory from the definition of “Eligible Letter of Credit Inventory” in the event that the Administrative Agent determines that such Inventory is subject to any Person’s right or claim which is (or is capable of being) senior to, or pari passu with, the Lien of the Collateral Agent (such as, without limitation, a right of stoppage in transit), as applicable, or may otherwise adversely impact the ability of the Administrative Agent or the Collateral Agent to realize upon such Inventory.
          1.36. “Eligible Transferee” shall mean (a) any Lender; (b) any Affiliate of a Lender and (c) any other commercial bank, financial institution or “accredited investor” (as defined in Regulation D under the Securities Act of 1933) approved by Administrative Agent; provided, that, neither the Borrower nor any of its Affiliates shall qualify as an Eligible Transferee.
          1.37. “Environmental Laws” shall mean all foreign, Federal, State and local laws (including common law), legislation, rules, codes, licenses, permits (including any conditions imposed therein), authorizations, judicial or administrative decisions, injunctions or agreements between Borrower and any Governmental Authority, (a) relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, (b) relating to the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of Hazardous Materials, or (c) relating to all laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials. The term “Environmental Laws” includes (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Safe Drinking Water Act of 1974, (ii) applicable state counterparts to such laws, and (iii) any common law or equitable doctrine that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.
          1.38. “Equipment” shall mean all of Borrower’s now owned and hereafter acquired equipment and fixtures, wherever located, including machinery, data processing and computer equipment and computer hardware and software, whether owned or licensed, and including embedded software, vehicles, tools, furniture, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.
          1.39. “ERISA” shall mean the United States Employee Retirement Income Security Act of 1974, together with all rules, regulations and interpretations thereunder or related thereto.
          1.40. “ERISA Affiliate” shall mean any person required to be aggregated with Borrower or any of its Subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.
          1.41. “Event of Default” shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.
          1.42. “Excess Availability” shall mean the amount, as determined by Agents, calculated at any time, equal to: (a) the lesser of (i) the amount of the Loans available to Borrower as of such time based on the formula set forth in Section 2.1(a) hereof, subject to the sublimits and Availability Reserves from time to time established by Agents hereunder and (ii) the Maximum Credit, minus (b) the sum of: (i) the amount of all then outstanding and unpaid principal amount of the Loans and outstanding Letters of Credit, plus (ii) at the option of either Agent, the aggregate amount of all trade payables of Borrower which are more than sixty (60) days past due as of such time (and for which checks included in clause (iii) below have not been issued) plus (iii) the amount of checks issued by Borrower to pay trade payables, but not yet sent and the book overdraft of Borrower.
          1.43. “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Wells Fargo on such day on such transactions as determined by the Administrative Agent. The Administrative Agent’s determination of such rate shall be binding and conclusive absent manifest error.
          1.44. “Fee Letter” shall mean the letter agreement, dated on or about the date hereof, by and between Borrower and Administrative Agent, as the same exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

          1.45. “Financing Agreements” shall mean, collectively, this Agreement and all notes, guarantees, security agreements and other agreements, documents and instruments at any time executed and/or delivered by Borrower or any Obligor in connection with this Agreement (to the extent not superseded or replaced by any other Financing Agreement), as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
          1.46. “GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied, except that, for purposes of Sections 9.11 and 9.14 hereof, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered to Administrative Agent prior to the date hereof.
          1.47. “Governmental Authority” shall mean any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.
          1.48. “Hazardous Materials” shall mean any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).
          1.49. “Hedging Agreements” shall mean any and all transactions, agreements or documents, now existing or hereafter entered into with a Lender or an Affiliate of a Lender subject to Section 9.9(g) hereof and on terms and conditions reasonably satisfactory (in light of standard ISDA documentation practices) to Administrative Agent and Borrower, which (a) provides for an interest rate swap, cap, floor or collar or similar transaction for the purpose of hedging Borrower’s exposure to fluctuations in interest rates in respect of the Obligations, (b) are not entered into for speculative purposes, (c) are with a financial institution having combined capital and surplus and undivided profits of not less than $250,000,000, (d) are unsecured except to the extent any indebtedness of Borrower thereunder constitutes Obligations secured hereby or to the extent secured by pledges or deposits permitted under Section 9.8(i) hereof and (e) and for which the counterparty to the Hedging Agreement and the Borrower have executed a Swap Acknowledgement Agreement.

          1.50. “Hedging Balance” shall mean with respect to any Hedging Agreements as of any date of determination, an amount equal to (a) the aggregate amount owing by the counterparties under the Hedging Agreements to the Borrower less (b) the aggregate amount owing by the Borrower to such counterparties under such Hedging Agreements plus (c) the aggregate amount, if any, of all cash, Cash Equivalents and investment securities pledged or deposited to secure the obligations of Borrower under such Hedging Agreements pursuant to Section 9.8(i) hereof.
          1.51. “Information Certificate” shall mean the Information Certificate of Borrower constituting Exhibit B hereto (as supplemented from time to time with revised or new account numbers or other information provided to the Agents) containing material information with respect to Borrower, its business and assets provided by or on behalf of Borrower to Administrative Agent in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein.
          1.52. “Intellectual Property” shall mean Borrower’s now owned and hereafter arising or acquired: patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright registrations, trademarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or the license of any trademark); customer and other lists in whatever form maintained; and trade secret rights, copyright rights, rights in works of authorship, domain names and domain name registrations; software and contract rights relating to software, in whatever form created or maintained.
          1.53. “Interest Period” shall mean for any LIBO Rate Loan, a period of approximately one (1), two (2), three (3) or six (6) months duration as Borrower may elect, the exact duration to be determined in accordance with the customary practice in the applicable LIBO Rate market; provided, that, Borrower may not elect an Interest Period which will end after the Termination Date.
          1.54. “Interest Rate” shall mean, as to Prime Rate Loans, a rate equal to the Prime Rate and, as to LIBO Rate Loans, a rate of two percent (2.0%) per annum in excess of the Adjusted LIBO Rate (based on the LIBO Rate applicable for the Interest Period selected by Borrower as in effect two (2) Business Days after the date of receipt by Administrative Agent of the request of Borrower for such LIBO Rate Loans in accordance with the terms hereof, whether such rate is higher or lower than any rate previously quoted to Borrower); provided, that, notwithstanding anything to the contrary contained herein, the Interest Rate shall mean the rate of two (2%) percent per annum in excess of the rates otherwise provided in this definition (i) without notice, at any time an Event of Default exists pursuant to any of Sections 10.1(f), 10.1(g) and/or 10.1(h) and/or (ii) upon the written request of Required Lenders, and otherwise without notice, for the period from and after the date of the occurrence of any Event of Default, other than an Event of Default described in the immediately preceding clause (i), and for so long as such Event of Default is continuing as reasonably determined by Administrative Agent.

          1.55. “Inventory” shall mean all of Borrower’s now owned and hereafter existing or acquired goods, wherever located, which (a) are leased by Borrower as lessor; (b) are held by Borrower for sale or lease or to be furnished under a contract of service; (c) are furnished by Borrower under a contract of service; or (d) consist of raw materials, work in process, finished goods or materials used or consumed in its business.
          1.56. “Investment Property Control Agreement” shall mean an agreement in writing, in form and substance satisfactory to Agents, by and among the Agents, Borrower and any securities intermediary, commodity intermediary or other person who has custody, control or possession of any investment property of Borrower acknowledging that such securities intermediary, commodity intermediary or other person has custody, control or possession of such investment property on behalf of Agents, that it will comply with entitlement orders originated by the Agents with respect to such investment property, or other instructions of the Agents, or (as the case may be) apply any value distributed on account of any commodity contract as directed by the Agents, in each case, without the further consent of Borrower and including such other terms and conditions as the Agents may require.
          1.57. “Landlord Agreement” shall mean an agreement in writing from the owner and lessor of premises (including, distribution centers, warehouses, and retail stores to the extent required in the definition of Eligible Inventory) leased by Borrower after the date hereof in form and substance reasonably satisfactory to the Agents.
          1.58. “LC Application” shall mean, with respect to any request for the issuance of a Letter of Credit Accommodation, a letter of credit application in the form being used by the LC Issuer at the time of such request for the type of letter of credit being requested.
          1.59. “LC Issuer” shall mean Wells Fargo, in its capacity as the issuer of Letter of Credit Accommodations or any Affiliate of Wells Fargo that may from time to time issue Letter of Credit Accommodations, and their successors and assigns in such capacity.
          1.60. “Lenders” shall mean the financial institutions who are signatories hereto as Lenders and other persons made a party to this Agreement as a Lender in accordance with Section 13.6 hereof, and their respective successors and assigns (and with respect to Bank Products and Cash Management Services, includes their respective Affiliates); each sometimes being referred to herein individually as a “Lender”.
          1.61. “Letter of Credit Accommodations” shall mean, collectively, the letters of credit, merchandise purchase or other guaranties which are from time to time either (a) issued or opened by Administrative Agent, any Lender or any Affiliate of Lender for the account of Borrower or any Obligor or (b) with respect to which Administrative Agent, any Lender or any Affiliate of Lender has agreed to indemnify the LC Issuer or guaranteed to the LC Issuer the performance by Borrower of its obligations to such LC Issuer, in each case in accordance with the terms of this Agreement: sometimes being referred to herein individually as a “Letter of Credit Accommodation”.
          1.62. “LIBO Rate” means for any Interest Period with respect to a LIBO Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA

LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBO Rate Loan being made, continued or converted by Wells Fargo and with a term equivalent to such Interest Period would be offered to Wells Fargo by major banks in the London interbank eurodollar market in which Wells Fargo participates at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
          1.63. “LIBO Rate Loan” means a Revolving Loan that bears interest at a rate based on the Adjusted LIBO Rate.
          1.64. “Loans” shall mean the Revolving Loans and the Swing Line Loans.
          1.65. “Material Adverse Effect” shall mean a material adverse effect on (a) the condition (financial or otherwise), business, performance, operations or properties of Borrower, (b) the legality, validity or enforceability of this Agreement or any of the other Financing Agreements; (c) the legality, validity, enforceability, perfection or priority of the security interest or liens of Collateral Agent on a material portion of the Collateral or any other material property which is security for the Obligations; (d) a material portion of the Collateral or any other material property which is security for the Obligations, or the value of a material portion of the Collateral or such other material property, or (e) the ability of Borrower to repay the Obligations or of Borrower or any Obligor to perform its obligations under this Agreement or any of the other Financing Agreements.
          1.66. “Margin Stock” shall mean any “margin stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System.
          1.67. “Master Letter of Credit Agreement” shall mean a Letter of Credit Agreement (to be entered into upon the request of Wells Fargo) between Borrower and Wells Fargo, reasonably acceptable in form and substance to the Borrower and Wells Fargo, as the same may be amended, supplemented or otherwise modified from time to time.
          1.68. “Maximum Credit” shall mean, as of any date of determination, the aggregate amount of the Commitments of all Lenders on such date of determination.
          1.69. “Net Income” shall mean, with respect to any Person, for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries, on a consolidated basis, for such period (excluding to the extent included therein any extraordinary gains) after deducting all charges which should be deducted before arriving at the net income (loss) for such period and after deducting the Provision for Taxes for such period, all as determined in accordance with GAAP, provided, that, (a) the net income of any Person that is not a wholly-owned Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid or payable to Borrower or a wholly-owned Subsidiary of such person; (b) the effect of any change in accounting principles adopted by such Person or its subsidiaries after the date hereof shall be excluded; and (c) the net income (if positive) of any wholly-owned Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such wholly-owned Subsidiary to Borrower or to any other wholly-owned Subsidiary of Borrower is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule of government regulation applicable to such wholly-owned Subsidiary shall be excluded. For the purpose of this definition, net income excludes any gain (but not loss), together with any related Provision of Taxes for such gain (but not loss) realized upon the sale or other disposition of any assets that are not sold in the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions), or of any Capital Stock of such Person or a Subsidiary of such Person and any net income realized as a result of changes in accounting principles or the application thereof to such Person.
          1.70. “Net Recovery Cost Percentage” shall mean the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the recovery on the aggregate amount of the Inventory at such time on a “going out of business sale” basis as set forth in the most recent acceptable appraisal of Inventory received by the Agents in accordance with Section 7.3, net of operating expenses, liquidation expenses and commissions, and (b) the denominator of which is the original Cost of the aggregate amount of the Inventory subject to such appraisal.
          1.71. “Obligations” shall mean (a) any and all Loans, Letter of Credit Accommodations and all other obligations, liabilities and indebtedness of every kind, nature and description (except those described in clause (b) of this definition) owing by Borrower to any Agent or any Lender and/or their Affiliates, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether arising under this Agreement or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to Borrower under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and however acquired by any Agent or any Lender and (b) for purposes only of Section 5.1 hereof and subject to priority and right of payment under Section 6.4(a) hereof, any and all obligations, liabilities and indebtedness of any kind, nature and description owing by Borrower arising under or in connection with Hedging Agreements, Cash Management Services and other Bank Products; provided, that, with respect to Hedging Agreements, the Agents shall have entered into an agreement substantially in the form of Exhibit C hereto with the counterparty to such Hedging Agreement, as acknowledged and agreed to by Borrower (the “Swap Acknowledgment Agreement”); provided further, that, obligations arising under or in connection with Cash Management Services or other Bank Products shall only be considered “Obligations” hereunder if such Lender providing such services to Borrower has provided written notice of same to the Administrative Agent within ten (10) days of the date such product becomes effective. The parties acknowledge that, as of the Closing Date, the Cash Management

Services and Bank Products described on Schedule II hereto shall constitute “Obligations” hereunder.
          1.72. “Obligor” shall mean any guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations, other than Borrower.
          1.73. “OFAC” shall mean the Office of Foreign Assets Control.
          1.74. “Other Hedging Agreements” shall mean any and all transactions, agreements or documents now existing or hereafter entered into with a Person other than a Lender or an Affiliate of a Lender subject to Section 9.9(g)(B) hereof which (a) provides for an interest rate swap, cap, floor or collar or similar transaction for the purpose of hedging Borrower’s exposure to fluctuations in interest rates in respect of the Obligations, (b) are not entered into for speculative purposes, (c) are with a financial institution having combined capital and surplus and undivided profits of not less than $250,000,000, and (d) are unsecured.
          1.75. “Participant” shall mean any financial institution that acquires and holds a participation in the interest of any Lender in any of the Loans and Letter of Credit Accommodations in conformity with the provision of Section 13.6 of this Agreement governing participations and its successors and assigns.
          1.76. “Payment Account” shall have the meaning set forth in Section 6.3 hereof.
          1.77. “Permits” shall have the meaning set forth in Section 8.7 hereto.
          1.78. “Permitted Holders” shall mean the persons listed on Exhibit C to the Information Certificate, and their respective successors and assigns and any Strategic Purchaser.
          1.79. “Person” or “person” shall mean any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.
          1.80. “Prime Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%), (b) the Adjusted LIBO Rate plus one percent (1.00%), or (c) the rate of interest in effect for such day as publicly announced from time to time by Wells Fargo as its “prime rate.” The “prime rate” is a rate set by Wells Fargo based upon various factors including Wells Fargo’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Wells Fargo shall take effect at the opening of business on the day specified in the public announcement of such change, provided that the Administrative Agent shall not be obligated to give notice of any change in the Prime Rate.
          1.81. “Prime Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Prime Rate in accordance with the terms thereof.

          1.82. “Pro Rata Share” shall mean with respect to all matters relating to any Lender, (a) with respect to all Loans and Letter of Credit Accommodations prior to the date on which the Commitments have been terminated, the percentage obtained by dividing (i) the Commitments of that Lender (after settlement and repayment of all Swing Line Loans by the Lenders) by (ii) the Commitments of all Lenders, and (b) with respect to all Loans and Letter of Credit Accommodations on and after the date on which the Commitments have been terminated, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Loans and Letter of Credit Accommodations held by that Lender (after settlement and repayment of all Swing Line Loans by the Lenders), by (ii) the outstanding principal balance of the Loans and Letter of Credit Accommodations held by all Lenders.
          1.83. “Provision for Taxes” shall mean, with respect to a fiscal year of any Person and its Subsidiaries, an amount equal to all taxes imposed on or measured by net income, whether Federal, State or local, and whether foreign or domestic, that are paid or payable by such Person and its Subsidiaries in respect of such fiscal year on a consolidated basis in accordance with GAAP.
          1.84. “Qualified Public Offering” shall mean (i) any public offering by Borrower of its Capital Stock or (ii) an acquisition of shares of the Borrower in one or a series of related transactions by a Strategic Purchaser, in each case, as long as the aggregate cash proceeds received by the Borrower for the shares sold in such offering or acquisition, as the case may, is at least $15,000,000.
          1.85. “Receivables” shall mean all of the following now owned or hereafter arising or acquired property of Borrower: (a) all Accounts; (b) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; (c) all payment intangibles of Borrower and other contract rights, chattel paper, instruments, notes, and other forms of obligations owing to Borrower, whether from the sale and lease of goods or other property, licensing of any property (including Intellectual Property or other general intangibles), rendition of services or from loans or advances by Borrower or to or for the benefit of any third person (including loans or advances to any Affiliates or Subsidiaries of Borrower) or otherwise associated with any Accounts, Inventory or general intangibles of Borrower (including, without limitation, choses in action, causes of action, tax refunds, tax refund claims, any funds which may become payable to Borrower in connection with the termination of any employee benefit plan and any other amounts payable to Borrower from any employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, casualty or any similar types of insurance and any proceeds thereof and proceeds of insurance covering the lives of employees on which Borrower is a beneficiary).
          1.86. “Records” shall mean all of Borrower’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of Borrower with respect to the foregoing maintained with or by any other person).

          1.87. “Refunded Swing Line Loan” shall have the meaning set forth in Section 2.5(c) hereof.
          1.88. “Register” shall have the meaning set forth in Section 13.6(b) hereof.
          1.89. “Required Lenders” shall mean Lenders having (i) more than 50% of the Commitments of all Lenders or (ii) if the Commitments have been terminated, more than 50% of the aggregate outstanding amount of all Loans and Letter of Credit Accommodations; provided, however, that in the event that there are three (3) or fewer Lenders party hereto, Required Lenders must consist of at least two (2) Lenders.
          1.90. “Revolving Loans” shall mean the loans now or hereafter made by or on behalf of any Lender or by Administrative Agent to or for the benefit of Borrower on a revolving basis (involving advances, repayments and readvances) pursuant to Section 2.1 hereof.
          1.91. “Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/ sanctions/index.html, or as otherwise published from time to time.
          1.92. “Sanctioned Person” means (a) a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/ eotffc/ofac/sdn/index.html, or as otherwise published from time to time, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.
          1.93. “Seasonal Advance Period” shall mean the period from and including September 1 of each year to and including January 31 of the immediately following year.
          1.94. “Securities Act” shall mean the Securities Act of 1933, as the same now exists or may hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.
          1.95. “Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.
          1.96. “Special Agent Advances” shall have the meaning set forth in Section 12.11.
          1.97. “Standard Advance Period” shall mean the period from and including February 1 of each year to and including August 31 of such year.
          1.98. “Stated Amount” shall mean (i) in the case of termination of the Agreement, the Maximum Credit on such date of determination and (ii) in the case of a Commitment reduction pursuant to Section 2.4(b), the amount of such Commitment reduction.

          1.99. “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBO Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
          1.100. “Store Bank Accounts” shall have the meaning set forth in Section 6.3(a) hereof.
          1.101. “Strategic Purchaser” shall mean a Person (i) which has its shares listed on the American Stock Exchange or the New York Stock Exchange or quoted on the NASDAQ Global Select Markets, (ii) which has a short term unsecured debt ratings currently assigned to them of A-1 or better by Standard and Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc. or P-1 by Moody’s Investors Service, Inc. (or in the absence thereof, the equivalent long term unsecured senior debt ratings) and (iii) which either (A) owns, operates or manages a business similar to the Existing Business or (B) owns, operates or manages a retail business, or is a supplier to the Existing Business, and has made its investment in the shares of the Borrower as a part of the strategy to enter the Existing Business through the Borrower or develop or strategically integrate the Existing Business in conjunction with its own existing business. As used herein, “Existing Business” shall mean the business of providing hairdressing, beauty salon and other spa services and selling perfume, fragrances, cosmetics, salon products, beauty aids and related goods and services at retail (including sales of such goods over the World Wide Web/Internet), or any combination of any of the foregoing.
          1.102. “Subsidiary” or “subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person.
          1.103. “Swap Acknowledgment Agreement” shall have the meaning set forth in the definition of “Obligations”.
          1.104. “Swing Line Availability” shall mean, as of any date of determination, the lesser of (a) the Swing Line Commitment Amount on such date and (b) Excess Availability on such date.

          1.105. “Swing Line Commitment Amount” means $10,000,000, or if less, the Maximum Credit on such date, which commitment constitutes a subfacility of the Commitment of the Swing Line Lender.
          1.106. “Swing Line Lender” shall mean Wells Fargo.
          1.107. “Swing Line Loan” shall have the meaning set forth in Section 2.5(a) hereof.
          1.108. “Termination Date” shall the meaning set forth in Section 13.1 hereof.
          1.109. “UCC” shall mean the Uniform Commercial Code as in effect in the State of Illinois, and any successor statute, as in effect from time to time (except that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of Illinois on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as Administrative Agent may otherwise determine).
          1.110. “Value” shall mean, as determined by the Agents in good faith, with respect to Inventory, the lower of (a) Cost or (b) market value.
          1.111. “Voting Stock” shall mean with respect to any Person, (a) one (1) or more classes of Capital Stock of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (a) of this definition.
          1.112. “Wells Fargo” shall mean Wells Fargo Bank, National Association.
SECTION 2. CREDIT FACILITIES
          2.1. Revolving Loans.
          (a) Subject to and upon the terms and conditions contained herein, each Lender severally (and not jointly) agrees to fund its Pro Rata Share of Revolving Loans to Borrower from time to time in amounts requested by Borrower up to the amount equal to (i) during the Standard Advance Period, the lesser of (A) eighty percent (80%) of the Value of Eligible Inventory and Eligible Letter of Credit Inventory and (B) ninety percent (90%) of the Net Recovery Cost Percentage multiplied by the Cost of Eligible Inventory or Eligible Letter of Credit Inventory, as applicable, or (ii) during the Seasonal Advance Period, the lesser of (A) eighty-five percent (85%) of the Value of Eligible Inventory and Eligible Letter of Credit Inventory and (B) ninety percent (90%) of the Net Recovery Cost Percentage multiplied by the Cost of Eligible Inventory or Eligible Letter of Credit Inventory, as applicable, less, in each case in clauses (i) and (ii) above, the amount of any Availability Reserves.
          (b) The Agents may from time to time, and in each case upon not less than ten (10) days prior notice to Borrower, reduce the lending formula with respect to Eligible Inventory to the extent that the Agents determine that: (i) the number of days of the turnover of the Inventory for any period has changed in any material respect or (ii) the nature, quality or mix of the Inventory has deteriorated in any material respect. In determining whether to reduce the lending formula(s), the Agents may consider events, conditions, contingencies or risks which are also considered in determining Eligible Inventory or in establishing Availability Reserves. To the extent the Agents shall have established an Availability Reserve which is sufficient to address any event, condition or matter in a manner satisfactory to the Agents in good faith, the Agents shall not exercise its rights under this Section 2.1(b) to reduce the lending formulas, to address such event, condition or matter. The amount of any reduction in the lending formula by the Agents pursuant to this Section 2.1(b) shall have a reasonable relationship to the matter which is the basis for such a reduction.
          (c) Except in Administrative Agent’s discretion, with the consent of all Lenders, the aggregate amount of the Loans and the Letter of Credit Accommodations outstanding at any time shall not exceed the Maximum Credit. In the event that the outstanding amount of any component of the Loans, or the aggregate amount of the outstanding Loans and Letter of Credit Accommodations, exceed the amounts available under the lending formulas, sublimits for Letter of Credit Accommodations set forth in Section 2.2(d) or the Maximum Credit, as applicable, such event shall not limit, waive or otherwise affect any rights of Agents or Lenders in that circumstance or on any future occasions and Borrower shall, upon demand by Administrative Agent, which may be made at any time or from time to time, immediately repay to Administrative Agent the entire amount of any such excess(es) for which payment is demanded.
          2.2. Letter of Credit Accommodations.
          (a) Upon the request of the LC Issuer, Borrower shall execute and deliver to the LC Issuer a Master Letter of Credit Agreement. Borrower shall give notice to Administrative Agent and the LC Issuer of the proposed issuance of each Letter of Credit Accommodation on a Business Day which is at least three (3) Business Days (or such lesser number of days as Administrative Agent and the LC Issuer shall agree in any particular instance in their sole discretion) prior to the proposed date of issuance of such Letter of Credit Accommodation Each such notice shall be accompanied by an LC Application, duly executed by Borrower and in all respects satisfactory to Administrative Agent and the LC Issuer, together with such other documentation as Administrative Agent or the LC Issuer may request in support thereof, it being understood that each LC Application shall specify, among other things, the date on which the proposed Letter of Credit Accommodation is to be issued, the expiration date of such Letter of Credit Accommodation (which shall not be later than the Termination Date (unless such Letter of Credit Accommodation is cash collateralized pursuant to Section 10.2(b)) and whether such Letter of Credit Accommodation is to be transferable in whole or in part. Any Letter of Credit Accommodation outstanding after the Termination Date which is cash collateralized for the benefit of the LC Issuer shall be the sole responsibility of the LC Issuer. So long as the LC Issuer has not received written notice that the conditions precedent set forth in Section 4 with respect to the issuance of such Letter of Credit Accommodation have not been satisfied, and subject to the provisions of Section 2.2(h) hereof, the LC Issuer shall issue such Letter of Credit Accommodation and of any amendment thereto, extension thereof or event or circumstance changing the amount available for drawing thereunder. In the event of any inconsistency between the terms of the Master Letter of Credit Agreement, any application for a Letter of

Credit Accommodation and the terms of this Agreement, the terms of this Agreement shall control.
          (b) The LC Issuer hereby agrees, upon request of Administrative Agent or any Lender, to deliver to Administrative Agent or such Lender a list of all outstanding Letter of Credit Accommodations issued by the LC Issuer, together with such information related thereto as Administrative Agent or such Lender may reasonably request.
          (c) The LC Issuer shall notify Borrower and Administrative Agent whenever any demand for payment is made under any Letter of Credit Accommodation by the beneficiary thereunder; provided that the failure of the LC Issuer to so notify Borrower or Administrative Agent shall not affect the rights of the LC Issuer or the Lenders in any manner whatsoever. Borrower hereby unconditionally and irrevocably agrees to reimburse the LC Issuer for each payment or disbursement made by the LC Issuer under any Letter of Credit Accommodation honoring any demand for payment made by the beneficiary thereunder, in each case on the date that such payment or disbursement is made. If Borrower does not pay any reimbursement obligation when due, Borrower shall be deemed to have immediately requested that the Lenders make a Revolving Loan which is a Prime Rate Loan in a principal amount equal to such reimbursement obligations (such Revolving Loan shall be referred to herein as an “LC Reimbursement Loan”). Administrative Agent shall promptly notify such Lenders of such deemed request and, without the necessity of compliance with the requirements of Section 4, Section 6.5 or otherwise such Lender shall make available to Administrative Agent its Pro Rata Share of such Loan. The proceeds of such Loan shall be paid over by Administrative Agent to the LC Issuer for the account of Borrower in satisfaction of such reimbursement obligations.
          (d) Borrower’s reimbursement obligations hereunder shall be irrevocable and unconditional under all circumstances, including (i) any lack of validity or enforceability of any Letter of Credit Accommodation, this Agreement or any other Financing Agreement, (ii) the existence of any claim, set-off, defense or other right which Borrower may have at any time against a beneficiary named in a Letter of Credit Accommodation, any transferee of any Letter of Credit Accommodation (or any Person for whom any such transferee may be acting), Administrative Agent, the LC Issuer, any Lender or any other Person, whether in connection with any Letter of Credit Accommodation, this Agreement, any other Financing Agreement, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between Borrower and the beneficiary named in any Letter of Credit Accommodation), (iii) the validity, sufficiency or genuineness of any document which the LC Issuer has determined complies on its face with the terms of the applicable Letter of Credit Accommodation, even if such document should later prove to have been forged, fraudulent, invalid or insufficient in any respect or any statement therein shall have been untrue or inaccurate in any respect, or (iv) the surrender or impairment of any security for the performance or observance of any of the terms hereof. Without limiting the foregoing, no action or omission whatsoever by Administrative Agent or any Lender (excluding any Lender in its capacity as the LC Issuer) under or in connection with any Letter of Credit Accommodation or any related matters shall result in any liability of the Administrative Agent or any Lender to Borrower, or relieve Borrower of any of its obligations hereunder to any such Person.

          (e) Concurrently with the issuance of each Letter of Credit Accommodation, the LC Issuer shall be deemed to have sold and transferred to each Lender with a Commitment, and each such Lender shall be deemed irrevocably and unconditionally to have purchased and received from the Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Pro Rata Share, in such Letter of Credit Accommodation and Borrower’s reimbursement obligations with respect thereto. If the LC Issuer makes any payment or disbursement under any Letter of Credit Accommodation and (a) (x) Borrower has not reimbursed the LC Issuer in full for such payment or disbursement by 11:00 A.M. on the date of such payment or disbursement and (y) an LC Reimbursement Loan may not be made in accordance with Section 2.1 or (b) any reimbursement received by the LC Issuer from Borrower is or must be returned or rescinded upon or during any bankruptcy or reorganization of Borrower or otherwise, each other Lender shall be obligated to pay to Administrative Agent for the account of the LC Issuer, in full or partial payment of the purchase price of its participation in such Letter of Credit Accommodation, its Pro Rata Share of such payment or disbursement (but no such payment shall diminish the obligations of Borrower under Section 2.2 (c) and (d)), and, upon notice from the LC Issuer, Administrative Agent shall promptly notify each other Lender thereof. Each other Lender irrevocably and unconditionally agrees to so pay to Administrative Agent in immediately available funds for the LC Issuer’s account the amount of such other Lender’s Pro Rata Share of such payment or disbursement. If and to the extent any Lender shall not have made such amount available to Administrative Agent by 2:00 P.M. on the Business Day on which such Lender receives notice from Administrative Agent of such payment or disbursement (it being understood that any such notice received after 12:00 noon on any Business Day shall be deemed to have been received on the next following Business Day), such Lender agrees to pay interest on such amount to Administrative Agent for the LC Issuer’s account forthwith on demand, for each day from the date such amount was to have been delivered to Administrative Agent to the date such amount is paid, at a rate per annum equal to (a) for the first three days after demand, the Federal Funds Rate from time to time in effect and (b) thereafter, the Prime Rate from time to time in effect. Any Lender’s failure to make available to Administrative Agent its Pro Rata Share of any such payment or disbursement shall not relieve any other Lender of its obligation hereunder to make available to Administrative Agent such other Lender’s Pro Rata Share of such payment, but no Lender shall be responsible for the failure of any other Lender to make available to Administrative Agent such other Lender’s Pro Rata Share of any such payment or disbursement.
          (f) Except as otherwise provided in Sections 2.5 and 2.2(e), no Lender shall have an obligation to make any Loan, or to permit the continuation of or any conversion into any LIBO Rate Loan, and the LC Issuer shall not have any obligation to issue any Letter of Credit Accommodation, if a Default or Event of Default exists.
          (g) In addition to any charges, fees or expenses charged by any bank or LC Issuer in connection with the Letter of Credit Accommodations, Borrower shall pay to Administrative Agent, for the benefit of Lenders, a letter of credit fee at a rate equal to 2.00% per annum on the daily outstanding balance of the Letter of Credit Accommodations for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month, except that Borrower shall pay to Administrative Agent for the ratable benefit of Lenders, such letter of credit fee, at Administrative Agent’s option, without notice, at a rate equal to two percent (2%) per annum in excess of the rate otherwise provided in this Section 2.2(h) on such daily outstanding balance (i) without notice, at any time an Event of Default pursuant to any of Sections 10.1(f), 10.1(g) and/or 10.1(h) and/or (ii) upon the written request of Required Lenders, and otherwise without notice, for the period from and after the date of the occurrence of any Event of Default, other than an Event of Default described in the immediately preceding clause (i), and for so long as such Event of Default is continuing as determined by Administrative Agent. Such letter of credit fee shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of Borrower to pay such fee shall survive the termination of this Agreement.
          (h) No Letter of Credit Accommodations shall be available unless on the date of the proposed issuance of any Letter of Credit Accommodations, and after giving effect thereto,
(i) Excess Availability is at least $1.00;
(ii) no order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the LC Issuer from issuing such letter of credit, or no law applicable to the LC Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the LC Issuer shall prohibit, or request that the LC Issuer refrain from, the issuance of letters of credit generally or such letter of credit in particular or shall impose upon the LC Issuer with respect to such letter of credit any restriction, reserve or capital requirement (for which the LC Issuer is not otherwise compensated hereunder) not in effect on the date hereof, or shall impose upon the LC Issuer any unreimbursed loss, cost or expense which was not applicable on the date hereof and which the LC Issuer in good faith deems material to it;
(iii) the issuance of such letter of credit would violate one or more policies of the LC Issuer applicable to letters of credit generally; or
(iv) any Lender is at such time a Defaulting Lender or Deteriorating Lender hereunder, unless the Administrative Agent or LC Issuer has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the LC Issuer’s risk with respect to such Lender.
          (i) Except in Administrative Agent’s discretion, with the consent of all Lenders, the amount of all outstanding Letter of Credit Accommodations and all other commitments and obligations made or incurred by either Agent or any Lender in connection therewith shall not at any time exceed $10,000,000. At any time an Event of Default exists or has occurred and is continuing, upon Administrative Agent’s request, Borrower will either furnish cash collateral to secure the reimbursement obligations to the LC Issuer in connection with any Letter of Credit Accommodations or furnish cash collateral to Administrative Agent for the Letter of Credit Accommodations, and in either case, the Loans otherwise available to Borrower shall not be reduced as provided in Section to 2.2(i) the extent of such cash collateral.
          (j) Borrower shall indemnify and hold Agents and Lenders harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which either Agent or any Lender may suffer or incur in connection with any Letter of Credit Accommodations and any documents, drafts or acceptances relating thereto, including any losses, claims, damages, liabilities, costs and expenses due to any action taken by any LC Issuer or correspondent with respect to any Letter of Credit Accommodation. Borrower assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit Accommodation and for such purposes the drawer or beneficiary shall be deemed Borrower’s agent. Borrower assumes all risks for, and agrees to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit Accommodations or any documents, drafts or acceptances thereunder. Borrower hereby releases and holds Agents and Lenders harmless from and against any acts, waivers, errors, delays or omissions, whether caused by Borrower, by any LC Issuer or correspondent or otherwise with respect to or relating to any Letter of Credit Accommodation, except for the gross negligence or willful misconduct of either Agent or any Lender as determined pursuant to a final, non-appealable order of a court of competent jurisdiction. The provisions of this Section 2.2(k) shall survive the payment of Obligations and the termination of this Agreement.
          (k) Nothing contained herein shall be deemed or construed to grant Borrower any right or authority to pledge the credit of either Agent or any Lender in any manner. Agents and Lenders shall have no liability of any kind with respect to any Letter of Credit Accommodation provided by an LC Issuer other than either Agent or any Lender unless Administrative Agent has duly executed and delivered to such LC Issuer the application or a guarantee or indemnification in writing with respect to such Letter of Credit Accommodation. Borrower shall be bound by any interpretation made in good faith by Administrative Agent, or any other LC Issuer or correspondent under or in connection with any Letter of Credit Accommodation or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of Borrower. At any time an Event of Default exists or has occurred and is continuing, Administrative Agent shall have the sole and exclusive right and authority to, and Borrower shall not: (i) approve or resolve any questions of non-compliance of documents, (ii) give any instructions as to acceptance or rejection of any documents or goods, (iii) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, (iv) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, or (v) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral; provided, that, Borrower shall not, at any time prior to an Event of Default, take any of the actions specified in clauses (iv) and (v) above except after prior written notice to Administrative Agent and with the prior written consent of Administrative Agent, if Administrative Agent shall determine in good faith that any such action shall increase the risk of Agents or Lenders with respect to such Letter of Credit Accommodations. Administrative Agent may take such actions either in its own name or in Borrower’s name.
          (l) Any rights, remedies, duties or obligations granted or undertaken by Borrower to any LC Issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement in favor of any LC Issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been granted or undertaken by Borrower to Administrative Agent for the ratable benefit of Lenders. Any duties or obligations undertaken by

Administrative Agent to any LC Issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement by Administrative Agent in favor of any LC Issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been undertaken by Borrower to Administrative Agent for the ratable benefit of Lenders and to apply in all respects to Borrower.
          2.3. Availability Reserves.
     Without limiting any other rights and remedies of Agents or Lenders hereunder or under the other Financing Agreements, all Loans and Letter of Credit Accommodations otherwise available to Borrower shall be subject to the right of Agents from time to time, to establish and revise in good faith reserves reducing the amount of Loans and Letter of Credit Accommodations that would otherwise be available to Borrower (“Availability Reserves”): (a) to reflect events, conditions or contingencies that, as determined by the Agents in good faith, adversely affect or have a reasonable likelihood of adversely affecting either (i) the Collateral or any other property which is security for the Obligations, its value or the amount which may be realized by Collateral Agent from the sale or other disposition thereof, or (ii) the assets or financial condition of Borrower or any Obligor, or (iii) the security interests and other rights of Collateral Agent in the Collateral (including the enforceability, perfection and priority thereof), or (b) to reflect either Agent’s good faith belief that any collateral report or financial information furnished by or on behalf of Borrower or any Obligor to Agents is or may have been incomplete, inaccurate or misleading in any material respect, or (c) in respect of any state of facts which either Agent determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default, or (d) to reflect inventory shrinkage (as reflected on the most recent financial statements delivered pursuant to Section 9.6(a)(i)), or (e) to reflect the aggregate amount of deposits, if any, received by Borrower from its retail customers in respect of unfilled orders, or (f) to reflect amounts due or to become due in respect of sales, use and/or withholding taxes, provided, that, an Availability Reserve pursuant to this Section 2.3(f) will only be established if (i) Excess Availability (without giving effect to any reserve for such amounts) shall be less than $1,000,000, or (ii) an Event of Default or act, condition or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred and be continuing, or (g)(i) to reflect any rental payments, service charges or other amounts past due to lessors of real or personal property, and (ii) to reflect any rental payments, service charges or other amounts to become due to lessors of real or personal property, which Availability Reserve shall be calculated in accordance with clause (c) of the definition of Eligible Inventory (excluding from this clause (g)(ii) only, (A) lessors from whom a Landlord Agreement is not required to be delivered under the definition of Eligible Inventory or (B) lessors from whom a Landlord Agreement is required to be delivered under the definition of Eligible Inventory and who have executed and delivered Landlord Agreements) to the extent Inventory or Records are located in or on such property or such Records are needed to monitor or otherwise deal with the Collateral, or (h) to reflect net amounts owing by Borrower to Credit Card Issuers or Credit Card Processors in connection with the Credit Card Agreements, or (i) for Bank Product Reserves and Cash Management Reserves. To the extent the Agents may revise the lending formula set forth in Section 2.1 hereof or establish new criteria or revise existing criteria for Eligible Inventory so as to address any circumstance, condition, event or contingency in a manner satisfactory to the Agents, the Agents shall not establish an Availability Reserve for the same purpose (and, for clarity, any limitations on the Agents’ rights to revise the lending formula set forth in Section 2.1 hereof or to establish new criteria or revise existing criteria for Eligible Inventory, shall in no way limit the right of the Agents to establish or modify Availability Reserves). The amount of any Availability Reserve established by the Agents shall have a reasonable relationship to the event, condition or other matter which, is the basis for such reserve as determined by the Agents in good faith.
          2.4. Commitments.
          (a) The aggregate amount of each Lender’s Pro Rata Share of the Loans and Letter of Credit Accommodations shall not exceed the amount of such Lender’s Commitments, as the same may from time to time be amended in accordance with the provisions hereof.
          (b) Borrower may at any time upon at least five (5) days’ prior written notice to the Administrative Agent permanently reduce the Commitments hereunder; provided that (A) the Commitments may not be reduced to less than fifty percent (50%) of the Maximum Credit in effect immediately prior to such reduction, (B) any such reduction shall be in a minimum amount of $5,000,000 and integral multiples of $250,000 in excess of such amount, and (C) such reduction must be accompanied by payment of any funding breakage costs in accordance with Section 3.1(c).
          2.5. Swing Line Facility.
          (a) The Administrative Agent shall notify the Swing Line Lender upon the Administrative Agent’s receipt of any Notice of Borrowing (as defined in Section 6.5) that requests a Swing Line Loan. Subject to the terms and conditions hereof, upon the Borrower’s request for a Swing Line Loan as set forth in the applicable Notice of Borrowing, the Swing Line Lender may, in its sole discretion, make available from time to time until the Termination Date advances (each, a “Swing Line Loan”) in accordance with any such notice, notwithstanding that after making a requested Swing Line Loan, the sum of the Swing Line Lender’s Pro Rata Share of the Revolving Loans outstanding and all outstanding Swing Line Loans may exceed the Swing Line Lender’s Pro Rata Share of the Commitment. The provisions of this Section 2.5 shall not relieve Lenders of their obligations to make Revolving Loans under Section 2.1; provided that if the Swing Line Lender makes a Swing Line Loan pursuant to any such notice, such Swing Line Loan shall be in lieu of any Revolving Loan that otherwise may be made by the Lenders pursuant to such notice. The aggregate amount of Swing Line Loans outstanding shall not exceed at any time Swing Line Availability. Until the Termination Date, the Borrower may from time to time borrow, repay and reborrow under this Section 2.5; provided that the Swing Line Lender shall not be obligated to make any Swing Line Loan at any time when any Lender is at such time a Defaulting Lender or Deteriorating Lender hereunder, unless the Swing Line Lender has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the Swing Line Lender’s risk with respect to such Lender. Each Swing Line Loan shall be made pursuant to a Notice of Borrowing delivered by the Borrower to the Administrative Agent in accordance with Section 6.5(a). Any such notice must be given no later than 2:00 P.M. on the Business Day of the proposed Swing Line Loan. Unless the Swing Line Lender has received at least one Business Day’s prior written notice from the Required Lenders instructing it not to make a Swing Line Loan, the Swing Line Lender shall, notwithstanding the failure of any condition precedent set forth in Section 4.2, be entitled to fund that Swing Line Loan, and to have the Lenders make Revolving Loans in accordance with Section 2.5(c) or purchase participating interests therein in accordance with Section 2.5(d). Notwithstanding any other provision of this Agreement or the other Loan Documents, each Swing Line Loan shall constitute a Prime Rate Loan. The Borrower shall repay the aggregate outstanding principal amount of each Swing Line Loan upon demand therefore by the Administrative Agent.
          (b) The entire unpaid balance of each Swing Line Loan and all other noncontingent Obligations shall be immediately due and payable in full in immediately available funds on the Termination Date if not sooner paid in full.
          (c) The Swing Line Lender, at any time and from time to time no less frequently than once weekly, shall on behalf of the Borrower (and the Borrower hereby irrevocably authorizes the Swing Line Lender to so act on its behalf) request each Lender with a Commitment (including the Swing Line Lender) to make a Revolving Loan to the Borrower (which shall be a Prime Rate Loan) in an amount equal to that Lender’s Pro Rata Share of the principal amount of all Swing Line Loans (the “Refunded Swing Line Loan”) outstanding on the date such notice is given. Unless any of the events described in any of Sections 10.1(f), 10.1(g) or 10.1(h) has occurred (in which event the procedures of Section 2.5(d) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Loan are then satisfied, each Lender shall disburse directly to the Administrative Agent, its Pro Rata Share on behalf of the Swing Line Lender, prior to 2:00 P.M. in immediately available funds on the date that notice is given (provided that such notice is given by 12:00 noon on such date, which shall be a Business Day). The proceeds of those Revolving Loans shall be immediately paid to the Swing Line Lender and applied to repay the Refunded Swing Line Loan.
          (d) If, prior to refunding a Swing Line Loan with a Revolving Loan pursuant to Section 2.5(c), one of the events described in any of Sections 10.1(f), 10.1(g) or 10.1(h) has occurred, then, subject to the provisions of Section 2.5(e) below, each Lender shall, on the date such Revolving Loan was to have been made for the benefit of the Borrower, purchase from the Swing Line Lender an undivided participation interest in the Swing Line Loan in an amount equal to its Pro Rata Share of such Swing Line Loan. Upon request, each Lender shall promptly transfer to the Swing Line Lender, in immediately available funds, the amount of its participation interest.
          (e) Each Lender’s obligation to make Revolving Loans in accordance with Section 2.5(c) and to purchase participation interests in accordance with Section 2.5(d) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of any Default or Event of Default; (iii) any inability of the Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement at any time or (iv) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If and to the extent any Lender shall not have made such amount available to the Administrative Agent or the Swing Line Lender, as applicable, by 2:00 P.M. the amount required pursuant to Sections 2.5(c) or 2.5(d), as the case may be, on the Business Day on which such Lender receives notice from the Administrative Agent of such payment or disbursement (it being understood that any such notice received after noon on any Business Day shall be deemed to have been received on the next following Business Day), such Lender agrees to pay interest on such amount to the Administrative Agent for the Swing Line Lender’s account forthwith on demand, for each day from the date such amount was to have been delivered to the Administrative Agent to the date such amount is paid, at a rate per annum equal to (a) for the first three days after demand, the Federal Funds Rate from time to time in effect and (b) thereafter, the Prime Rate from time to time in effect.
SECTION 3. INTEREST AND FEES
          3.1. Interest.
          (a) Borrower shall pay to Administrative Agent, for the benefit of Lenders, interest on the outstanding principal amount of the Loans at the Interest Rate. All interest accruing hereunder on and after the date of any Event of Default or termination hereof shall be payable on demand.
          (b) Borrower may from time to time request that Prime Rate Loans be converted to LIBO Rate Loans or that any existing LIBO Rate Loans continue for an additional Interest Period. Borrower shall give written notice (each such written notice, a “Notice of Conversion/Continuation”) substantially in the form of Exhibit D or telephonic notice (followed immediately by a Notice of Conversion/Continuation) to the Administrative Agent of each proposed conversion or continuation not later than (i) in the case of conversion into Prime Rate Loans, 12:00 noon on the proposed date of such conversion and (ii) in the case of conversion into or continuation of LIBO Rate Loans, 12:00 noon at least three (3) Business Days prior to the proposed date of such conversion or continuation, specifying in each case: (A) the proposed date of conversion or continuation, (B) the aggregate amount of Loans to be converted or continued, (C) the type of Loans resulting from the proposed conversion or continuation, and (D) in the case of conversion into, or continuation of, LIBO Rate Loans, the duration of the requested Interest Period therefore. Subject to the terms and conditions contained herein, three (3) Business Days after receipt by Administrative Agent of such a request from Borrower, such Prime Rate Loans shall be converted to LIBO Rate Loans or such LIBO Rate Loans shall continue, as the case may be, provided, that, (i) no Default or Event of Default shall exist or have occurred and be continuing, (ii) no party hereto shall have sent any notice of termination of this Agreement, (iii) Borrower shall have complied with such customary procedures as are established by Administrative Agent and specified by Administrative Agent to Borrower from time to time for requests by Borrower for LIBO Rate Loans, (iv) no more than ten (10) Interest Periods may be in effect at any one time, (v) the aggregate amount of the LIBO Rate Loans must be in an amount not less than $2,000,000 or an integral multiple of $100,000 in excess thereof and (vi) Administrative Agent and each Lender shall have determined that the Interest Period or Adjusted LIBO Rate is available to Administrative Agent and such Lender and can be readily determined as of the date of the request for such LIBO Rate Loan by Borrower. Any request by Borrower to convert Prime Rate Loans to LIBO Rate Loans or to continue any existing LIBO Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, Agents and Lenders shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable LIBO Rate market to fund any LIBO Rate Loans, but the provisions hereof shall be deemed to apply as if Agents and Lenders had purchased such deposits to fund the LIBO Rate Loans. Administrative Agent will promptly notify each Lender of its receipt of a

Notice of Conversion/Continuation pursuant to this Section 3.1(b) or, if no timely notice is provided by the Borrower, of the details of any automatic conversion.
          (c) Any LIBO Rate Loans shall automatically convert to Prime Rate Loans upon the last day of the applicable Interest Period, unless Administrative Agent has received and approved a request to continue such LIBO Rate Loan at least three (3) Business Days prior to such last day in accordance with the terms hereof. Any LIBO Rate Loans shall, at Administrative Agent’s option, upon notice by Administrative Agent to Borrower, convert to Prime Rate Loans in the event that (i) a Default or an Event of Default shall exist, (ii) this Agreement shall terminate or not be renewed, or (iii) the aggregate principal amount of the Prime Rate Loans which have previously been converted to LIBO Rate Loans or existing LIBO Rate Loans continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceed either (A) the aggregate principal amount of the Loans then outstanding, or (B) the Loans then available to Borrower under Section 2 hereof. Borrower shall pay to Administrative Agent, for the benefit of Lenders, upon demand by Administrative Agent (or Administrative Agent may, at its option, charge any loan account of Borrower) any amounts required to compensate any Lender, the Administrative Agent or any Participant for any loss (other than the loss of anticipated profits), cost or expense reasonably incurred by such person, as a result of the conversion of LIBO Rate Loans to Prime Rate Loans pursuant to any of the foregoing.
          (d) Interest accruing in respect of Prime Rate Loans shall be payable by Borrower to Administrative Agent, for the benefit of Lenders, quarterly in arrears not later than the last day of each calendar quarter and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed. Interest accruing in respect of LIBO Rate Loans shall be payable on the last day of each applicable Interest Period, unless the Interest Period is greater than three (3) months, in which case interest shall be payable on the last day of each three (3) month interval commencing with the first day of such Interest Period. The interest rate on non-contingent Obligations (other than LIBO Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the first day of the month after any change in such Prime Rate is announced based on the Prime Rate in effect on the last day of the month in which any such change occurs. In no event shall charges constituting interest payable by Borrower to Agents and Lenders exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.
          3.2. Other Fees.
          (a) Borrower shall pay to Administrative Agent, for the account of Lenders, monthly as billed, an unused line fee at a rate equal to 0.25% per annum calculated upon the amount by which the Maximum Credit (or in the event that the Maximum Credit has changed during a measuring period, the average daily Maximum Credit during such period) exceeds the average daily principal balance of the outstanding Revolving Loans and Letter of Credit Accommodations during the immediately preceding calendar quarter (or part thereof), which fee shall be payable on the last day of each calendar quarter in arrears.

          (b) Borrower agrees to pay the Administrative Agent for the account of each Lender on the Closing Date a closing fee for each Lender of 0.20% of their respective Commitment plus, for PNC’s account, an additional one-time fee of 0.20% of the Commitment of PNC.
          (c) Borrower agrees to pay to Administrative Agent the other fees and amounts set forth in the Fee Letter in the amounts and at the times specified therein.
          3.3. Changes in Laws and Increased Costs of Loans.
          (a) Notwithstanding anything to the contrary contained herein, all LIBO Rate Loans of any Lender shall, upon notice by Administrative Agent to Borrower, convert to Prime Rate Loans in the event that (i) any change in applicable law or regulation (or the interpretation or administration thereof) shall either (A) make it unlawful for such Lender to make or maintain LIBO Rate Loans or to comply with the terms hereof in connection with the LIBO Rate Loans, or (B) shall result in the increase in the costs to such Lender of making or maintaining any LIBO Rate Loans by an amount deemed by Administrative Agent to be material, or (C) reduce the amounts received or receivable by such Lender in respect thereof, by an amount deemed by Administrative Agent to be material or (ii) the cost to such Lender of making or maintaining any LIBO Rate Loans shall otherwise increase by an amount deemed by Administrative Agent to be material. Borrower shall pay to Administrative Agent, for the ratable benefit of Lenders, upon demand by Administrative Agent (or Administrative Agent may, at its option, charge any loan account of Borrower) any amounts required to compensate any Lender for any loss (including loss of anticipated profits), cost or expense incurred by such person as a result of the foregoing, including, without limitation, any such loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such person to make or maintain the LIBO Rate Loans or any portion thereof. A certificate of Administrative Agent or the applicable Lender setting forth the basis for the determination of such amount necessary to compensate such Lender as aforesaid shall be delivered to Borrower and shall be presumptive evidence of such amount.
          (b) If any payments or prepayments in respect of the LIBO Rate Loans are received by either Agent or any Lender other than on the last day of the applicable Interest Period (whether pursuant to acceleration, upon maturity or otherwise), including any payments pursuant to the application of collections under Section 6.3 or any other payments made with the proceeds of Collateral, or if the Borrower fails to prepay, borrow, continue or convert any LIBO Rate Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower, Borrower shall pay to Administrative Agent, upon demand by Administrative Agent (or Administrative Agent may, at its option, charge any loan account of Borrower) any amounts required to compensate any Lender or any Participant for any additional loss (including loss of anticipated profits), cost or expense incurred by such person as a result of such prepayment or payment, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such person to make or maintain such LIBO Rate Loans or any portion thereof. A certificate of Administrative Agent or the applicable Lender setting forth the basis for the determination of such amount necessary to compensate such Lender shall be delivered to Borrower and shall be presumptive evidence of such amount.

          (c) If any Lender delivers notice pursuant to Sections 3.3(a) and 3.3(b) above in which such Lender asserts a claim for compensation which claim is not being asserted by the other Lenders, Borrower may require within 90 days of receiving such notice, at its expense, that such Lender assign, at par, without recourse (in accordance with Section 13.6(a) hereof) all of its interests, rights and obligations hereunder and under the other Financing Agreements (including all of its Commitments and the Loans at the time owing to it and any participations in Loans held by it) to an Eligible Transferee proposed by Borrower (a “Substitute Lender”), provided, that (i) no Event of Default shall exist at the time of such assignment, (ii) such assignment shall not conflict with or violate any law, rule or regulation or order of any court or other governmental authority, (iii) Borrower shall have received the written consent of Administrative Agent to such assignment (which consent shall not be unreasonably withheld or delayed) and (iv) Borrower shall have paid to the assigning Lender all monies accrued and owing hereunder to it (including pursuant to Sections 3.3(a) and 3.3(b) above.
          (d) Promptly after any Lender becomes aware of any circumstance that will, in its sole judgment, result in a request for increased compensation pursuant to Sections 3.3(a) and 3.3(b) above, such Lender shall notify the Borrower thereof. Each Lender will use reasonable efforts to designate a lending office (or a different lending office), so long as such designation is not adverse to such Lender in such Lender’s sole judgment, if such designation would avoid the need to, or reduce the amount which would be required to, compensate such Lender for any additional costs incurred or reductions suffered. Failure on the part of any Lender to so notify Borrower or to demand compensation for any increased costs in amounts received or receivable with respect to any period shall not constitute a waiver of such Lender’s right to demand compensation with respect to such period or any other period.
SECTION 4. CONDITIONS PRECEDENT
          4.1. Conditions Precedent to Initial Loans and Letter of Credit Accommodations.
     Each of the following is a condition precedent to Agents and Lenders making the initial Loans and providing the initial Letter of Credit Accommodations hereunder:
          (a) all requisite corporate action and proceedings in connection with this Agreement and the other Financing Agreements shall be satisfactory in form and substance to Administrative Agent, and Administrative Agent shall have received all information and copies of all documents, including records of requisite corporate action and proceedings which Administrative Agent may have requested in connection therewith, such documents where requested by Administrative Agent or its counsel to be certified by appropriate corporate officers or Governmental Authority (and including a copy of the certificate of incorporation of Borrower certified by the Secretary of State (or equivalent Governmental Authority) which shall set forth the same complete corporate name of Borrower as is set forth herein and such document as shall set forth the organizational identification number of Borrower, if one is issued in its jurisdiction of incorporation);
          (b) Agents shall have received evidence, in form and substance satisfactory to Agents, that the 2007 Loan Agreement has been terminated, that all amounts owing thereunder have been paid in full, that all liens under the Prior Loan Agreement have been released and that Collateral Agent has a valid perfected first priority security interest in all of the Collateral, subject only to the security interests and liens permitted herein;
          (c) Agents shall have received and reviewed lien and judgment search results for the jurisdiction of incorporation of Borrower, the jurisdiction of the chief executive office of Borrower, and with respect to Intellectual Property, from the United States Patent and Trademark Office and Copyright Office, which search results shall be in form and substance satisfactory to Agents;
          (d) Agents shall have received, in form and substance satisfactory to Agents, such opinion letters of counsel to Borrower with respect to the Financing Agreements and such other matters as Agents may reasonably request;
          (e) Administrative Agent shall have received evidence of payment by Borrower of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with all reasonable legal expenses and reasonable attorneys’ fees incurred by the Agents, plus such additional amounts as shall constitute the Agents’ reasonable estimate of reasonable legal expenses and reasonable attorneys’ fees incurred or to be incurred by the Agents through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between Borrower and the Agents);
          (f) Administrative Agent shall have received evidence of the existence of insurance required to be maintained pursuant to Section 9.5, together with evidence that the Collateral Agent is named as a lender’s loss payee under Borrower’s property insurance policy and each Agent has been named as an additional insured under Borrower’s liability insurance policy;
          (g) the other Financing Agreements and all instruments and documents hereunder and thereunder required by Administrative Agent shall have been duly executed and delivered to Administrative Agent, in form and substance satisfactory to Administrative Agent, including, without limitation, the agreements, instruments and documents set forth on the closing checklist attached as Exhibit E hereto.
          4.2. Conditions Precedent to All Loans and Letter of Credit Accommodations.
     Each of the following is an additional condition precedent to Agents and Lenders making Loans and/or providing Letter of Credit Accommodations to Borrower, including the initial Loans and Letter of Credit Accommodations and any future Loans and Letter of Credit Accommodations:
          (a) all representations and warranties contained herein and in the other Financing Agreements shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date);

          (b) no law, regulation, order, judgment or decree of any Governmental Authority shall exist, and no action, suit, investigation, litigation or proceeding shall be pending or threatened in any court or before any arbitrator or Governmental Authority, which (i) purports to enjoin, prohibit, restrain or otherwise affect (A) the making of the Loans or providing the Letter of Credit Accommodations, or (B) the consummation of the transactions contemplated pursuant to the terms hereof or the other Financing Agreements or (ii) has or could reasonably be expected to have a material adverse effect on the assets, business or prospects of Borrower or would impair the ability of Borrower to perform its obligations hereunder or under any of the other Financing Agreements or of either Agent or any Lender to enforce any Obligations or realize upon any of the Collateral; and
          (c) no Default or Event of Default shall exist or have occurred and be continuing on and as of the date of the making of such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto.
SECTION 5. GRANT AND PERFECTION OF SECURITY INTEREST
          5.1. Grant of Security Interest.
     To secure payment and performance of all Obligations, Borrower hereby grants to Collateral Agent, for itself and the ratable benefit of Lenders, a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Collateral Agent, for itself and the ratable benefit of Lenders, as security, all personal and real property and fixtures and interests in property and fixtures of Borrower, whether now owned or hereafter acquired or existing, and wherever located (together with all other collateral security for the Obligations at any time granted to or held or acquired by either Agent or any Lender, collectively, the “Collateral”), including:
          (a) all Accounts;
          (b) all general intangibles, including, without limitation, all Intellectual Property;
          (c) all goods, including, without limitation, Inventory and Equipment;
          (d) all chattel paper (including all tangible and electronic chattel paper);
          (e) all instruments (including all promissory notes);
          (f) all documents;
          (g) all deposit accounts;
          (h) all letters of credit, banker’s acceptances and similar instruments and including all letter-of-credit rights;
          (i) all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (iii) goods described in invoices, documents, credit card sales drafts, credit card sales slips or charge slips or receipts and other forms of store receipts, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including returned, repossessed and reclaimed goods, and (iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;
          (j) all (i) investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts) and (ii) monies, credit balances, deposits and other property of Borrower now or hereafter held or received by or in transit to either Agent, any Lender or their Affiliates or at any other depository or other institution from or for the account of Borrower, whether for safekeeping, pledge, custody, transmission, collection or otherwise;
          (k) all commercial tort claims, including, without limitation, those identified in the Information Certificate;
          (l) to the extent not otherwise described above, all Receivables;
          (m) all Records; and
          (n) all products and proceeds of the foregoing, in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral.
          5.2. Exception from Security Interest.
          (a) Notwithstanding anything to the contrary set forth in Section 5.1 above, the types or items of Collateral described in such Section shall not include any rights or interests in any contract, lease, permit, license, charter or license agreement covering real or personal property, as such, if under the terms of such contract, lease, permit, license, charter or license agreement, or applicable law with respect thereto, the valid grant of a security interest or lien therein to Collateral Agent is prohibited and such prohibition has not been or is not waived or the consent of the other party to such contract, lease, permit, license, charter or license agreement has not been or is not otherwise obtained or under applicable law such prohibition cannot be waived; provided, that, the foregoing exclusion shall in no way be construed (a) to apply if any such prohibition is unenforceable under the UCC or other applicable law or (b) so as to limit, impair or otherwise affect Collateral Agent’s unconditional continuing security interests in and liens upon any rights or interests of Borrower in or to monies due or to become due under any such contract, lease, permit, license, charter or license agreement (including any Accounts).
          (b) Notwithstanding anything to the contrary contained in Section 5.1 above, the Collateral shall not include the trademark “Studio Gear” to the extent such trademark is licensed to Studio Gear Cosmetics, Inc. pursuant to the License and Distribution Agreement, dated May, 1996, between Borrower and Studio Gear Cosmetics, Inc.

          (c) Notwithstanding anything to the contrary contained in Section 5.1 above, the types or items of Collateral described in such Section shall not include any Equipment which is, or at the time of Borrower’s acquisition thereof shall be, subject to a purchase money mortgage or other purchase money lien or security interest (including capitalized or finance leases) permitted under Section 9.8 hereof if: (a) the valid grant of a security interest or lien to Collateral Agent in such item of Equipment is prohibited by the terms of the agreement between Borrower and the holder of such purchase money mortgage or other purchase money lien or security interest or under applicable law and such prohibition has not been or is not waived, or the consent of the holder of the purchase money mortgage or other purchase money lien or security interest has not been or is not otherwise obtained, or under applicable law such prohibition cannot be waived and (b) the purchase money mortgage or other purchase money lien or security interest on such item of Equipment is or shall become valid and perfected.
          5.3. Perfection of Security Interest
          (a) Borrower irrevocably and unconditionally authorizes Collateral Agent (or its agent) to file at any time and from time to time such financing statements with respect to the Collateral naming Collateral Agent or its designee as the secured party and Borrower as debtor, as Collateral Agent may require, and including any other information with respect to Borrower or otherwise required by part 5 of Article 9 of the Uniform Commercial Code of such jurisdiction as Collateral Agent may determine, together with any amendment and continuations with respect thereto, which authorization shall apply to all financing statements filed on, prior to or after the date hereof. Borrower hereby ratifies and approves all financing statements naming Collateral Agent or its designee as secured party and Borrower as debtor with respect to the Collateral (and any amendments with respect to such financing statements) filed by or on behalf of Collateral Agent prior to the date hereof and ratifies and confirms the authorization of Collateral Agent to file such financing statements (and amendments, if any). Borrower hereby authorizes Collateral Agent to adopt on behalf of Borrower any symbol required for authenticating any electronic filing. In the event that the description of the collateral in any financing statement naming Collateral Agent or its designee as the secured party and Borrower as debtor includes assets and properties of Borrower that do not at any time constitute Collateral, whether hereunder, under any of the other Financing Agreements or otherwise, the filing of such financing statement shall nonetheless be deemed authorized by Borrower to the extent of the Collateral included in such description and it shall not render the financing statement ineffective as to any of the Collateral or otherwise affect the financing statement as it applies to any of the Collateral. In no event shall Borrower at any time file, or permit or cause to be filed, any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming Collateral Agent or its designee as secured party and Borrower as debtor.
          (b) Borrower does not have any chattel paper (whether tangible or electronic) or instruments as of the date hereof, except as set forth in the Information Certificate. In the event that Borrower shall be entitled to or shall receive any chattel paper or instrument after the date hereof, Borrower shall promptly notify the Agents thereof in writing. Promptly upon the receipt thereof by or on behalf of Borrower (including by any agent or representative), Borrower shall deliver, or cause to be delivered to Collateral Agent, all tangible chattel paper and instruments that Borrower or may at any time acquire, accompanied by such instruments of transfer or assignment duly executed in blank as Collateral Agent may from time to time specify, in each case except as the Agents may otherwise agree. At the Agents’ option, Borrower shall, or Collateral Agent may at any time on behalf of Borrower, cause the original of any such instrument or chattel paper to be conspicuously marked in a form and manner acceptable to the Agents with the following legend referring to chattel paper or instruments as applicable: “This [chattel paper][instrument] is subject to the security interest of Wells Fargo Retail Finance LLC, as Collateral Agent, and any sale, transfer, assignment or encumbrance of this [chattel paper][instrument] violates the rights of such secured party.”
          (c) In the event that Borrower shall at any time hold or acquire an interest in any electronic chattel paper or any “transferable record” (as such term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction), Borrower shall promptly notify the Agents thereof in writing. Promptly upon the Agents’ request, Borrower shall take, or cause to be taken, such actions as the Agents may reasonably request to give Collateral Agent control of such electronic chattel paper under Section 9-105 of the UCC and control of such transferable record under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction.
          (d) Borrower does not have any deposit accounts as of the date hereof, except as set forth on Schedule 6.3 to the Information Certificate. Within sixty (60) days after the Closing Date (or such longer period of time as to which the Required Lenders may agree in their sole discretion), Borrower shall have (x) executed and delivered to the Administrative Agent a Deposit Account Control Agreement with JPMorgan Chase Bank, N.A. with respect to the store concentration account and the credit card receipts accounts maintained with such bank, and (y) directed its credit card processors to deposit any and all payments and other amounts at any time owed by such credit card processors into such account with JPMorgan Chase Bank, N.A.. Within thirty (30) days after the occurrence and during the continuance of a Control Event, Borrower shall execute and deliver (i) Deposit Account Control Agreements with respect to the Blocked Accounts and (ii) Investment Property Control Agreement in respect of any investment accounts or securities accounts containing assets with a fair market value in excess of $500,000 in the aggregate, in each case as the Administrative Agent may reasonably require from time to time. In addition, Borrower shall not, directly or indirectly, after the date hereof open, establish or maintain any deposit account unless each of the following conditions is satisfied: (i) Collateral Agent shall have received not less than five (5) Business Days prior written notice of the intention of Borrower to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to the Agents the name of the account, the owner of the account, the name and address of the bank at which such account is to be opened or established, the individual at such bank with whom Borrower is dealing and the purpose of the account, (ii) the bank where such account is opened or maintained shall be acceptable to the Agents, and (iii) on or before the opening of such deposit account, Borrower shall as the Agents may specify either (A) if then required pursuant to the terms of this subsection (d) above, deliver to Collateral Agent a Deposit Account Control Agreement with respect to such deposit account duly authorized, executed and delivered by Borrower and the bank at which such deposit account is opened and maintained or (B) arrange for Collateral Agent to become the customer of the bank with respect to the deposit account on terms and conditions acceptable to the Agents. Notwithstanding anything to the contrary contained herein, the terms of this subsection (d) shall not apply to Store Bank Accounts or to deposit accounts specifically and exclusively used for payroll, taxes, other obligations to third parties or other employee wage and benefit payments to or for the benefit of Borrower’s salaried employees.
          (e) Borrower does not own or hold, directly or indirectly, beneficially or as record owner or both, any investment property, as of the date hereof, or have any investment account, securities account, commodity account or other similar account with any bank or other financial institution or other securities intermediary or commodity intermediary as of the date hereof, in each case except as set forth in the Information Certificate.
          (i) In the event that Borrower shall be entitled to or shall at any time after the date hereof hold or acquire any certificated securities, Borrower shall promptly endorse, assign and deliver the same to Collateral Agent, for itself and the ratable benefit of Lenders. accompanied by such instruments of transfer or assignment duly executed in blank as Collateral Agent may from time to time specify. If any securities, now or hereafter acquired by Borrower are uncertificated and are issued to Borrower or its nominee directly by the issuer thereof, Borrower shall immediately notify the Agents thereof and shall as the Agents may specify, either (A) cause the issuer to agree to comply with instructions from Collateral Agent as to such securities, without further consent of Borrower or such nominee, or (B) arrange for Collateral Agent, for itself and the ratable benefit of Lenders, to become the registered owner of the securities.
          (ii) Borrower shall not, directly or indirectly, after the date hereof open, establish or maintain any investment account, securities account, commodity account or any other similar account (other than a deposit account) with any securities intermediary or commodity intermediary unless each of the following conditions is satisfied: (A) the Agents shall have received not less than five (5) Business Days prior written notice of the intention of Borrower to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to the Agents the name of the account, the owner of the account, the name and address of the securities intermediary or commodity intermediary at which such account is to be opened or established, the individual at such intermediary with whom Borrower is dealing and the purpose of the account, (B) the securities intermediary or commodity intermediary (as the case may be) where such account is opened or maintained shall be acceptable to the Agents, and (C) to the extent required by Section 5.3(d), on or before the opening of such investment account, securities account or other similar account with a securities intermediary or commodity intermediary, Borrower shall as the Agents may specify either (1) execute and deliver, and cause to be executed and delivered to Collateral Agent, an Investment Property Control Agreement with respect thereto duly authorized, executed and delivered by Borrower and such securities intermediary or commodity intermediary or (2) arrange for Collateral Agent, for itself and for the ratable benefit of Lenders, to become the entitlement holder with respect to such investment property on terms and conditions acceptable to the Agents.

          (f) Borrower is not the beneficiary or otherwise entitled to any right to payment under any letter of credit, banker’s acceptance or similar instrument as of the date hereof, except as set forth in the Information Certificate. In the event that Borrower shall be entitled to or shall receive any right to payment under any letter of credit, banker’s acceptance or any similar instrument, whether as beneficiary thereof or otherwise after the date hereof, Borrower shall promptly notify the Agents thereof in writing. Borrower shall immediately, as the Agents may specify, either (i) deliver, or cause to be delivered to Collateral Agent, with respect to any such letter of credit, banker’s acceptance or similar instrument, the written agreement of the issuer and any other nominated person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance satisfactory to the Agents, consenting to the assignment of the proceeds of the letter of credit to Collateral Agent, for itself and for the ratable benefit of Lenders, by Borrower and agreeing to make all payments thereon directly to Collateral Agent, for itself and for the ratable benefit of Lenders, or as Collateral Agent may otherwise direct or (ii) cause Collateral Agent, for itself and for the ratable benefit of Lenders, to become, at Borrower’s expense, the transferee beneficiary of the letter of credit, banker’s acceptance or similar instrument (as the case may be).
          (g) Borrower has no commercial tort claims as of the date hereof, except as set forth in the Information Certificate. In the event that Borrower shall at any time after the date hereof assert any commercial tort claims in respect of which the expected net recovery exceeds $250,000, Borrower shall promptly notify the Agents thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such commercial tort claim and (ii) if requested by any Agent, include the express grant by Borrower to Collateral Agent, for itself and the ratable benefit of Lenders, of a security interest in such commercial tort claim (and the proceeds thereof). In the event that such notice does not include such grant of a security interest, the sending thereof by Borrower to the Agents shall be deemed to constitute such grant to Collateral Agent, for itself and for the ratable benefit of Lenders. Upon the sending of such notice, any commercial tort claim described therein shall constitute part of the Collateral and shall be deemed included therein. Without limiting the authorization of Collateral Agent provided in Section 5.3(a) hereof or otherwise arising by the execution by Borrower of this Agreement or any of the other Financing Agreements, Collateral Agent is hereby irrevocably authorized from time to time and at any time to file such financing statements naming Collateral Agent or its designee as secured party and Borrower as debtor, or any amendments to any financing statements, covering any such commercial tort claim as Collateral. In addition, Borrower shall promptly upon the Agents’ request, execute and deliver, or cause to be executed and delivered, to Collateral Agent such other agreements, documents and instruments as the Agents may require in connection with such commercial tort claim.
          (h) Borrower does not have any goods, documents of title or other Collateral in the custody, control or possession of a third party as of the date hereof, except as set forth in the Information Certificate and except for goods located in the United States in transit to a location of Borrower permitted herein in the ordinary course of business of Borrower in the possession of the carrier transporting such goods. In the event that any goods, documents of the title or other Collateral are at any time after the date hereof in the custody, control or possession of any other person not referred to in the Information Certificate or such carriers, Borrower shall promptly notify the Agents thereof in writing. Promptly upon the Agents’ request, Borrower shall deliver to Collateral Agent a Collateral Access Agreement duly authorized, executed and delivered by such person and Borrower.
          (i) Borrower shall take any other actions reasonably requested by the Agents from time to time to cause the attachment, perfection and first priority of, and the ability of Collateral Agent to enforce, the security interest of Collateral Agent in any and all of the Collateral located in the United States, Canada or Puerto Rico, including, without limitation, (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC or other applicable law, to the extent, if any, that Borrower’s signature thereon is required therefore, (ii) causing Collateral Agent’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of Collateral Agent to enforce, the security interest of Collateral Agent in such Collateral, (iii) complying with any provision of any statute, regulation or treaty of the United States, Canada or Puerto Rico as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Collateral Agent to enforce, the security interest of Collateral Agent in such Collateral, (iv) obtaining the consents and approvals of any Governmental Authority or third party, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, and taking all actions required by any earlier versions of the UCC or by other law, as applicable in any relevant jurisdiction.
SECTION 6. COLLECTION AND ADMINISTRATION
          6.1. Borrower’s Loan Account.
     Administrative Agent shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans, Letter of Credit Accommodations and other Obligations, (b) all payments made by or on behalf of Borrower and (c) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Administrative Agent’s customary practices as in effect from time to time. The Revolving Loans shall be evidenced by the loan accounts maintained by Administrative Agent; provided that if any Lender so requests, the Borrower will execute a promissory note in favor of such Lender further evidencing such Lender’s Commitment. Administrative Agent is authorized by all the parties hereto to make all revisions and modifications to Schedule I hereto at any time to reflect the then current Commitments of each Lender.
          6.2. Statements.
     Administrative Agent shall render to Borrower each month a statement setting forth the balance in the Borrower’s loan account(s) maintained by Administrative Agent for Borrower pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Administrative Agent but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrower and conclusively binding upon Borrower as an account stated except to the extent that Administrative Agent receives a written notice from Borrower of any specific exceptions of Borrower thereto within forty-five (45) days after the date such statement has been mailed by

Administrative Agent. Until such time as Administrative Agent shall have rendered to Borrower a written statement as provided above, the balance in Borrower’s loan account(s) shall be presumptive evidence of the amounts due and owing to Administrative Agent and Lenders by Borrower.
          6.3. Collection of Accounts.
          (a) Borrower shall establish and maintain, at its expense, deposit account arrangements and merchant payment arrangements with the banks set forth on Schedule 6.3 to the Information Certificate and after prior written notice to Administrative Agent, and subject to Section 5.3(d), such other banks as Borrower may hereafter select as are acceptable to Administrative Agent. The banks set forth on Schedule 6.3 to the Information Certificate constitute all of the banks with whom Borrower has deposit account arrangements and merchant payment arrangements as of the date hereof and such Schedule identifies each of the deposit accounts at such banks to a retail store location of Borrower or otherwise describes the nature of the use of such deposit account by Borrower.
          (i) Borrower shall deposit all proceeds from sales of Inventory in every form, including, without limitation, cash, checks, credit card sales drafts, credit card sales or charge slips or receipts and other forms of store receipts, from each retail store location of Borrower on each Business Day into the deposit accounts of Borrower used solely for such purpose and identified to each retail store location as set forth on Schedule 6.3 to the Information Certificate (together with any other deposit accounts at any time established or used by Borrower for receiving such store receipts from any retail store location, collectively, the “Store Bank Accounts”) or as otherwise provided in Section 6.3(a)(iii) below. Borrower shall irrevocably authorize and direct, and shall use its best efforts to cause, all available funds deposited into the Store Bank Accounts to be sent by wire transfer or by transfer using the automated clearinghouse network (“ACH transfer”) on a daily basis, and all other proceeds of Collateral to be sent by wire transfer or by ACH transfer, to the Blocked Account as provided in Section 6.3(a)(ii) below (except nominal amounts which are required to be maintained in such Store Bank Accounts under the terms of Borrower’s arrangements with the bank at which such Store Bank Accounts are maintained, not to exceed $10,000 for each individual store utilizing such Store Bank Account). Borrower shall irrevocably authorize and direct in writing, in form and substance satisfactory to Administrative Agent, each of the banks into which proceeds from sales of Inventory from each retail store location of Borrower are at any time deposited as provided above and all of the banks in which Borrower’s concentration accounts are maintained to send all available funds deposited in such account (other than the nominal amounts referred to above) by wire transfer or ACH transfer on a daily basis to the Blocked Account. Such authorization and direction shall not be rescinded, revoked or modified without the prior written consent of Administrative Agent. In the event any of such banks fails to send such funds to the Blocked Account as provided herein, Borrower shall pursue all of its rights and remedies as a result of such failure. Notwithstanding the foregoing, for those Store Bank Accounts that transfer funds daily by ACH transfer initiated by

Borrower’s store management notifying a third party processor, Borrower shall irrevocably authorize and direct in writing, in form and substance satisfactory to Administrative Agent, the third party processor that establishes the routing and executes the ACH transfer to send funds only to the Blocked Accounts and to agree to do so at any time upon Administrative Agent’s request and Administrative Agent shall receive an agreement from such third party processor confirming its agreement to do so. Such authorization and direction shall not be rescinded, revoked or modified without the prior written consent of Administrative Agent.
          (ii) Borrower shall establish and maintain, at its expense, one or more deposit accounts with such banks as are acceptable to Administrative Agent (the “Blocked Accounts”) into which Borrower shall promptly either cause all amounts on deposit in the Store Bank Accounts to be sent as provided in Section 6.3(a)(i) above or shall itself deposit or cause to be deposited all proceeds from sales of Inventory, all amounts payable to Borrower from Credit Card Issuers and Credit Card Processors and all other proceeds of Collateral. To the extent required by Section 5.3(d) hereof, the banks at which the Blocked Accounts are established shall enter into an agreement, in form and substance satisfactory to Administrative Agent, providing that all items received or deposited in the Blocked Accounts are the property of Borrower subject to the lien and security interest of Collateral Agent, for the benefit of Agents and Lenders, that the depository bank has no lien upon, or right of setoff against, the Blocked Accounts, the items received for deposit therein, or the funds from time to time on deposit therein and that upon notice (an “Activation Notice”) from either Agent at any time that an Event of Default has occurred and is continuing or that Excess Availability is less than thirty percent (30%) of the lesser of (1) the amount of the Loans available to Borrower as of such time based on the formula set forth in Section 2.1(a) hereof, subject to the sublimits and Availability Reserves from time to time established by Agents hereunder and (2) the Maximum Credit, the depository bank will wire, or otherwise transfer, immediately available funds, on a daily basis, all funds received or deposited into the Blocked Accounts to such bank account of Administrative Agent as Administrative Agent may from time to time designate for such purpose (“Payment Account”), which agreements, once entered into, shall remain in effect until this Agreement is terminated. Borrower agrees that all amounts deposited in such Blocked Accounts or in the Store Bank Accounts or other funds received and collected by either Agent, whether as proceeds of inventory or other Collateral or otherwise shall, to the extent that there are Obligations outstanding and an Activation Notice has been delivered, be the property of Collateral Agent, for the benefit of Agents and Lenders. Prior to the occurrence of an Event of Default, amounts in the Payment Account in excess of the Loan balance (including any required cash collateralization of Letter of Credit Accommodations) and other Obligations that are then due and not paid by the Borrower shall be promptly returned to a disbursement account designated by the Borrower. An Activation Notice, once furnished, shall remain in effect (i) so long as such Event of Default has not been cured or waived, and/or (ii) if the Activation Notice was furnished as a result of the Borrowers’ failure to achieve Excess Availability as required above, until Excess Availability has exceeded thirty percent (30%) of the lesser of (1) the amount of the Loans available to Borrower as of such time based on the formula set forth in Section 2.1(a) hereof, subject to the sublimits and Availability Reserves from time to time established by Agents hereunder and (2) the Maximum Credit for sixty (60) consecutive days, in which case the Agents will rescind the Activation Notice; provided that no such rescission shall be required to be furnished (even if an Event of Default is no longer continuing and/or Excess Availability exceeds the required amount for sixty (60) consecutive days) after an Activation Notice has been rescinded once in any twelve consecutive months. At any time that the Agents rescind the Activation Notice as provided above, the Blocked Accounts shall remain in effect and such termination shall in no way limit, waive or delay the obligation of the Borrower, or the right of the Agents, to again require all funds be transferred to the Payment Account upon the Borrower’s failure to achieve Excess Availability in the amounts required herein.
          (iii) To the extent Borrower may elect, at Borrower’s option, to use the Armored Car Companies to pick up and collect cash or other proceeds of sales of Inventory from a retail store location, Borrower shall deliver to the Armored Car Companies all proceeds from sales of Inventory and other Collateral from such retail store location of Borrower. Borrower shall irrevocably authorize and direct the Armored Car Companies in writing, consistent with past practices described to Administrative Agent, to remit all such proceeds at any time received by the Armored Car Companies only to the deposit account identified on Schedule 6.3 to the Information Certificate or other Store Bank Accounts for such purpose and thereafter to the Blocked Accounts. Such authorization and direction to the Armored Car Companies shall not be rescinded, revoked or modified without the prior written consent of Administrative Agent unless Borrower shall cease to do business with such Armored Car Company, provided that upon any such termination the Armored Car Company shall not be released from its obligation to make payments for amounts previously delivered to such Armored Car Company. As of the date hereof, the only Armored Car Companies used by Borrower are those identified in Schedule 6.3 to the Information Certificate. Borrower shall not use any other Armored Car Companies for any purpose unless the aforesaid arrangements are in place with such other Armored Car Company. Upon request of the Administrative Agent, Borrower will promptly either obtain and provide an agreement in writing from such other Armored Car Companies, in form and substance satisfactory to Administrative Agent, duly authorized, executed and delivered by such other Armored Car Company, or cease doing business with such Armored Car Company.
          (b) For purposes of calculating interest on the Obligations and the amount of Loans available to Borrower, payments or other funds received in the Payment Account shall be applied to the Obligations (conditional upon final collection) promptly and in accordance with its customary depository practice as such amounts become available.

          (c) Borrower and all of its subsidiaries, shareholders, directors, employees, agents or other Affiliates shall, acting as trustee for Collateral Agent, receive, as the property of Borrower subject to the lien and security interest of Collateral Agent, for the benefit of Agents and Lenders, any cash, checks, credit card sales drafts, credit card sales or charge slips or receipts, notes, drafts and all forms of store receipts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Store Bank Accounts (subject to the provisions of Section 6.3(a)(i)) or the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Administrative Agent. Borrower agrees to reimburse Administrative Agent on demand for any amounts owed or paid to any bank at which a Blocked Account is established or any other bank or person involved in the transfer of funds to or from the Blocked Accounts arising out of Administrative Agent’s payments to or indemnification of such bank or person. The obligation of Borrower to reimburse Administrative Agent for such amounts pursuant to this Section 6.3 shall survive the termination of this Agreement.
          6.4. Payments.
          (a) All Obligations shall be payable to the Payment Account as provided in Section 6.3 or such other place as Administrative Agent may designate from time to time. The Agents shall apply payments received or collected from Borrower or for the account of Borrower (including the monetary proceeds of collections or of realization upon any Collateral) as follows: first, to pay any fees, indemnities or expense reimbursements then due to any Agent, any Lender or their representatives from Borrower (other than in connection with any Hedging Agreements, Bank Products or Cash Management Services); second, to pay interest due in respect of any Loans and Special Agent Advances; third, to pay principal due in respect of the Swing Line Loans and Special Agent Advances; fourth, to pay principal due in respect of the Revolving Loans; fifth, to pay any other Obligations (other than in connection with any Hedging Agreements, Bank Products or Cash Management Services) then due and owing, in such order and manner as Administrative Agent determines; sixth, to pay any Obligations then due and owing relating to Cash Management Services (including fees, indemnities, expenses and other amounts arising from any Cash Management Services), seventh, to pay any Obligations then due and owing relating to Hedging Agreements and Bank Products (including fees, indemnities, expenses and other amounts arising from any Hedging Agreements or Bank Products) on a pro rata basis and eighth, to the extent of any balance remaining, such balance shall be delivered to Borrower or as a court of competent jurisdiction may direct. Notwithstanding anything to the contrary contained in this Agreement, (i) unless so directed by Borrower, or unless a Default or an Event of Default shall exist or have occurred and be continuing, no Agent shall apply any payments which it receives to any LIBO Rate Loans, except on the expiration date of the Interest Period applicable to any such LIBO Rate Loans and (ii) to the extent Borrower uses any proceeds of the Loans or Letter of Credit Accommodations to acquire rights in or the use of any Collateral or to repay any Indebtedness used to acquire rights in or the use of any Collateral, payments in respect of the obligations shall be deemed applied first to the Obligations arising from Loans and Letter of Credit Accommodations that were not used for such purposes and second to the Obligations arising from Loans and Letter of Credit Accommodations the proceeds of which were used to acquire rights in or the use of any Collateral in the chronological order in which Borrower acquired such rights or use. Each payment on any of the Loans to or for the account of one or more Lenders entitled to such payments pursuant to this Section 6.4(a) shall be allocated among such Lenders based on their respective Pro Rata Shares of such Loans.
          (b) At Administrative Agent’s option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of Borrower. Borrower shall make all payments to Agents and Lenders on the Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, any Agent or any Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by such Agent or such Lender. Borrower shall be liable to pay to each Agent, and does hereby indemnify and hold Agents and Lenders harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.4 shall remain effective notwithstanding any contrary action which may be taken by any Agent or any Lender in reliance upon such payment or proceeds. This Section 6.4 shall survive the payment of the Obligations and the termination of this Agreement.
          (c) If any payment of principal or interest with respect to any of the Loans, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a LIBO Rate Loan, such immediately following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.
          6.5. Authorization to Make Loans.
     Agents and Lenders are authorized to make the Loans upon the receipt by Administrative Agent of a written notice (each such written notice, a “Notice of Borrowing”) substantially in the form attached hereto as Exhibit F or telephonic notice (followed immediately by a Notice of Borrowing) of each proposed borrowing not later than (a) in the case of a Prime Rate borrowing, 12:00 noon on the proposed date of such borrowing, and (b) in the case of a LIBO Rate borrowing, 12:00 noon at least three (3) Business Days prior to the proposed date of such borrowing. Each such notice shall be effective upon receipt by the Administrative Agent, shall be irrevocable, and shall specify the date, amount and type of borrowing and, in the case of a LIBO Rate borrowing, the initial Interest Period therefore. Promptly upon receipt of such notice, the Administrative Agent shall advise each Lender thereof. Not later than 3:00 P.M. on the date of a proposed borrowing, each Lender shall provide the Administrative Agent at the office specified by the Administrative Agent with immediately available funds covering such Lender’s Pro Rata Share of such borrowing and, so long as the Administrative Agent has not received written notice that the conditions precedent set forth in Section 4 with respect to such borrowing have not been satisfied, the Administrative Agent shall pay over the funds received by the Administrative Agent to Borrower on the requested borrowing date. Each borrowing shall be on a Business Day. Each LIBO Rate borrowing shall be in an aggregate amount of at least $2,000,000 and an integral multiple of at least $100,000. All Loans and Letter of Credit

Accommodations under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, Borrower when deposited to the credit of Borrower or otherwise disbursed or established in accordance with the instructions of Borrower or in accordance with the terms and conditions of this Agreement.
          6.6. Use of Proceeds.
     All Loans made or Letter of Credit Accommodations provided to Borrower pursuant to the provisions hereof shall be used by Borrower only to refinance the Indebtedness under the Prior Loan Agreements, for general operating, working capital and other proper corporate purposes of Borrower not otherwise prohibited by the terms hereof, including without limitation the payment of all costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Financing Agreements. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.
          6.7. Pro Rata Treatment.
     Except to the extent otherwise provided in this Agreement: (a) the making and conversion of Loans shall be made among the Lenders based on their respective Pro Rata Shares as to the Loans and (b) each payment on account of any Obligations to or for the account of one or more of Lenders in respect of any Obligations due on a particular day shall be allocated among the Lenders entitled to such payments based on their respective Pro Rata Shares and shall be distributed accordingly.
          6.8. Sharing of Payments, Etc.
          (a) Borrower agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim either Agent or any Lender may otherwise have, each Lender shall be entitled, at its option (but subject, as among Agents and Lenders, to the provisions of Section 12.3(b) hereof), to offset balances held by it for the account of Borrower at any of its offices, in dollars or in any other currency, against any principal of or interest on any Loans owed to such Lender or any other amount payable to such Lender hereunder, that is not paid when due (regardless of whether such balances are then due to Borrower), in which case it shall promptly notify Borrower and Administrative Agent thereof; provided, that, such Lender’s failure to give such notice shall not affect the validity thereof.
          (b) If any Lender (including either Agent) shall obtain from Borrower or any Obligor payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any of the other Financing Agreements through the exercise of any right of setoff, banker’s lien or counterclaim or similar right or otherwise (other than from Administrative Agent as provided herein), and, as a result of such payment, such Lender shall have received more than its Pro Rata Share of the principal of the Loans or more than its share of such other amounts then due hereunder or thereunder by Borrower or any Obligor to such Lender than the percentage thereof received by any other Lender, it shall promptly pay to Administrative Agent, for the benefit of the applicable Lenders, the amount of such excess and simultaneously purchase from such other applicable Lenders a participation in the Loans or such other amounts, respectively, owing to such other Lenders (or such interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all Lenders of the same category of Loans shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) in accordance with their respective Pro Rata Shares or as otherwise agreed by the applicable Lenders. To such end all applicable Lenders shall make appropriate adjustments among themselves (by the resale of participation sold or otherwise) if such payment is rescinded or must otherwise be restored.
          (c) Borrower agrees that any Lender purchasing a participation (or direct interest) as provided in this Section may exercise, in a manner consistent with this Section, all rights of setoff, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.
          (d) Nothing contained herein shall require any Lender to exercise any right of setoff, banker’s lien, counterclaims or similar rights or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of Borrower or any Obligor. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, assign such rights to Administrative Agent for the benefit of Lenders and, in any event, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.
          6.9. Settlement Procedures.
          (a) The amount of each Lender’s Pro Rata Share of outstanding Revolving Loans shall be computed weekly (or more frequently in the Administrative Agent’s discretion) and shall be adjusted upward or downward based on all Revolving Loans and repayments of Revolving Loans received by the Administrative Agent as of 3:00 p.m. on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Administrative Agent.
          (b) The Administrative Agent shall deliver to each of the Lenders promptly after a Settlement Date a summary statement of the amount of outstanding Revolving Loans for the period and the amount of repayments received for the period. As reflected on the summary statement, (i) the Administrative Agent shall transfer to each Lender its Pro Rata Share of repayments, and (ii) each Lender shall transfer to the Administrative Agent (as provided below) or the Administrative Agent shall transfer to each Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Revolving Loans made by each Lender shall be equal to such Lender’s Pro Rata Share of all Revolving Loans outstanding as of such Settlement Date. If the summary statement requires transfers to be made to the Administrative Agent by the Lenders and is received prior to 11:00 a.m. on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if received after 11:00 a.m., then no later than 3:00 p.m. on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent. If and to the extent any Lender shall not have so made its transfer to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent, equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing, or similar fees customarily charged by the Administrative Agent in connection with the foregoing.
          (c) All payments under Section 3.3 shall be made by Borrower directly to the Lender entitled thereto without setoff, counterclaim or other defense.
SECTION 7. COLLATERAL REPORTING AND COLLATERAL COVENANTS
          7.1. Collateral Reporting.
     Borrower shall provide the Agents with the following documents in a form satisfactory to the Agents (a) on a monthly basis or more frequently as either Agent may reasonably request (i) a Borrowing Base Certificate in the form of Exhibit I hereto (or such other form as the Administrative Agent may require), (ii) inventory reports by category and location (with such details as to the mix of Inventory as either Agent may request), and (iii) agings of accounts payable; (b) upon reasonable request of either Agent (i) the stock status reports of Borrower, (ii) reports on sales and use tax payment and including monthly sales and use tax accruals, (iii) reports of amounts of consigned Inventory held by Borrower by category and consignor, (iv) reports of sales of Inventory indicating net sales, (v) reports of aggregate Inventory purchases (including all costs related thereto, such as freight, duty and taxes) and identifying items of Inventory in transit to Borrower related to the applicable documentary letter of credit and/or bill of lading number, (vi) reports of the Cost of the Inventory (net of markdowns), (vii) reports on the status of all payments to owners and lessors of the leased retail store locations of Borrower and other leased premises of Borrower, (viii) copies of customer statements and credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (ix) copies of shipping and delivery documents, (x) copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by Borrower, (xi) reports by retail store location of sales and operating profits for each such retail store location (xii) reports of sales for each category of Inventory and (xiii) the monthly statements received by Borrower from any Credit Card Issuers or Credit Card Processors, together with such additional information with respect thereto as shall be sufficient to enable the Agents to monitor the transactions pursuant to the Credit Card Agreements; and (c) such other reports as to the Collateral as the Agents shall reasonably request from time to time. If any of Borrower’s records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, Borrower hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to the Agents and to follow the instructions of the Agents with respect to further services at any time that an Event of Default exists or has occurred and is continuing.
          7.2. Accounts Covenants.

          (a) Borrower shall notify Administrative Agent promptly of the assertion of any material claims, offsets, defenses or counterclaims by any account debtor, Credit Card Issuer or Credit Card Processor or any material disputes with any of such persons or any settlement, adjustment or compromise thereof and (ii) all material adverse information relating to the financial condition of any account debtor, Credit Card Issuer or Credit Card Processor. No material credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor, Credit Card Issuer or Credit Card Processor except in the ordinary course of Borrower’s business in accordance with the current practices of Borrower as in effect on the date hereof. So long as no Event of Default exists or has occurred and is continuing, Borrower shall settle, adjust or compromise any claim offset, counterclaim or dispute with any account debtor, Credit Card Issuer, Credit Card Processor. At any time that an Event of Default exists or has occurred and is continuing, Administrative Agent shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors, Credit Card Issuers or Credit Card Processors or grant any credits, discounts or allowances.
          (b) Borrower shall notify Administrative Agent promptly of (i) any notice of a material default by Borrower under any of the Credit Card Agreements or of any default which might result in the Credit Card Issuer or Credit Card Processor ceasing to make payments or suspending payments to Borrower, (ii) any notice from any Credit Card Issuer or Credit Card Processor that such person is ceasing or suspending, or will cease or suspend, any present or future payments due or to become due to Borrower from such person, or that such person is terminating or will terminate any of the Credit Card Agreements, and (iii) the failure of Borrower to comply with any material terms of the Credit Card Agreements or any terms thereof which might result in the Credit Card Issuer or Credit Card Processor ceasing or suspending payments to Borrower.
          (c) With respect to each Account: (i) the amounts shown on any invoice delivered to either Agent or schedule thereof delivered to either Agent shall be true and complete, (ii) no payments shall be made thereon except payments immediately delivered to Administrative Agent pursuant to the terms of this Agreement, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor except as reported, to the extent required hereunder, to Administrative Agent in accordance with this Agreement and except for credits, discounts, allowances or extensions made or given in the ordinary course of Borrower’s business in accordance with practices and policies previously disclosed to Administrative Agent, (iv) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto except as reported to Administrative Agent in accordance with the terms of this Agreement, (v) none of the transactions giving rise thereto will violate any applicable foreign, Federal, State or local laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.
          (d) The Agents may, at any time or times that an Event of Default exists or has occurred, (i) notify any or all account debtors, Credit Card Issuers and Credit Card Processors that the Accounts have been assigned to Collateral Agent and that Collateral Agent has a security interest therein and Collateral Agent may direct any or all account debtors, Credit Card Issuers and Credit Card Processors to make payments of Accounts directly to Collateral Agent, (ii)

extend the time of payment of, compromise, settle or adjust for cash, credit, return of or otherwise, and upon any terms or conditions, any and all Accounts or other obligations included in the Collateral and thereby discharge or release the account debtor or any other party or parties in any way liable for payment thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Accounts or such other obligations, but without any duty to do so, and Collateral Agent shall not be liable for its failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Collateral Agent may deem necessary or desirable for the protection of its interests. At any time that an Event of Default exists or has occurred and is continuing, at either Agent’s request, all invoices and statements sent to any account debtor, Credit Card Issuer or Credit Card Processor shall state that the Accounts due from such account debtor, Credit Card Issuer or Credit Card Processor and such other obligations have been assigned to Collateral Agent and are payable directly and only to Collateral Agent and Borrower shall deliver to Collateral Agent such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Collateral Agent may require.
          (e) Collateral Agent shall have the right at any time or times, in Collateral Agent’s name or in the name of a nominee of Collateral Agent, to verify the validity, amount or any other matter relating to any Account or other Collateral, by mail, telephone, facsimile transmission or otherwise.
          (f) Borrower shall deliver or cause to be delivered to Collateral Agent, with appropriate endorsement and assignment, with full recourse to Borrower, all chattel paper and instruments which Borrower now owns or may at any time acquire immediately upon Borrower’s receipt thereof, except as Collateral Agent may otherwise agree.
          7.3. Inventory Covenants.
     With respect to the Inventory: (a) Borrower shall at all times maintain inventory records reasonably satisfactory to Collateral Agent, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, Borrower’s cost therefor and daily withdrawals therefrom and additions thereto; (b) Borrower shall conduct a physical count of the Inventory either through periodic cycle counts or wall-to-wall counts so that all Inventory is covered by such counts at least once each year, but at any time or times as any Agent may request on or after an Event of Default, and promptly following such physical inventory (whether pursuant to periodic cycle counts or otherwise) shall, to the extent requested, supply Collateral Agent with a report in the form and with such specificity as may be reasonably satisfactory to Collateral Agent concerning such physical count; (c) Borrower shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Collateral Agent, except for sales of Inventory in the ordinary course of Borrower’s business and except to move Inventory directly from one location set forth or permitted herein to another such location or to return defective, returned or slow moving Inventory to the relevant distribution center or directly to the supplier for appropriate credit; (d) Borrower shall make all material payments required to be made under leases of premises at which Inventory is located when due, except as specifically reported to Collateral Agent pursuant to Section 7.1 above; (e) upon Collateral Agent’s request, Borrower shall, at its expense, no more than once in any twelve (12) month period, but at any time or times as Collateral Agent may reasonably request on or after an Event of Default, deliver or cause to be delivered to Collateral Agent written appraisals as to the Inventory in form, scope and methodology acceptable to Collateral Agent and by an appraiser acceptable to Collateral Agent, addressed to Collateral Agent and upon which Collateral Agent is expressly permitted to rely; (f) upon Collateral Agent’s request, Borrower shall, at its expense, conduct through RGIS Inventory Specialists, Inc. or another inventory counting service acceptable to Collateral Agent, a physical count of the Inventory in form, scope and methodology acceptable to Collateral Agent no more than once in any twelve (12) month period, but at any time or times as Collateral Agent may request on or after an Event of Default, the results of which shall be reported directly by such inventory counting service to Collateral Agent and Borrower shall promptly deliver confirmation in a form satisfactory to Collateral Agent that appropriate adjustments have been made to the inventory records of Borrower to reconcile the inventory count to Borrower’s inventory records; (g) Borrower shall produce, use, store and maintain the Inventory with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (h) Borrower assumes (as between Lender and Borrower) all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (i) Borrower shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate Borrower to repurchase such Inventory except for the right of return given to retail customers of Borrower in the ordinary course of the business of Borrower in accordance with the then current return policy of Borrower; (j) Borrower shall use its best efforts to keep the Inventory in good and marketable condition and to identify and make appropriate adjustments for Inventory that does not meet that requirement except that which is to be returned; and (k) Borrower shall not acquire or accept any Inventory on consignment or approval except to the extent such Inventory is reported to Collateral Agent in accordance with the terms hereof.
          7.4. Power of Attorney.
     Borrower hereby irrevocably designates and appoints each Agent (and all persons designated by either Agent) as Borrower’s true and lawful attorney-in-fact, and authorizes Collateral Agent, in Borrower’s or Collateral Agent’s name, to: (a) at any time an Event of Default exists or has occurred and is continuing (i) demand payment on Receivables or other Collateral, (ii) enforce payment of Receivables by legal proceedings or otherwise, (iii) exercise all of Borrower’s rights and remedies to collect any Receivable or other Collateral, (iv) sell or assign any Receivable upon such terms, for such amount and at such time or times as the Collateral Agent deems advisable, (v) settle, adjust, compromise, extend or renew an Account, (vi) discharge and release any Receivable, (vii) prepare, file and sign Borrower’s name on any proof of claim in bankruptcy or other similar document against an account debtor or other obligor in respect of any Receivables or other Collateral, (viii) notify the post office authorities to change the address for delivery of remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral to an address designated by Collateral Agent, and open and dispose of all mail addressed to Borrower and handle and store all mail relating to the Collateral; and (ix) do all acts and things which are necessary, in Collateral Agent’s determination, to fulfill Borrower’s obligations under this Agreement and the other Financing Agreements and (b) at any time to (i) take control in any manner of any item of payment in respect of Receivables or constituting Collateral or otherwise received in or for deposit in the Blocked Accounts or otherwise received by either Agent or any Lender, (ii) have access to any lockbox or postal box into which remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral are sent or received, (iii) endorse Borrower’s name upon any items of payment in respect of Receivables or constituting Collateral or otherwise received by either Agent or any Lender and deposit the same in Administrative Agent’s account for application to the Obligations, (iv) endorse Borrower’s name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Receivable or any goods pertaining thereto or any other Collateral, including any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents, (v) clear Inventory the purchase of which was financed with Letter of Credit Accommodations through U.S. Customs or foreign export control authorities in Borrower’s name, Collateral Agent’s name or the name of Collateral Agent’s designee, and to sign and deliver to customs officials powers of attorney in Borrower’s name for such purpose, and to complete in Borrower’s or Collateral Agent’s name, any order, sale or transaction, obtain the necessary documents in connection therewith and collect the proceeds thereof, (vi) sign Borrower’s name on any verification of Receivables and notices thereof to account debtors or any secondary obligors or other obligors in respect thereof. Borrower hereby releases each Agent and Lenders and their respective officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of such Agent’s or any Lender’s own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.
          7.5. Right to Cure.
     Administrative Agent may, at its option upon notice to Borrower (a) cure any default by Borrower under any material agreement with a third party that affects the Collateral, its value or the ability of Administrative Agent to collect, sell or otherwise dispose of the Collateral or the rights and remedies of Administrative Agent therein or the ability of Borrower to perform its obligations hereunder or under the other Financing Agreements, (b) pay or bond on appeal any judgment entered against Borrower, (c) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and (d) pay any amount, incur any expense or perform any act which, in Administrative Agent’s judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Agents and Lenders with respect thereto. Administrative Agent may add any amounts so expended to the Obligations and charge Borrower’s account therefor, such amounts to be repayable by Borrower on demand. Agents and Lenders shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of Borrower. Any payment made or other action taken by either Agent or any Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.
          7.6. Access to Premises.
     From time to time as reasonably requested by any Agent, at the cost and expense of Borrower, (a) each Agent or its designee shall have complete access to all of Borrower’s premises during normal business hours and after notice to Borrower, or at any time and without notice to Borrower if an Event of Default exists or has occurred and is continuing, for the purposes of conducting field examinations (which Collateral Agent may conduct not more than twice per year or at such greater frequency as Administrative Agent shall elect during the existence of a Default or Event of Default, provided, however, that as long as no Default or Event of Default has occurred and is continuing, Borrower shall not be obligated to reimburse or pay for more than $15,000 per annum (including out-of-pocket expenses) for such field examinations), inspecting, verifying and auditing the Collateral and all of Borrower’s books and records, including the Records, provided that the Administrative Agent may cause such additional examinations to be undertaken as it deems appropriate at the Lenders’ expense, and (b) Borrower shall promptly furnish to each Agent such copies of such books and records or extracts therefrom as any Agent may reasonably request, and (c) any Agent or any Agent’s designee may use during normal business hours such of Borrower’s personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Receivables and realization of other Collateral.
SECTION 8. REPRESENTATIONS AND WARRANTIES
     Borrower hereby represents and warrants to Agents and Lenders the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the making of Loans and providing Letter of Credit Accommodations to Borrower:
          8.1. Corporate Existence; Power and Authority.
     Borrower is a corporation duly organized and in good standing under the laws of its state of incorporation and is duly qualified as a foreign corporation and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, and in which the failure to so qualify would have a Material Adverse Effect. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder (a) are all within Borrower’s corporate powers, (b) have been duly authorized and (c) are not in contravention of law or the terms of Borrower’s certificate of incorporation, by-laws, or other organizational documentation, or any indenture, agreement or undertaking to which Borrower is a party or by which Borrower or its property are bound. This Agreement and the other Financing Agreements constitute legal, valid and binding obligations of Borrower enforceable in accordance with their respective terms. Borrower does not have any Subsidiaries except as set forth on the Information Certificate.
          8.2. Name; State of Organization; Chief Executive Office; Collateral Locations.
          (a) The exact legal name of Borrower is as set forth on the signature page of this Agreement and in the Information Certificate. Borrower has not, during the past five years, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except as set forth in the Information Certificate.

          (b) Borrower is an organization of the type and organized in the jurisdiction set forth in the Information Certificate. The Information Certificate accurately sets forth the organizational identification number of Borrower or accurately states that Borrower has none and accurately sets forth the federal employer identification number of Borrower.
          (c) The chief executive office and mailing address of Borrower and Borrower’s Records concerning Accounts are located only at the address identified as such in Schedule 8.2 to the Information Certificate and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in Schedule 8.2 to the Information Certificate, subject to the right of Borrower to establish new locations in accordance with Section 9.2 below. The Information Certificate correctly identifies any of such locations which are not owned by Borrower and sets forth the owners and/or operators thereof.
          8.3. Financial Statements; No Material Adverse Change.
     All financial statements relating to Borrower which have been or may hereafter be delivered by Borrower to Agents and Lenders have been prepared in accordance with GAAP (except as to any interim financial statements, to the extent such statements are subject to normal year-end adjustments and do not include any notes) and fairly present the financial condition and the results of operation of Borrower as at the dates and for the periods set forth therein. Except as disclosed in any interim financial statements furnished by Borrower to Administrative Agent prior to the date of this Agreement, there has been no material adverse change in the assets, liabilities, properties and condition, financial or otherwise, of Borrower, since the date of the most recent audited financial statements furnished by Borrower to Administrative Agent prior to the date of this Agreement.
          8.4. Priority of Liens; Title to Properties.
     The security interests and liens granted to Collateral Agent under this Agreement and the other Financing Agreements constitute valid and perfected first priority liens and security interests in and upon the Collateral which is located within the United States of America, Canada or Puerto Rico subject only to the liens indicated on Schedule 8.4 to the Information Certificate and the other liens permitted under Section 9.8 hereof. Borrower has good and marketable fee simple title to all of its other properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Collateral Agent and such others as are specifically listed on Schedule 8.4 to the Information Certificate or permitted under Section 9.8 hereof.
          8.5. Tax Returns.
     Borrower has filed, or caused to be filed, in a timely manner all (i) federal and state tax returns, reports and declarations which are required to be filed by Borrower and (ii) all other tax returns, reports and declarations which are required to be filed by Borrower, other than such tax returns, reports and declarations the failure of which to file could not reasonably be expected to have a Material Adverse Effect. All information in such tax returns, reports and declarations is complete and accurate in all material respects. Borrower has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it and has collected, deposited and remitted in accordance with all applicable laws all sales and/or use taxes applicable to the conduct of its business, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books and except for any taxes of less than $500,000 in the aggregate. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed. Borrower has collected and deposited in a separate bank account or remitted to the appropriate tax authority all sales and/or use taxes applicable to its business required to be collected and so deposited under the laws of the United States and each possession or territory thereof, and each State or political subdivision thereof, including any State in which Borrower owns any Inventory or owns or leases any other property.
          8.6. Litigation.
     Except as set forth in Schedule 8.6 to the Information Certificate, there is no present investigation by any Governmental Authority pending, or to the best of Borrower’s knowledge threatened, against or affecting Borrower, its assets or business and there is no action, suit, proceeding or claim by any Person pending, or to the best of Borrower’s knowledge threatened, against Borrower or its assets or goodwill, or against or affecting any transactions contemplated by this Agreement, which if adversely determined against Borrower could reasonably be expected to have a Material Adverse Effect.
          8.7. Compliance with Other Agreements and Applicable Laws.
          (a) Borrower is not in default in any respect under, or in violation in any respect of any of the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound, in each case where such default or violation has or would have a Material Adverse Effect. Borrower is in compliance in all respects with the requirements of all applicable laws, rules, regulations and orders of any governmental authority relating to its business, including, without limitation, those set forth in or promulgated pursuant to the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, ERISA, the Code, as amended, and the rules and regulations thereunder, the Environmental Laws, all Federal, State and local statutes, regulations, rules and orders relating to consumer credit (including, without limitation, as each has been amended, the Truth-in-Lending Act, the Fair Credit Billing Act, the Equal Credit Opportunity Act and the Fair Credit Reporting Act, and regulations, rules and orders promulgated thereunder), all Federal, State and local states, regulations, rules and orders pertaining to sales of consumer goods (including, without limitation, the Consumer Products Safety Act of 1972, as amended, and the Federal Trade Commission Act of 1914, as amended, and all regulations, rules and orders promulgated thereunder) in each case where the failure to comply would have a Material Adverse Effect.
          (b) Borrower has obtained all material permits, licenses, approvals, consents, certificates, orders or authorizations of any governmental agency required for the lawful conduct of its business (the “Permits”). Schedule 8.7 to the Information Certificate sets forth all of the Permits issued to or held by Borrower as of the date hereof by any Federal, State or local governmental agency and any applications pending by Borrower with such federal, state or local governmental agency. The Permits constitute all permits, licenses, approvals, consents, certificates, orders or authorizations necessary for Borrower to own and operate its business as presently conducted or proposed to be conducted where the failure to have such Permits would have a Material Adverse Effect. All of the Permits are valid and subsisting and in full force and effect. There are no actions, claims or proceedings pending or threatened that seek the revocation, cancellation, suspension or modification of any of the Permits.
          8.8. Environmental Compliance.
          (a) Except as set forth on Schedule 8.8 to the Information Certificate, Borrower has not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which violates any applicable Environmental Law and the operations of Borrower comply with all applicable Environmental Laws, in each case where such violation or failure to so comply would have a Material Adverse Effect.
          (b) Except as set forth on Schedule 8.8 to the Information Certificate, there is no investigation, proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person pending or to the best of Borrower’s knowledge threatened, with respect to any material non-compliance with or material violation of the requirements of any applicable Environmental Law by Borrower.
          (c) Except as set forth in Schedule 8.8 to the Information Certificate, Borrower does not have any liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials which would have a Material Adverse Effect.
          (d) Borrower has all licenses, certificates, approvals and other Permits required to be obtained or filed in connection with the operations of Borrower under any Environmental Law in each case where the failure to obtain or file the same would have a Material Adverse Effect and all such licenses, permits, certificates, approvals or similar authorizations are valid and in full force and effect where the failure to have any of such licenses, permits, certificates, approvals or similar authorization would have a Material Adverse Effect.
          8.9. Credit Card Agreements.
     Set forth in Schedule 8.9 to the Information Certificate is a correct and complete list, as of the date hereof, of (a) all of the Credit Card Agreements and all other agreements, documents and instruments existing as of the date hereof between or among Borrower, any of its affiliates, the Credit Card Issuers, the Credit Card Processors and any of, their affiliates; (b) the percentage of each sale payable to the Credit Card Issuer or Credit Card Processor under the terms of the Credit Card Agreements; (c) the amount of all reserves; or collateral maintained as of the date hereof by the Credit Card Issuer or Credit Card Processor, if any, (d) all other fees and charges payable by Borrower under or in connection with the Credit Card Agreements; and (e) the term of such Credit Card Agreements. The Credit Card Agreements constitute all of such agreements necessary for Borrower to operate its business as presently conducted with respect to credit cards and debit cards and no Accounts of Borrower arise from purchases by customers of Inventory with credit cards or debit cards, other than those which are issued by Credit Card Issuers with whom Borrower has entered into one of the Credit Card Agreements set forth on Schedule 8.9 to the Information Certificate or with whom Borrower has entered into a Credit Card Agreement in accordance with Section 9.13 hereof. Each of the Credit Card Agreements constitutes a legal, valid and binding obligation of Borrower and to the best of Borrower’s knowledge, the other parties thereto, enforceable in accordance with their respective terms and are in full force and effect. No default or event of default, or act, condition or event which after notice or passage of time or both, would constitute a default or an event of default under any of the Credit Card Agreements exists or has occurred and is continuing which would have a Material Adverse Effect, and Borrower and the other parties thereto have complied with all of the terms and conditions of the Credit Card Agreements to the extent necessary for Borrower to be entitled to receive all payments thereunder. Borrower has delivered, or caused to be delivered to Collateral Agent, true, correct and complete copies of all of the Credit Card Agreements.
          8.10. Employee Benefits.
          (a) Borrower has not engaged in any transaction in connection with which Borrower or any of its ERISA Affiliates could be subject to either a civil penalty assessed pursuant to ERISA or a tax imposed the Code, including any accumulated funding deficiency described in Section 8.10(c) hereof and any deficiency with respect to vested accrued benefits described in Section 8.10(d) hereof.
          (b) No liability to the Pension Benefit Guaranty Corporation has been or is expected by Borrower to be incurred with respect to any employee benefit plan of Borrower or any of its ERISA Affiliates. There has been no reportable event (within the meaning of ERISA) or any other event or condition with respect to any employee benefit plan of Borrower or any of its ERISA Affiliates which presents a risk of termination of any such plan by the Pension Benefit Guaranty Corporation.
          (c) Full payment has been made of all amounts which Borrower or any of its ERISA Affiliates is required under ERISA and the Code to have paid under the terms of each employee benefit plan as contributions to such plan as of the last day of the most recent fiscal year of such plan ended prior to the date hereof, and no accumulated funding deficiency (as defined in ERISA and the Code), whether or not waived, exists with respect to any employee pension benefit plan, including any penalty or tax described in Section 8.10(a) hereof and any deficiency with respect to vested accrued benefits described in Section 8.10(d) hereof.
          (d) The current value of all vested accrued benefits under all employee pension benefit plans maintained by Borrower that are subject to Title IV of ERISA does not exceed the current value of the assets of such plans allocable to such vested accrued benefits, including any penalty or tax described in Section 8.10(a) hereof and any accumulated funding deficiency described in Section 8.10(c) hereof. The terms “current value” and “accrued benefit” have the meanings specified in ERISA.

          (e) Neither Borrower nor any of its ERISA Affiliates is or has ever been obligated to contribute to any “multiemployer plan” (as such term is defined in ERISA) that is subject to Title I of ERISA.
          8.11. Bank Accounts.
     All of the deposit accounts, investment accounts or other accounts in the name of or used by Borrower maintained at any bank or other financial institution are set forth in Schedule 6.3 to the Information Certificate, subject to the right of Borrower to establish new accounts in accordance with Section 5.3(d) hereof and Store Bank Accounts (which may be established at any time, subject to the provisions of Section 6.3(a)(i)).
          8.12. Regulation U.
     Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.
          8.13. Investment Company Act.
     Neither Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” within the meaning of the Investment Company Act of 1940.
          8.14. OFAC.
     Neither Borrower nor, to the best knowledge of Borrower, any Affiliate of Borrower (a) is a Sanctioned Person, (b) does business in a Sanctioned Country in violation of the economic sanctions of the United States administered by OFAC or (c) does business in such country or with any such agency, organization or person, in violation of the economic sanctions of the United States administered by OFAC.
          8.15. Accuracy and Completeness of Information.
     All information furnished by or on behalf of Borrower in writing to any Agent or any Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including all information on the Information Certificate is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred which has had or could reasonably be expected to have a Material Adverse Effect, which has not been fully and accurately disclosed to Administrative Agent in writing.
          8.16. Survival of Warranties; Cumulative.
     All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Agents and Lenders on the date of each additional borrowing or other credit accommodation hereunder except to the extent that any such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and shall be conclusively presumed to have been relied on by Agents and Lenders regardless of any investigation made or information possessed by any Agent or any Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which Borrower shall now or hereafter give, or cause to be given, to any Agent or any Lender. In no event shall the corporate officers of Borrower have any personal liability to any Agent or any Lender if any of the representations and warranties of Borrower in this Section 8 are false or misleading, absent fraud.
          8.17. Exemption from Illinois Interest Act.
     Borrower represents and warrants that, for the purposes of 815 Illinois Compiled Statutes 205/4, the Loans and any Special Agent Advances constitute a business loan.
SECTION 9. AFFIRMATIVE AND NEGATIVE COVENANTS
          9.1. Maintenance of Existence.
          (a) Borrower shall at all times preserve, renew and keep in full, force and effect its corporate existence and rights and franchises with respect thereto and maintain in full force and effect all permits, licenses, trademarks, trade names, approvals, authorizations, leases and contracts necessary to carry on the business as presently or proposed to be conducted.
          (b) Borrower shall not change its name unless each of the following conditions is satisfied: (ii) Administrative Agent shall have received not less than thirty (30) days prior written notice from Borrower of such proposed change in its corporate name, which notice shall accurately set forth the new name; and (ii) Administrative Agent shall have received a copy of the amendment to the Certificate of Incorporation of Borrower providing for the name change certified by the Secretary of State of the jurisdiction of incorporation or organization of Borrower as soon as it is available.
          (c) Borrower shall not change its chief executive office or its mailing address or organizational identification number (or if it does not have one, shall not acquire one) unless Administrative Agent shall have received not less than thirty (30) days’ prior written notice from Borrower of such proposed change, which notice shall set forth such information with respect thereto as Administrative Agent may require and Administrative Agent shall have received such agreements as Administrative Agent may reasonably require in connection therewith. Borrower shall not change its type of organization, jurisdiction of organization or other legal structure.
          9.2. New Collateral Locations.
     Borrower may only open any new location within the United States of America, Canada or Puerto Rico provided Borrower has granted to Collateral Agent (i) a perfected security interest in the Collateral at such location and (ii) a Landlord Agreement in respect of such new location if required under the definition of Eligible Inventory. From time to time, upon request of the Collateral Agent, Borrower shall provide Collateral Agent with an accurate list showing any new locations or closed locations since the last such listing provided hereunder.

          9.3. Compliance with Laws, Regulations, Etc.
          (a) Borrower shall, and shall cause any Subsidiary to, at all times, comply in all material respects with all laws, rules, regulations, licenses, Permits, approvals and orders applicable to it and duly observe all requirements of any foreign, Federal, State or local Governmental Authority, including ERISA, the Code, the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, and all statutes, rules, regulations, orders, permits and stipulations relating to environmental pollution and employee health and safety, including all of the Environmental Laws in each case where the failure to so comply therewith or observe such requirements would have a Material Adverse Effect. Without limitation of the preceding provisions of this Section 9.3, Borrower shall (x) ensure that neither Borrower nor, to the best knowledge of Borrower, any Affiliate of Borrower (i) becomes a Sanctioned Person, (ii) does business in a Sanctioned Country in violation of the economic sanctions of the United States administered by OFAC or (iii) does business in such country or with any such agency, organization or person, in violation of the economic sanctions of the United States administered by OFAC, and (y) comply, and cause each of its Subsidiaries to comply, with all applicable Bank Secrecy Act and anti-money laundering laws and regulations.
          (b) Borrower shall give both oral and written notice to Administrative Agent within five (5) Business Days of Borrower’s receipt of any notice of, or Borrower’s otherwise obtaining knowledge of, (i) the occurrence of any event involving the release, spill or discharge, threatened or actual, of any Hazardous Material at any one of Borrower’s properties or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any material non-compliance with or material violation of any Environmental Law by Borrower or (B) the release, spill or discharge, threatened or actual, of any Hazardous Material or (C) the generation, use, storage, treatment, manufacture, handling, production or disposal of any Hazardous Materials or (D) any other environmental, health or safety matter which has or would have a Material Adverse Effect.
          (c) Without limiting the generality of the foregoing, whenever Administrative Agent reasonably determines that there is non-compliance, or any condition which requires any action by or on behalf of Borrower in order to avoid any material non-compliance, with any Environmental Law, Borrower shall, at Administrative Agent’s request and Borrower’s expense: (i) cause an independent environmental engineer acceptable to Administrative Agent to conduct such tests of the site where Borrower’s non-compliance or alleged non-compliance with such Environmental Laws has occurred as to such non-compliance and prepare and deliver to Administrative Agent a report as to such non-compliance setting forth the results of such tests, a proposed plan for responding to any material environmental problems described therein, and an estimate of the costs thereof and (ii) provide to Administrative Agent a supplemental report of such engineer whenever the scope of such non-compliance, or Borrower’s response thereto or the estimated costs thereof, shall change in any material respect.
          (d) Borrower shall indemnify and hold harmless Agents and Lenders and their respective directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including attorneys’ fees and legal expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of Borrower and the preparation and implementation of any closure, remedial or other required plans. All representations, warranties, covenants and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination of this Agreement.
          9.4. Payment of Taxes and Claims.
     Borrower shall, and shall cause any Subsidiary to, duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower or such Subsidiary, as the case may be, and with respect to which adequate reserves have been set aside on its books. Borrower shall be liable for any tax or penalties imposed on any Agent or any Lender as a result of the financing arrangements provided for herein and Borrower agrees to indemnify and hold Agents and Lenders harmless with respect to the foregoing, and to repay to Administrative Agent, for the benefit of Agents and Lenders, on demand the amount thereof, and until paid by Borrower such amount shall be added and deemed part of the Loans, provided, that, nothing contained herein shall be construed to require Borrower to pay any income or franchise taxes attributable to the income of Lenders from any amounts charged or paid hereunder to Lenders. The foregoing indemnity shall survive the payment of the Obligations and the termination of this Agreement.
          9.5. Insurance.
     Borrower shall, and shall cause any Subsidiary to, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Said policies of insurance shall be reasonably satisfactory to Administrative Agent as to form, amount and insurer. Borrower shall furnish certificates, policies or endorsements to Administrative Agent as Administrative Agent shall require as proof of such insurance, and, if Borrower fails to do so, Administrative Agent is authorized, but not required, to obtain after providing written notice thereof to Borrower such insurance with respect to the Collateral at the expense of Borrower. All policies shall provide for at least thirty (30) days prior written notice to Administrative Agent of any cancellation or reduction of coverage. Administrative Agent may act as attorney for Borrower in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling any such insurance which relates to the Collateral. Borrower shall cause Collateral Agent to be named as a loss payee and each Agent an additional insured (but without any liability for any premiums) under such insurance policies relating to the Collateral and Borrower shall obtain non-contributory lender’s loss payable endorsements to all such insurance policies in form and substance satisfactory to Administrative Agent. Such lender’s loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Collateral Agent as its interests may appear and further specify that Collateral Agent shall be paid regardless of any act or omission by Borrower or any of its Affiliates. Any insurance proceeds received by Collateral Agent at any time shall be applied to payment of the Obligations in the order and manner set forth in Section 6.4(a) hereof.

          9.6. Financial Statements and Other Information.
          (a) Borrower shall keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of Borrower and its Subsidiaries (if any) in accordance with GAAP and Borrower shall furnish or cause to be furnished to Administrative Agent: (i) within thirty-five days after the end of each fiscal month, monthly unaudited consolidated financial statements (including in each case balance sheets, statements of income and loss statements of cash flow and statements of shareholders’ equity), all in reasonable detail, fairly presenting the financial position and the results of the operations of borrower an its Subsidiaries, as of the end of and through such fiscal month and (ii) within ninety (90) days after the end fiscal year, audited consolidated financial statements and, if Borrower has any Subsidiaries, audited consolidating financial statements of Borrower and its Subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow and statements of shareholders’ equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrower and its Subsidiaries, as of the end of and for such fiscal year, together with the opinion of independent certified public accountants, which accountants shall be an independent accounting firm selected by Borrower and reasonably acceptable to Lender, that such financial statements have been prepared in accordance with GAAP, and present fairly the results of operations and financial condition of Borrower and its subsidiaries as of the end of and for the fiscal year then ended.
          (b) Borrower shall promptly notify Administrative Agent in writing of the details of (i) any material loss, damage, investigation, action, suit, proceeding or claim relating to the Collateral or any other property which is security for the Obligations or which has or would have a Material Adverse Effect and (ii) the occurrence of any Event of Default or act condition or event which, with the passage of time or giving of notice or both, would constitute an Event of Default.
          (c) Borrower shall promptly after the sending or filing thereof furnish or cause to be furnished to Administrative Agent copies of all reports which Borrower sends to its stockholders generally and copies of all reports and registration statements which Borrower files with the Securities and Exchange Commission, any national securities exchange or the National Association of Securities Dealers, Inc.
          (d) Borrower shall furnish or cause to be furnished to Administrative Agent such budgets, forecasts, projections and other information respecting the Collateral and the business of Borrower, as Administrative Agent may, from time to time, reasonably request. Administrative Agent is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrower to any court or other Governmental Authority or to any Lender or Participant or to any prospective Lender or prospective Participant. Borrower hereby irrevocably authorizes and directs all accountants or auditors to deliver to Administrative Agent, at Borrower’s expense, copies of the financial statements of Borrower and any reports or management letters prepared by such accountants or auditors on behalf of Borrower and to disclose to any Agent or any Lender such information as they may have regarding the business of Borrower. Any documents, schedules, invoices or other papers delivered to any Agent or any Lender may be destroyed or otherwise disposed of by such Agent or such Lender one (1) year after the same are delivered to such Agent or such Lender, except as otherwise designated by Borrower to such Agent or such Lender in writing.
          9.7. Sale of Assets, Consolidation, Merger, Dissolution, Etc.
     Borrower shall not, and shall not permit any Subsidiary to (and no Agent nor any Lender authorizes Borrower to), directly or indirectly,
          (a) merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it if such merger or consolidation results in a Change of Control;
          (b) sell, assign, lease, transfer, abandon or otherwise dispose of any Capital Stock or indebtedness to any other Person or any of its assets to any other Person, except for
          (i) sales of Inventory in the ordinary course of business,
          (ii) the disposition of worn-out or obsolete Equipment so long as (A) any proceeds are paid to Administrative Agent and (B) such sales do not involve Equipment having an aggregate fair market value in excess of $2,000,000 for all such Equipment disposed of in any fiscal year of Borrower;
          (iii) sales or other dispositions by Borrower of assets in connection with the closing or sale of a retail store location of Borrower in the ordinary course of Borrower’s business which consist of leasehold interests in the premises of such store, the Equipment and fixtures located at such premises and the books and records relating exclusively and directly to the operations of such store; provided, that, as to each and all such sales, (A) on the date of, and after giving effect to, any such sale, in any calendar year, Borrower shall not have closed or sold retail store locations accounting for more than seven and one-half (7 1/2%) percent of all sales of Borrower in the immediately preceding twelve (12) month period, (B) Administrative Agent shall have received not less than ten (10) Business Days prior written notice of such sale, which notice shall set forth in reasonable detail satisfactory to Administrative Agent, the parties to such sale or other disposition, the assets to be sold or otherwise disposed of, the purchase price and the manner of payment thereof and such other information with respect thereto as Administrative Agent may request, (C) as of the date of such sale or other disposition and after giving effect thereto, no Event of Default, or act, condition or event which with notice or passage of time would constitute an Event of Default, shall exist or have occurred, (D) such sale shall be on commercially reasonable prices and terms in a bona fide arms length transaction, and (E) any and all net proceeds payable or delivered to respect of such sale or other disposition shall be paid or delivered, or caused to be paid or delivered, to Administrative Agent in accordance with the terms of this Agreement either, at Administrative Agent’s option, for application to the Obligations in accordance with the terms hereof (except to the extent such proceeds reflect payment in respect of indebtedness secured by a properly perfected first priority security interest in the assets sold, in which case, such proceeds shall be applied to such indebtedness secured thereby) or to be held by Administrative Agent as cash collateral for the Obligations on terms and conditions acceptable to Administrative Agent;
          (iv) sales of Capital Stock of Borrower pursuant to a Qualified Public Offering; provided, that, (A) Borrower shall not (except as permitted by Section 9.11) pay or be required to pay any dividends or repurchase or redeem such stock or make any other payments in respect thereof on or prior to the end of the then current term of this Agreement and (B) the terms of such Capital Stock and the purchase and sale thereof shall otherwise be reasonably acceptable to Administrative Agent in all respects;
          (v) sales or other issuances of Capital Stock of Borrower to Borrower’s directors, officers, employees and/or consultants pursuant to the Borrower’s Restricted Stock Plan or any of Borrower’s other stock ownership arrangements established for the benefit of such directors, officers, employees and/or consultants;
          (vi) sales of Capital Stock to existing shareholders of the Borrower or pursuant to rights offerings to such existing shareholders; or
          (vii) any sale, release or other disposition of any interest of Borrower in the Studio Gear trademark or any other intellectual property rights with respect to that brand;
          (c) form or acquire any subsidiaries; or
          (d) agree to do any of the foregoing.
          9.8. Encumbrances.
     Borrower shall not, and shall not permit any Subsidiary to, create, incur, assume, suffer or permit to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including the Collateral, except: (a) the security interests and liens of Collateral Agent for itself and the benefit of Lenders; (b) liens securing the payment of taxes, either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower or such Subsidiary, as the case may be and with respect to which adequate reserves have been set aside on its books; (c) non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of Borrower’s or such Subsidiary’s business to the extent: (i) such liens secure Indebtedness which is not overdue or (ii) such liens secure Indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to Borrower or such Subsidiary, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books; (d) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of real property which do not interfere in any material respect with the use of such real property or ordinary conduct of the business of Borrower or such Subsidiary as presently conducted thereon or materially impair the value of the real property which may be subject thereto; (e) purchase money security interests in Equipment (including Capital Leases) and purchase money mortgages on real estate not to exceed $15,000,000 in the aggregate at any time outstanding so long as such interests and mortgages do not apply to any property of Borrower other than the Equipment or real estate so acquired, and the indebtedness secured thereby does not exceed the cost of the Equipment or real estate so acquired, and the indebtedness secured thereby does not exceed the cost of the Equipment or real estate so acquired, as the case may be; (f) liens or rights of setoffs or credit balances of Borrower with Credit Card Processors as a result of fees and chargebacks; (g) deposits of cash with the owner or lessor of retail store locations leased and operated by Borrower in the ordinary course of the business of Borrower to secure the performance by Borrower of its obligations under the terms of the lease for such premises; (h) liens on assets of Borrower to secure indebtedness of Borrower permitted under Section 9.9(d) below, provided, that, such liens shall be junior and subordinate to the liens of Collateral Agent on terms and conditions acceptable to Collateral Agent; (i) pledges and deposits of cash, Cash Equivalents or investment securities by Borrower to secure indebtedness of Borrower permitted under Section 9.9(g) hereof; provided, that, (i) the aggregate amount so pledged or deposited, together with the amount of all Letter of Credit Accommodations issued in connection with any Hedging Agreements, shall not in the aggregate exceed $2,500,000, (ii) as of each of the thirty (30) days immediately preceding the date of such pledge or deposit and after giving effect thereto, Excess Availability shall not be less than $4,000,000, (iii) such pledge or deposit (or the right to demand such pledge or deposit) shall be required by the other party to the Hedging Agreement as a condition to it entering into such contract with Borrower and Administrative Agent shall have received evidence thereof in form and substance satisfactory to Administrative Agent and (iv) as of the date of such pledge or deposit and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing; and (j) the security interests and liens set forth on Schedule 8.4 to the Information Certificate.
          9.9. Indebtedness.
     Borrower shall not, and shall not permit any Subsidiary to, incur, create, assume, become or be liable in any manner with respect to, suffer or permit to exist, any obligations or indebtedness, except:
          (a) the Obligations (excluding those described in Section 9.9(g) below);
          (b) trade obligations and normal accruals in the ordinary course of business not yet due and payable, or with respect to which Borrower is contesting in good faith the amount or validity thereof by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books;
          (c) purchase money indebtedness (including capital leases) to the extent not incurred or secured by liens (including capital leases) in violation of any other provision of this Agreement;

          (d) indebtedness of Borrower for borrowed money (other than indebtedness permitted under Section 9.9(c) above or Section 9.9(e) below) arising after the date hereof owing to any person in an aggregate amount not to exceed $20,000,000 at any time outstanding; provided, that, as to each and all of such indebtedness: (i) Administrative Agent shall have received not less than ten (10) Business Days prior written notice of the intention to incur such indebtedness, which notice shall set forth in reasonable detail satisfactory to Administrative Agent, the amount of such indebtedness, the person to whom such indebtedness will be owed, the interest rate, the schedule of repayments and maturity date with respect thereto and such other information with respect thereto as Administrative Agent may request, (ii) Administrative Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such indebtedness, as duly authorized, executed and delivered by the parties thereto, (iii) such indebtedness shall be incurred by Borrower at commercially reasonable rates and terms in a bona fide arms’ length transaction, (iv) if any of such indebtedness is to be secured by any assets of Borrower, then (A) all of the terms and conditions of such indebtedness and the person to whom such indebtedness is owed shall be reasonably acceptable to Administrative Agent, (B) the security interests and liens on the assets of Borrower in favor of such person to secure such indebtedness shall be junior and subordinate to the security interests and liens of Administrative Agent on such assets on terms and conditions reasonably acceptable to Administrative Agent, and (C) Administrative Agent shall have received, in form and substance satisfactory to Administrative Agent, an intercreditor agreement between Administrative Agent and such person, as acknowledged and agreed to by Borrower, duly authorized, executed and delivered by such person and Borrower, providing for, inter alia, the parties’ relative rights and priorities with respect to the assets of Borrower, (v) such indebtedness shall not at any time include terms and conditions which in any manner adversely affect Agents or Lenders or any rights of either Agent or Lenders as determined in good faith by Administrative Agent and confirmed by Administrative Agent to Borrower in writing or which are more restrictive or burdensome than the terms or conditions of any other indebtedness of Borrower as in effect on the date hereof (other than the Obligations), (vi) as of the date of incurring such indebtedness and after giving effect thereto, no Event of Default shall exist or have occurred, (vii) Borrower may only make regularly scheduled payments of principal and interest in respect of such indebtedness, (viii) Borrower shall not, directly or indirectly, (A) amend, modify, alter or change the terms of the agreements with respect to such indebtedness, except, that, Borrower may, after prior written notice to Administrative Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof or defer the timing of any payments in respect thereof, or to forgive or cancel a portion of such indebtedness (other than pursuant to payments thereof), or to release any liens or security interests in any assets of Borrower which secure such indebtedness (if any), or to reduce the rate or any fees in connection therewith, or to make any covenants contained therein less restrictive or burdensome as to Borrower or otherwise more favorable to Borrower (as determined in good faith by Administrative Agent), or (B) redeem, retire, defease, purchase or otherwise acquire such indebtedness, or set aside or other wise deposit or invest any sums for such purpose, and (ix) Borrower shall furnish to Administrative Agent all notices or demands in connection with such indebtedness either received by Borrower or on its behalf promptly after the receipt thereof, or sent by Borrower on its behalf, concurrently with the sending thereof, as the case may be;
          (e) indebtedness of Borrower for borrowed money after the date hereof (other than indebtedness permitted under Sections 9.9(c) and (d) above) arising after the date hereof;

provided, that, as to each and all of such indebtedness: (i) Administrative Agent shall have received not less than ten (10) Business Days prior written notice of the intention to incur such indebtedness, which notice shall set forth in reasonable detail satisfactory to Administrative Agent, the amount of such indebtedness, the person to whom such indebtedness will be owed, the interest rate, the schedule of repayments and maturity date with respect thereto and such other information with respect thereto as Administrative Agent may request (ii) Administrative Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such indebtedness, as duly authorized, executed and delivered by the parties thereto, (iii) such indebtedness shall be incurred by Borrower at commercially reasonable rates and terms in a bona fide arms’ length transaction, (iv) such indebtedness is and shall remain at all times unsecured, (v) such indebtedness is, and shall be, subject and subordinate in right of payment to the right of Administrative Agent to receive the prior indefeasible payment and satisfaction in full of all of the Obligations, and Borrower shall not make or be required to make payments in cash or other immediately available funds or other property (but may make payment of interest by issuing indebtedness on the same terms) at any time during the then current term of this Agreement, (vi) Administrative Agent shall have received, in form and substance satisfactory to Administrative Agent, a subordination agreement between Administrative Agent and such person, as acknowledged and agreed to by Borrower, duly authorized, executed and delivered by such person and Borrower, providing for, inter alia the terms of the subordination in right of payment of the indebtedness of Borrower to such person to the prior indefeasible payment and satisfaction in full of all of the Obligations, (vii) such indebtedness shall not at any time include terms and conditions which in any manner adversely affect Administrative Agent or any rights of Administrative Agent as determined in good faith by Administrative Agent and confirmed by Administrative Agent to Borrower in writing or which are more restrictive or burdensome than the terms or conditions of any other indebtedness of Borrower as in effect on the date hereof (other than the Obligations), (viii) as of the date of incurring such indebtedness and after giving effect thereto, no Event of Default shall exist or have occurred, (ix) Borrower shall not, directly or indirectly, (A) amend, modify, alter or change the terms of the agreements with respect to such indebtedness, except, that, Borrower may, after prior written notice to Administrative Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof or defer the timing of any payments in respect thereof, or to forgive or cancel a portion of such indebtedness (other than pursuant to Payments thereof), or to reduce the rate or any fees in connection therewith, or to make any covenants contained therein less restrictive or burdensome as to Borrower or otherwise more favorable to Borrower (as determined in good faith by Administrative Agent), or (B) redeem, retire, defease, purchase or otherwise acquire such indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (x) Borrower shall furnish to Administrative Agent all notices or demands in connection with such indebtedness either received by Borrower or on its behalf promptly after the receipt thereof, or sent by Borrower on its behalf, concurrently with the sending thereof, as the case may be;
          (f) obligations or indebtedness existing as of the date hereof set forth on Schedule 9.9 to the Information Certificate, provided, that, (i) Borrower may only make regularly scheduled payments of principal and interest in respect of such indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such indebtedness as in effect on the date hereof, (ii) Borrower shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof, except, that, Borrower may, after prior written notice to Administrative Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof or defer the timing of any payments in respect thereof, or to forgive or cancel a portion of such indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or to release any of the liens or security interests in any assets and properties of Borrower which secure such indebtedness, or to make any covenants contained therein less restrictive or burdensome as to Borrower or otherwise more favorable to Borrower (as determined in good faith by Administrative Agent), or (B) redeem, retire, defease, purchase or otherwise acquire such indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (iii) Borrower shall furnish to Administrative Agent all notices or demands in connection with such indebtedness either received by Borrower or on its behalf, promptly after the receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be; and
          (g) (A) contingent liabilities of Borrower pursuant to any Hedging Agreements entered into by Borrower; provided that the aggregate principal notional amount of indebtedness that may be subject to Hedging Agreements at any one time shall not exceed $100,000,000 at any time. Notwithstanding any provision herein to the contrary, no Affiliate of a Lender shall act as a counterparty to a Hedging Agreement unless and until such Affiliate shall have entered into a written agreement and acknowledgement in favor of Administrative Agent, in form and substance satisfactory to Administrative Agent, in which such Affiliate agrees to be bound by the terms of this Agreement, in the capacity as a counterparty to a Hedging Agreement, in the same manner as a Lender hereunder, in the capacity as a counterparty to a Hedging Agreement and (B) contingent liabilities of Borrower pursuant to any Other Hedging Agreements entered into by Borrower; provided that (i) Lenders shall have been given a reasonable opportunity to match the proposed terms of the Other Hedging Agreements prior to Borrower entering into the Other Hedging Agreements and (ii) the aggregate principal notional amount of indebtedness that may be subject to Other Hedging Agreements at any one time shall not exceed $25,000,000.
          9.10. Loans, Investments, Etc.
     Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, make, or suffer or permit to exist, any loans or advance money or property to any person, or any investment in (by capital contribution, dividend or otherwise) or purchase or repurchase the Capital Stock or indebtedness or all or a substantial part of the assets or property of any Person, or guarantee, assume, endorse or otherwise become responsible for (directly or indirectly) the indebtedness, performance, obligations or dividends of any Person, or agree to do any of the foregoing, except:
          (a) the endorsement of instruments for collection or deposit in the ordinary course of business;
          (b) investments in Cash Equivalents, provided, that, as to any of the foregoing, unless waived in writing by Administrative Agent, Borrower shall take such actions as are deemed necessary by Administrative Agent to perfect the security interest of Collateral Agent in such investments;

          (c) loans and advances by Borrower to employees of Borrower not to exceed the principal amount of $500,000 in the aggregate at any time outstanding for reasonable and necessary work-related travel or other ordinary business expenses to be incurred by employees in connection with their work for Borrower;
          (d) the existing loans, advances and guarantees by Borrower outstanding as of the date hereof as set forth on Schedule 9.10 to the Information Certificate; provided, that, as to such loans, advances and guarantees, (i) Borrower shall not directly or indirectly, (A) amend, modify, alter or change the term of such loans, advances or guarantees or any agreement, document or instrument related thereto, or (B) as to such guarantees, redeem, retire, defease, purchase or otherwise acquire such guarantee or set aside or otherwise deposit or invest any sums for such purpose and (ii) Borrower shall furnish to Administrative Agent all notices, demands or other materials in connection with such loans, advances or guarantees either received by Borrower or on its behalf, promptly after the receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be; and
          (e) loans by Borrower, to the extent they are permitted by applicable law, to officers or directors of Borrower not to exceed $15,000,000 in the aggregate at any time, provided, that, with respect to any such loan, (i) the officer or director shall have executed and delivered to the Borrower a promissory note in form and substance sufficient to evidence the loan, (ii) the loan shall be recorded on the books and records of Borrower in a manner satisfactory to Administrative Agent, (iii) the proceeds of the loan shall be used either to purchase common or preferred stock in the Borrower, or to finance the exercise of restricted stock options, together with the ordinary income tax attributable to such exercise (provided, that the aggregate outstanding amount of such loans used to finance tax liabilities shall at no time exceed $7,500,000), (iv) the stock so purchased shall be pledged by such officer or director to the Borrower as security for the loan, (v) the maturity date of the loan shall not be more than ten (10) years from the date the loan is made and (vi) the interest rate on the loan shall be sufficient under regulations promulgated by the Internal Revenue Service to prevent such loan from being treated as a below-market loan causing the attribution to such officer or director of income as a result of the loan transaction; and
          (f) other loans, advances and/or investments not to exceed $30,000,000 in the aggregate in any fiscal year of the Borrower as long as (i) no Event of Default has occurred and is continuing at the time of such loan, advance or investment, (ii) after giving pro forma effect to any such loans, advances and/or investments, the Excess Availability for the thirty (30) days prior, and the daily average projected Excess Availability as of the end of each of the immediately following twelve months, shall be not less than the greater of (1) $40,000,000, and (2) thirty percent (30%) of the lesser of (A) the amount of the Loans available to Borrower as of such time based on the formula set forth in Section 2.1(a) hereof, subject to the sublimits and Availability Reserves from time to time established by Agents hereunder and (B) the Maximum Credit, and (iii) any assets acquired in connection with any investment shall not be eligible to be included in the Borrowing Base until the Administrative Agent shall have had the opportunity to conduct such due diligence as the Administrative Agent may require, the results of the which shall be satisfactory to the Agents.

          9.11. Dividends and Redemptions. Borrower shall not, directly or indirectly, declare or pay any dividends on account of any shares of class of Capital Stock of Borrower now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration other than common stock or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing, except, that
          (a) Borrower may repurchase shares of Capital Stock of Borrower from any former employee of Borrower (or in connection with any severance arrangement with any employee) to the extent such Capital Stock was obtained by such employee pursuant to the exercise of a stock option or any other employee stock purchase arrangement granted in the ordinary course of the business of Borrower; provided, that, (i) no Default or Event of Default shall exist or have occurred at the time of or after giving effect to any such payments, (ii) the aggregate amount paid by Borrower (including any amount forgiven by Borrower with respect to any loan or advance made to any such employees under clause (e) of Section 9.10) to all such former employees of Borrower shall not in any twelve (12) month period exceed $25,000,000 less the amount of any payments which are made in such period under Section 9.11(c) below and which are not funded from a Qualified Public Offering, (iii) as of the date of any such payments, the daily average of the Excess Availability for the immediately preceding thirty (30) consecutive day period shall be not less than $7,500,000, and (iv) there shall be no limitation on the right of Borrower to make such purchases using net cash proceeds of a Qualified Public Offering; and
          (b) Borrower may declare and pay dividends in respect of the Capital Stock of Borrower constituting common stock, provided, that, each of the following conditions is satisfied: (i) no Default or Event of Default shall exist or have occurred at the time of or after giving effect to any such dividends, (ii) any dividends shall be out of funds legally available therefor, (iii) after giving pro forma effect to any such dividends, Excess Availability shall be not less than twenty percent (20%) of the lesser of (A) the amount of the Loans available to Borrower as of such time based on the formula set forth in Section 2.1(a) hereof, subject to the sublimits and Availability Reserves from time to time established by Agents hereunder and (B) the Maximum Credit, (iv) projected Excess Availability as of the end of each of the subsequent twelve month periods shall be not less than twenty percent (20%) of the lesser of (A) the amount of the Loans available to Borrower as of such time based on the formula set forth in Section 2.1(a) hereof, subject to the sublimits and Availability Reserves from time to time established by Agents hereunder, and (B) the Maximum Credit, and (v) Administrative Agent shall have received not less than ten (10) Business Days prior written notice of the intention of Borrower to pay such dividends specifying the amount of such dividends which Borrower intends to pay, together with projections of Excess Availability supported by a set of 12 month financial statements (including profit and loss, balance sheet and cash flow statements) prepared on a basis reasonably acceptable to the Administrative Agent and Lenders (not to be unreasonably withheld); and
          (c) Borrower may declare and pay any accrued and unpaid dividends, or redeem or retire any shares of Capital Stock of Borrower (in addition to any dividends permitted under

Section 9.11(a) and (b) above), provided, that, each of the following conditions is satisfied: (i) no Default or Event of Default shall exist or have occurred at the time of or after giving effect to any such payments, (ii) any such payments shall be out of funds legally available therefor, (iii) all such payments shall either (A) be made solely with the net cash proceeds received by Borrower from a Qualified Public Offering or (B) be limited to an amount in any twelve (12) month period of $25,000,000 less any amounts paid during such period under Section 9.11(a) above, provided that, as of the date of any payment under this Section 9.11(c)(iii)(B), (1) the daily average of the Excess Availability for the immediately preceding thirty (30) consecutive day period shall be not less than $7,500,000, and (iv) Administrative Agent shall have received not less than five (5) Business Days prior written notice of the intention of Borrower to make such payments specifying the amount of such payments which Borrower intends to make.
          (d) In connection with any stockholder rights agreement or rights plan adopted by Borrower’s Board of Directors (commonly referred to as a “poison pill”) Borrower may declare and pay a dividend in respect of the Capital Stock of Borrower, consisting, with respect to each share of such Capital Stock, solely of the right to purchase a specified fraction of a share of a newly created junior preferred stock, such specified fraction of a share of preferred stock to have equivalent voting and dividend rights as one whole share of common stock.
          9.12. Transactions with Affiliates.
     Borrower shall not directly or indirectly, (a) purchase, acquire or lease any property from or sell, transfer or lease any property to, any officer, employee, shareholder, director, agent or any other affiliate of Borrower, except in the ordinary course of and pursuant to the reasonable requirements of Borrower’s business and upon fair and reasonable terms no less favorable to Borrower than Borrower would obtain in a comparable arm’s length transaction with a person who is not an Affiliate or (b) make any payments of management, consulting or other fees for management or similar services, or of any Indebtedness owing to any officer, employee, shareholder, director or other person affiliated with Borrower except reasonable compensation to officers, employees and directors for services rendered to Borrower in the ordinary course of business.
          9.13. Credit Card Agreements.
     Borrower shall (a) observe and perform all material terms, covenants, conditions and provisions of the Credit Card Agreements to be observed and performed by it at the times set forth therein; (b) not do, permit, suffer or refrain from doing anything, as a result of which there could be a default under or breach of any of the terms of any of the Credit Card Agreements and (c) at all times maintain in full force and effect the Credit Card Agreements and not terminate, cancel, surrender, modify, amend, waive or release any of the Credit Card Agreements, or consent to or permit to occur any of the foregoing; except, that, Borrower may terminate or cancel any of the Credit Card Agreements in the ordinary course of the business of Borrower, provided, that, Borrower shall give each Agent not less than fifteen (15) days prior written notice of its intention to so terminate or cancel any of the Credit Card Agreements; (d) not enter into any new Credit Card Agreements with any new Credit Card Issuer unless (i) each Agent shall have received not less than thirty (30) days prior written notice of the intention of Borrower to enter into such agreement (together with such other information with respect thereto as any

Agent may reasonably request) and (ii) Borrower delivers, or causes to be delivered to Collateral Agent, a Credit Card Notification in favor of Collateral Agent, (e) give each Agent immediate written notice of any Credit Card Agreement entered into by Borrower after the date hereof, together with a true, correct and complete copy thereof and such other information with respect thereto as any Agent may reasonably request; and (f) furnish to each Agent, promptly upon the request of any Agent, such information and evidence as any Agent may reasonably request from time to time concerning the observance, performance and compliance by Borrower or the other party or parties thereto with the terms, covenants or provisions of the Credit Card Agreements.
          9.14. Adjusted Tangible Net Worth.
     Borrower shall, at all times have and maintain Adjusted Tangible Net Worth of not less than $200,000,000.
          9.15. Compliance with ERISA.
          (a) Borrower shall not with respect to any “employee benefit plans” maintained by Borrower or any of its ERISA Affiliates: (i) terminate any of such employee pension plans so as to incur any liability to the Pension Benefit Guaranty Corporation established pursuant to ERISA, (ii) allow or suffer to exist any prohibited transaction involving any of such employee benefit plans or any trust created them-under which would subject Borrower or such ERISA Affiliate to a tax or penalty or other liability on prohibited transactions imposed under the Code or ERISA, (iii) fail to pay to any such employee benefit plan any contribution which it is obligated to pay under ERISA, the Code or the term of such plan, (iv) allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such employee benefit plan, (v) allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such employee benefit plan that is a single employer plan, which termination could result in any liability to the Pension Benefit Guaranty Corporation or (ii) incur any withdrawal liability with respect to any multiemployer pension plan.
          (b) As used in this Section 9.15, the term “employee pension benefit plans,” “employee benefit plans”, “accumulated funding deficiency” and “reportable event” shall have the respective meanings assigned to them in ERISA, and the term “prohibited transaction” shall have the meaning assigned to it in the Code and ERISA.
          9.16. Costs and Expenses.
     Borrower shall pay to each Agent on demand all reasonable costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, Collateral Agent’s rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including, but not limited to: (a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b)

all reasonable appraisal fees and search fees; (c) costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with each Agent’s customary charges and fees with respect thereto; (d) charges, fees or expenses charged by any bank or LC Issuer in connection with the Letter of Credit Accommodations; (e) reasonable costs and expenses of preserving and protecting the Collateral; (f) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Collateral Agent, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against any Agent or any Lender arising out of the transactions contemplated hereby and thereby (including, without limitation, preparations for and consultations concerning any such matters); (g) all reasonable out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Collateral Agent during the course of periodic field examinations of the Collateral and Borrower’s operations, to the extent required under Section 7.6 hereof, and (h) the fees and disbursements of counsel (including legal assistants) to Agents and Lenders in connection with any of the foregoing.
          9.17. Further Assurances.
     At the request of any Agent at any time and from time to time, Borrower shall, at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Administrative Agent may at any time and from time to time request a certificate from an officer of Borrower representing that all conditions precedent to the making of Loans and providing Letter of Credit Accommodations contained herein are satisfied. In the event of such request by Administrative Agent, Agents and Lenders may, at Administrative Agent’s option, cease to make any further Loans or provide any further Letter of Credit Accommodations until Administrative Agent has received such certificate and, in addition, Administrative Agent has determined that such conditions are satisfied.
SECTION 10. EVENTS OF DEFAULT AND REMEDIES
          10.1. Events of Default.
     The occurrence or existence of any one or more of the following events is referred to herein individually as an “Event of Default”, and collectively as “Events of Default”:
          (a) (i) Borrower fails to pay any of the Obligations within three (3) Business Days after the same becomes due and payable or (ii) Borrower or any Obligor fails to perform any of the covenants contained in Sections 5.3(d), 9.1, 9.2, 9.3, 9.4, 9.6, 9.13, 9.14, 9.15 and 9.16 of this Agreement and such failure shall continue for ten (10) days; provided, that, such ten (10) day period shall not apply in the case of: (A) any failure to observe any such covenant which is not capable of being cured at all or within such ten (10) day period or which has been the subject of a prior failure within a six (6) month period (provided that if an Event of Default has occurred as a result of the Borrower’s failure to comply with the provisions of Section 9.14, then, except as provided in the subsequent proviso, to the extent that the Borrower receives a cash capital contribution in a sufficient amount to cure such Event of Default (to the extent such Event of Default may be cured by a cash capital contribution), which additional cash capital contribution shall be received within fifteen (15) days of the date upon which the Borrower has knowledge of the occurrence of such Event of Default, then upon timely satisfaction of the foregoing provisions in this proviso, such Event of Default shall be deemed cured or waived; provided further that if the right to so cure any Event of Default under Section 9.14 has been exercised on two occasions in any fiscal year or on six (6) occasions after the Closing Date, then no further cure of such failure hereunder may be made, or shall be required to be accepted by the Agents and the Lenders, during the remainder of such fiscal year or during the remaining term of this Agreement, as applicable); or (B) an intentional breach by Borrower or any Obligor of any such covenant, or (iii) Borrower fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements other than those described in Sections 10.1(a)(i) and 10.1(a)(ii) above;
          (b) any representation, warranty or statement of fact made by Borrower to any Agent or any Lender in this Agreement, the other Financing Agreements or any other agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;
          (c) any Obligor revokes, terminates or fails to perform any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of any Agent or any Lender;
          (d) any judgment for the payment of money is rendered against Borrower or any Obligor in excess of $5,000,000 in any one case or in excess of $10,000,000 in the aggregate and shall remain undischarged or unvacated for a period in excess of forty-five (45) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against Borrower or any Obligor or any of their assets;
          (e) any Obligor (being a natural person or a general partner of an Obligor which is a partnership) dies or Borrower or any Obligor, which is a partnership, limited liability company, limited liability partnership or a corporation, dissolves or suspends or discontinues doing business;
          (f) Borrower or any Obligor becomes insolvent (however defined or evidenced), makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors;
          (g) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against Borrower or any Obligor or all or any part of its properties and such petition or application is not dismissed within sixty (60) days after the date of its filing or Borrower or any Obligor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;
          (h) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by Borrower or any Obligor or for all or any part of its property; or
          (i) any default by Borrower or any Obligor under any agreement, document or instrument relating to any indebtedness for borrowed money owing to any person other than Agent and Lenders, or any capitalized lease obligations, contingent indebtedness in connection with any guarantee, letter of credit, indemnity or similar type of instrument in favor of any person other than Agents and Lenders, in any case in an amount in excess of $5,000,000, which default continues for more than the applicable cure period, if any, with respect thereto, or any default by Borrower or any Obligor under any material contract, lease, license or other obligation to any person other than Agents and Lenders, which default continues for more than the applicable cure period, if any, with respect thereto;
          (j) any Change of Control;
          (k) the indictment or threatened indictment of Borrower or any Obligor under any criminal statute. or commencement or threatened commencement of criminal or civil proceedings against Borrower or any Obligor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any of the property of Borrower or such Obligor; or
          (l) there shall be an event of default under any of the other Financing Agreements.
          10.2. Remedies.
          (a) At any time an Event of Default exists or has occurred and is continuing, Agents and Lenders shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the UCC and other applicable law, all of which rights and remedies may be exercised without notice to or consent by Borrower or any Obligor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Agents and Lenders hereunder, under any of the other Financing Agreements, the UCC or other applicable law, are cumulative, not exclusive, and enforceable, in Administrative Agent’s discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by Borrower or of this Agreement or any of the other Financing Agreements. Administrative Agent may, in accordance with the terms hereof, at any time or times, proceed directly against Borrower or any Obligor to collect the Obligations without prior recourse to any Obligor or any of the Collateral.
          (b) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Administrative Agent may, in its discretion, or upon the direction of

Required Lenders shall, and, without limitation, (i) accelerate the payment of all Obligations and demand immediate payment thereof to Administrative Agent for itself and for the ratable benefit of Lenders (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), all Obligations shall automatically become immediately due and payable), (ii) with or without judicial process or the aid or assistance of others, direct Collateral Agent to, and Collateral Agent shall, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (iii) require Borrower, at Borrower’s expense, to assemble and make available to Collateral Agent any part or all of the Collateral at any place and time designated by Collateral Agent, (iv) direct Collateral Agent to, and Collateral Agent shall, collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (v) direct Collateral Agent to, and Collateral Agent shall, remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (vi) direct Collateral Agent to, and Collateral Agent shall, sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker’s board, at any office of Collateral Agent or elsewhere) at such prices or terms as Collateral Agent may deem reasonable, for cash, upon credit or for future delivery, with the Collateral Agent having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of Borrower, which right or equity of redemption is hereby expressly waived and released by Borrower (vii) direct the Collateral Agent to conduct one or more going out of business sales, in the Collateral Agent’s own right or by one or more agents and contractors. The Collateral Agent and any such agent or contractor, in conjunction with any such sale, may augment the Inventory with other goods (all of which other goods shall remain the sole property of the Collateral Agent or such agent or contractor); any amounts realized from the sale of such goods which constitute augmentations to the Inventory (net of an allocable share of the costs and expenses incurred in their disposition) shall be the sole property of the Collateral Agent or such agent or contractor and neither the Borrower nor any Person claiming under or in right of any Borrower shall have any interest therein; and/or (vii) terminate this Agreement. If any of the Collateral is sold or leased by Collateral Agent upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Collateral Agent. If notice of disposition of Collateral is required by law, ten (10) days prior notice by Collateral Agent to Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Borrower waives any other notice. In the event any Agent institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, Borrower waives the posting of any bond which might otherwise be required. At any time an Event of Default exists or has occurred and is continuing, upon Administrative Agent’s request, Borrower will either, as Administrative Agent shall specify, furnish cash collateral to the LC Issuer to be used to secure and fund Ag ent’s reimbursement obligations to the LC Issuer in connection with any Letter of Credit Accommodations or furnish cash collateral to Administrative Agent for the Letter of Credit Accommodations. Such cash collateral shall be in the amount equal to one hundred ten (110%) percent of the amount of the Letter of Credit Accommodations plus the amount of any fees and expenses payable in connection therewith through the end of the expiration of such Letter of Credit Accommodations.

          (c) To the extent that applicable law imposes duties on any Agent or any Lender to exercise remedies in a commercially reasonable manner (which duties cannot be waived under such law), Borrower acknowledges and agrees that it is not commercially unreasonable for Agents and Lenders (i) to fail to incur expenses reasonably deemed significant by any Agent or any Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain consents of any Governmental Authority or other third party for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors, secondary obligors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (iv) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other persons, whether or not in the same business as Borrower for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, (xi) to purchase insurance or credit enhancements to insure Agents and Lenders against risks of loss, collection or disposition of Collateral or to provide to Collateral Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by Collateral Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Collateral Agent in the collection or disposition of any of the Collateral. Borrower acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by Collateral Agent would not be commercially unreasonable in Collateral Agent’s exercise of remedies against the Collateral and that other actions or omissions by any Agent or any Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation of the foregoing, nothing contained in this Section shall be construed to grant any rights to Borrower or to impose any duties on any Agent or any Lender that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.
          (d) For the purpose of enabling Agents to exercise the rights and remedies hereunder, Borrower hereby grants to Agents, to the extent assignable, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to Borrower) to use, assign, license or sublicense any of the trademarks, service-marks, trade names, business names, trade styles, designs, logos and other source of business identifiers and other Intellectual Property, general intangibles and other assets described in Section 5.2 of this Agreement, now owned or hereafter acquired by Borrower, wherever the same maybe located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.
          (e) Administrative Agent may apply the cash proceeds of Collateral actually received by Collateral Agent from any sale, lease, foreclosure or other disposition of the

Collateral to payment of the Obligations, in whole or in part and in such order as Administrative Agent may elect, whether or not then due. Borrower shall remain liable to Agents and Lenders for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys’ fees and legal expenses.
          (f) Without limiting the foregoing, upon the occurrence of a Default or Event of Default, Administrative Agent may, at its option, or upon the direction of Required Lenders shall, without notice, (i) cease making Loans or arranging for Letter of Credit Accommodations or reduce the lending formulas or amounts of Revolving Loans and Letter of Credit Accommodations available to Borrower and/or (ii) terminate any provision of this Agreement providing for any future Loans or Letter of Credit Accommodations to be made by Agents and Lenders to Borrower.
SECTION 11. JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW
          11.1. Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.
          (a) The validity, interpretation and enforcement of this Agreement and the other Financing Agreements and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of Illinois (without giving effect to principles of conflicts of law).
          (b) Borrower, Agents and Lenders irrevocably consent and submit to the non-exclusive jurisdiction of the Circuit Court of Cook County, Illinois and the United States District Court for the Northern District of Illinois and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Agents and Lenders shall have the right to bring any action or proceeding against Borrower or its property in the courts of any other jurisdiction which Administrative Agent deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against Borrower or its property).
          (c) Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth herein and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Administrative Agent’s option, by service upon Borrower in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, Borrower shall appear in answer to such process, failing which Borrower shall be deemed in default and judgment may be entered by Administrative Agent against Borrower for the amount of the claim and other relief requested.

          (d) BORROWER, AGENTS AND LENDERS EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWER, AGENTS AND LENDERS EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT BORROWER OR LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
          (e) Agents and Lenders shall not have any liability to Borrower (whether in tort, contract, equity or otherwise) for losses suffered by Borrower in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on such Agent and such Lender, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct of such Agent or such Lender. In any such litigation, Agents and Lenders shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement.
          11.2. Waiver of Notices.
     Borrower hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and chattel paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on Borrower which any Agent or any Lender may elect to give shall entitle Borrower to any other or further notice or demand in the same, similar or other circumstances.
          11.3. Amendments and Waivers.
          (a) Except for actions expressly permitted to be taken by any Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Financing Agreement, or any consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by an authorized officer of Administrative Agent and Borrower, and by Required Lenders or all affected Lenders, as applicable. Except as set forth in clauses (b) and (c) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Required Lenders.

          (b) No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that (i) increases the percentage advance rates set forth in Section 2.1(a) hereof, makes less restrictive the nondiscretionary criteria for exclusion from “Eligible Inventory” set forth in the definition of such term, or (ii) amends Section 12.8 hereof or amends the maximum dollar amount in Section 12.11(a)(i) hereof shall be effective unless the same shall be in writing and signed by Administrative Agent, each of the Lenders and Borrower. No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that waives compliance with the conditions precedent set forth in Section 4.2 to the making of any Revolving Loan or the incurrence of any Letter of Credit Accommodation shall be effective unless the same shall be in writing and signed by Administrative Agent, Required Lenders and Borrower. Notwithstanding anything contained in this Agreement to the contrary, no waiver or consent with respect to any Event of Default shall be effective for purposes of the conditions precedent to the making of Revolving Loans or the incurrence of Letter of Credit Accommodations set forth in Section 4.2 unless the same shall be in writing and signed by Administrative Agent, Required Lenders and Borrower.
          (c) No amendment, modification, termination or waiver shall, unless in writing and signed by Administrative Agent and each Lender directly affected thereby: (i) increase the principal amount of such Lender’s Commitment over the amount then in effect; (ii) reduce the principal of, rate of interest on or fees payable with respect to any Loan or Letter of Credit Accommodations of any affected Lender; (iii) extend any scheduled payment date or final maturity date of the principal amount of any Loan of any affected Lender; (iv) waive, forgive, defer, extend or postpone any payment of interest or fees as to any affected Lender; (v) release any Obligor except as otherwise permitted herein (which action shall be deemed to directly affect all Lenders); (vi) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that shall be required for Lenders or any of them to take any action hereunder (which action shall be deemed to directly effect all Lenders); (vii) amend or waive this Section 11.3 or the definition of the term “Required Lenders” insofar as such definition affects the substance of this Section 11.3; or (viii) permit the assignment or transfer by Borrower of any of its right and obligations hereunder (which action shall be deemed to directly affect all Lenders).
          (d) No amendment, modification, termination or waiver shall, unless otherwise permitted by this Agreement or unless consented to in writing and signed by Administrative Agent and all Lenders, (i) release, or permit Borrower or any Obligor to sell or otherwise dispose of, all or substantially all of the Collateral, or release any Obligor from any guaranty of any or all of the Obligations or (ii) amend Section 6.4(a) hereof.
          (e) Agents and Lenders shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its or their rights, powers and/or remedies unless such waiver shall be in writing and signed as provided herein. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by any Agent or any Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which any Agent or any Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

          (f) The consent of each Agent shall be required for any amendment, waiver or consent affecting the rights or duties of such Agent hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section.
          (g) The consent of Swing Line Lender shall be required for any amendment, waiver or consent affecting the rights or duties of the Swing Line Lender in its capacity as such.
          11.4. Waiver of Counterclaims.
     Borrower waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.
          11.5. Indemnification.
     Borrower shall indemnify and hold each Agent and each Lender, and their respective directors, agents, employees and counsel, harmless from and against any and all losses, claims, damages, liabilities, costs or expenses imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the fees and expenses of counsel except for any such losses, claims, liabilities, costs or expenses resulting from the gross negligence or willful misconduct of any Agent or any Lender as determined pursuant to a final non-appealable order of a court of competent jurisdiction. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion which it is permitted to pay under applicable law to Agents and Lenders in satisfaction of indemnified matters under this Section. The foregoing indemnity shall survive the payment of the Obligations and the termination of this Agreement.
SECTION 12. THE AGENTS
          12.1. Appointment, Powers and Immunities.
     Each Lender (including any Lender in its capacity as a counterparty to a Hedging Agreement) irrevocably designates, appoints and authorizes Wells Fargo to act as both Administrative Agent and Collateral Agent, hereunder and under the other Financing Agreements with such powers as are specifically delegated to Administrative Agent and Collateral Agent, respectively by the terms of this Agreement and of the other Financing Agreements, together with such other powers as are reasonably incidental thereto. Agents (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Financing Agreements, and shall not by reason of this Agreement or any other Financing Agreement be a trustee or fiduciary for any Lender (including any Lender in its capacity as a counterparty to a Hedging Agreement or provider of Bank Products and Cash

Management Services); (b) shall not be responsible to Lenders (including any Lender in its capacity as a counterparty to a Hedging Agreement or provider of Bank Products and Cash Management Services) for any recitals, statements, representations or warranties contained in this Agreement or in any of the other Financing Agreements, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Financing Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Agreement or any other document referred to or provided for herein or therein or for any failure by Borrower or any Obligor or any other Person to perform any of its obligations hereunder or thereunder; and (c) shall not be responsible to Lenders (including any Lender in its capacity as a counterparty to a Hedging Agreement or provider of Bank Products and Cash Management Services) for any action taken or omitted to be taken by it hereunder or under any other Financing Agreement or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Each Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. Agents may deem and treat the payee of any note as the holder thereof for all purposes hereof unless and until the assignment thereof pursuant to an agreement (if and to the extent permitted herein) in form and substance satisfactory to Agents shall have been delivered to and acknowledged by Agents.
          12.2. Reliance by Agents.
     Each Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by such Agent. As to any matters not expressly provided for by this Agreement or any other Financing Agreement, each Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders or all Lenders as is required in such circumstance, and such instructions of such Agent and any action taken or failure to act pursuant thereto shall be binding on all Lenders.
          12.3. Events of Default.
          (a) Agents shall not be deemed to have knowledge or notice of the occurrence of an Event of Default or other failure of a condition precedent to the Loans and Letter of Credit Accommodations hereunder, unless and until the respective Agent has received written notice from a Lender, or Borrower specifying such Event of Default or any unfulfilled condition precedent, and stating that such notice is a “Notice of Default or Failure of Condition”. In the event that Administrative Agent receives such a Notice of Default or Failure of Condition, Administrative Agent shall give prompt notice thereof to the Lenders. Each Agent shall (subject to Section 12.7) take such action with respect to any such Event of Default or failure of condition precedent as shall be directed by the Required Lenders. Notwithstanding the existence or occurrence and continuance of an Event of Default or any other failure to satisfy any of the conditions precedent set forth in Section 4 of this Agreement to the contrary, Administrative Agent may, but shall have no obligation to, continue to make Revolving Loans and issue or cause to be issued Letter of Credit Accommodations for the ratable account and risk of Lenders from time to time if Administrative Agent believes making such Revolving Loans or issuing or causing to be issued such Letter of Credit Accommodations is in the best interests of Lenders.
          (b) Except with the prior written consent of Administrative Agent, neither Collateral Agent nor any Lender (including any Lender in its capacity as a counterparty to a Hedging Agreement) may assert or exercise any enforcement right or remedy in respect of the Loans, Letter of Credit Accommodations or other Obligations, as against Borrower or any Obligor or any of the Collateral or other property of Borrower or any Obligor.
          12.4. Wells Fargo in its Individual Capacity.
     With respect to any Commitment it may make and any Loans made and Letter of Credit Accommodations issued or caused to be issued by it (and any successor acting as an Agent), if and to the extent that Wells Fargo shall be a Lender hereunder, it shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as an Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Wells Fargo in its individual capacity as Lender hereunder. Wells Fargo (and any successor acting as Administrative Agent or Collateral Agent, respectively) and its Affiliates may (without having to account therefore to any Lender) lend money to, make investments in and generally engage in any kind of business with Borrower (and any of its Subsidiaries or Affiliates) as if it were not acting as an Agent, and Wells Fargo and its Affiliates may accept fees and other consideration from Borrower and any of its Subsidiaries and Affiliates for services in connection with this Agreement or otherwise without having to account for the same to Lenders.
          12.5. Indemnification.
     Lenders (including any Lender in its capacity as a counterparty to a Hedging Agreement or provider of Bank Products and Cash Management Services) agree to indemnify Agents (to the extent not reimbursed by Borrower hereunder and without limiting any obligations of Borrower hereunder) ratably, in accordance with their Pro Rata Shares, for any and all claims of any kind and nature whatsoever that may be imposed on, incurred by or asserted against any Agent (including by any Lender (including any Lender in its capacity as a counterparty to a Hedging Agreement or provider of Bank Products and Cash Management Services)) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement, any Hedging Agreement, any Bank Product, any Cash Management Services, or any other Financing Agreement or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses that each Agent is obligated to pay hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided, that, no Lender (including any Lender in its capacity as a counterparty to a Hedging Agreement or provider of Bank Products and Cash Management Services) shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the party to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction, and further provided that if no Event of Default has occurred, the Lenders shall not be obligated to reimburse the Agents for any costs incurred in connection with field examinations under Section 7.6 hereof in excess of $15,000 in any year.

          12.6. Non-Reliance on Agents and Other Lenders.
     Each Lender (including any Lender in its capacity as a counterparty to a Hedging Agreement or provider of Bank Products and Cash Management Services) agrees that it has, independently and without reliance on any Agent or other Lenders, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrower and Obligors and has made its own decision to enter into this Agreement and that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Financing Agreements. Neither Agent shall be required to keep itself informed as to the performance or observance by Borrower or any Obligor of any term or provision of this Agreement or any of the other Financing Agreements or any other document referred to or provided for herein or therein or to inspect the properties or books of Borrower or any Obligor. Administrative Agent will use reasonable efforts to provide Lenders with any information received by Administrative Agent from Borrower or any Obligor regarding its financial performance or the Collateral (including the collateral reports identified in Section 7.1 and the financial information delivered by the Borrower hereunder) or which is otherwise required to be provided to Lenders hereunder and with a copy of any Notice of Default or Failure of Condition received by Administrative Agent from Borrower or any Lender; provided, that, Administrative Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Administrative Agent’s own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.
          12.7. Failure to Act.
     Except for action expressly required of Agents hereunder and under the other Financing Agreements, each Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from Lenders (including any Lender in its capacity as a counterparty to a Hedging Agreement or provider of Bank Products and Cash Management Services) of their indemnification obligations under Section 12.5 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.
          12.8. Additional Loans.
     Administrative Agent shall not make any Revolving Loans or provide any Letter of Credit Accommodations to Borrower on behalf of Lenders intentionally and with actual knowledge that such Revolving Loans or Letter of Credit Accommodations would cause the aggregate amount of the total outstanding Revolving Loans and Letter of Credit Accommodations to Borrower to exceed the amount of the Loans available to Borrower as of such time based on the lending formulas set forth in Section 2.1(a), without the prior consent of all Lenders, except, that, Administrative Agent may make such additional Revolving Loans or provide such additional Letter of Credit Accommodations on behalf of Lenders, intentionally and with actual knowledge that such Loans or Letter of Credit Accommodations will cause the total outstanding Revolving Loans and Letter of Credit Accommodations to Borrower to exceed the amount of the Loans available to Borrower as of such time based on the lending formulas set forth in Section 2.1(a), as Administrative Agent may deem necessary or advisable in its discretion, provided, that: (a) the total principal amount of the additional Revolving Loans or additional Letter of Credit Accommodations to Borrower which Administrative Agent may make or provide after obtaining such actual knowledge that the aggregate principal amount of the Revolving Loans equal or exceed the amount of the Loans available to Borrower as of such time based on the lending formulas set forth in Section 2.1.(a) shall not exceed the amount equal to $10,000,000 outstanding at any time less the then outstanding amount of any Special Agent Advances and shall not cause the total principal amount of the Revolving Loans and Letter of Credit Accommodations to exceed the Maximum Credit and (b) without the consent of all Lenders, Administrative Agent shall not make any such additional Revolving Loans or Letter of Credit Accommodations more than sixty (60) days from the date of the first such additional Revolving Loans or Letter of Credit Accommodations. Each Lender shall be obligated to pay Administrative Agent the amount of its Pro Rata Share of any such additional Revolving Loans or Letter of Credit Accommodations provided that Administrative Agent is acting in accordance with the terms of this Section 12.8.
          12.9. Concerning the Collateral and the Related Financing Agreements.
     Each Lender (including any Lender in its capacity as a counterparty to a Hedging Agreement or provider of Bank Products and Cash Management Services) authorizes and directs Agents to enter into this Agreement and the other Financing Agreements. Each Lender (including any Lender in its capacity as a counterparty to a Hedging Agreement or provider of Bank Products and Cash Management Services) agrees that any action taken by any Agent or Required Lenders or all Lenders in accordance with the terms of this Agreement or the other Financing Agreements and the exercise by any Agent or any category of Lenders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (including any Lender in its capacity as a counterparty to a Hedging Agreement or provider of Bank Products and Cash Management Services).
          12.10. Field Audit, Examination Reports and other Information; Disclaimer by Lenders.
     By signing this Agreement, each Lender:
          (a) is deemed to have requested that Collateral Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report and a weekly report with respect to the amount of the Loans available to Borrower as of such time based on the lending formulas set forth in Section 2.1.(a) prepared by Collateral Agent (each field audit or examination report and weekly report with respect to the amount of the Loans available to Borrower as of such time based on the lending formulas set forth in Section 2.1.(a) being referred to herein as a “Report” and collectively, “Reports”) and Borrower hereby consents to the distribution of such Reports;
          (b) expressly agrees and acknowledges that Collateral Agent (A) does not make any representation or warranty as to the accuracy of any Report, or (B) shall not be liable for any information contained in any Report;

          (c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Collateral Agent or any other party performing any audit or examination will inspect only specific information regarding Borrower and the Subsidiaries and will rely significantly upon Borrower’s and the Subsidiaries’ books and records, as well as on representations of Borrower’s and the Subsidiaries’ personnel; and
          (d) agrees to keep all Reports confidential and strictly for its internal use and not to distribute or use any Report in any other manner.
          12.11. Collateral Matters.
          (a) Administrative Agent may, at its option, from time to time, at any time on or after an Event of Default and for so long as the same is continuing or upon any other failure of a condition precedent to the Revolving Loans and Letter of Credit Accommodations hereunder, make such disbursements and advances (“Special Agent Advances”) which Administrative Agent, in its sole discretion, deems necessary or desirable either (i) to preserve or protect the Collateral or any portion thereof (provided that in no event shall Special Agent Advances for such purpose exceed the amount equal to $10,000,000 in the aggregate outstanding at any time less the then outstanding Revolving Loans under Section 12.8 hereof) or (ii) to pay any other amount chargeable to Borrower pursuant to the terms of this Agreement or any of the other Financing Agreements consisting of costs, fees and expenses and payments to any LC Issuer of Letter of Credit Accommodations. Special Agent Advances shall be repayable on demand, shall bear interest at the Interest Rate for Prime Rate Loans in effect after the occurrence of an Event of Default, and be secured by the Collateral. Special Agent Advances shall not constitute Loans but shall otherwise constitute Obligations hereunder. Administrative Agent shall notify each Lender and Borrower in writing of each such Special Agent Advance, which notice shall include a description of the purpose of such Special Agent Advance. Without limitation of its obligations pursuant to Section 6.9, each Lender agrees that it shall make available to Administrative Agent, upon Administrative Agent’s demand, in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Special Agent Advance. If such funds are not made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such funds, on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Administrative Agent at the Federal Funds Rate for each day during such period and if such amounts are not paid within three (3) days of Administrative Agent’s demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Prime Rate Loans.
          (b) Lenders (including any Lender in its capacity as a counterparty to a Hedging Agreement or provider of Bank Products and Cash Management Services) hereby irrevocably authorize Collateral Agent, to release any security interest in, mortgage or lien upon, any of the Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations and delivery of cash collateral to the extent required under Section 13.1 below, or (ii) constituting property being sold or disposed of if Borrower certifies to Collateral Agent that the sale or disposition is made in compliance with Section 9.7 or 9.16 hereof (and Collateral Agent may rely conclusively on any such certificate, without further inquiry), or (iii) constituting property in which Borrower or any Obligor did not own an interest at the time the security interest, mortgage or lien was granted or at any time thereafter, or (iv) if approved, authorized or ratified in writing by the applicable Lenders pursuant to Section 11.3 hereof. Except as provided above, Collateral Agent will not release any security interest in, mortgage or lien upon, any of the Collateral without the prior written authorization of the applicable Lenders pursuant to Section 11.3 hereof.
          (c) Without any manner limiting Collateral Agent’s authority to act without any specific or further authorization or consent by the Lenders (including any Lender in its capacity as a counterparty to a Hedging Agreement or provider of Bank Products and Cash Management Services), each Lender (including any Lender in its capacity as a counterparty to a Hedging Agreement or provider of Bank Products and Cash Management Services) agrees to confirm in writing, upon request by Collateral Agent, the authority to release Collateral conferred upon Collateral Agent under this Section and in Section 11.3(d) hereof. Collateral Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the security interest, mortgage or liens granted to Collateral Agent upon any Collateral to the extent set forth above and in Section 11.3(d) hereof; provided, that, (i) Collateral Agent shall not be required to execute any such document on terms which, in either Agent’s opinion, would expose Collateral Agent to liability or create any obligations or entail any consequence other than the release of such security interest, mortgage or liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any security interest, mortgage or lien upon (or obligations of Borrower or any Obligor in respect of) the Collateral retained by Borrower or such Obligor.
          (d) No Agent shall have any obligation whatsoever to any Lender (including any Lender in its capacity as a counterparty to a Hedging Agreement or provider of Bank Products and Cash Management Services) or any other Person to investigate, confirm or assure that the Collateral exists or is owned by Borrower or any Obligor or is cared for, protected or insured or has been encumbered, or that any particular items of Collateral meet the eligibility criteria applicable in respect of the Loans or Letter of Credit Accommodations hereunder, or whether any particular reserves are appropriate, or that the liens and security interests granted to Collateral Agent pursuant hereto or any of the Financing Agreements or otherwise have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Collateral Agent in this Agreement or in any of the other Financing Agreements, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, subject to the prior consent of Administrative Agent, Collateral Agent may act in any manner it may deem appropriate, in its discretion, given Collateral Agent’s own interest in the Collateral as a Lender and that, subject to acting in accordance with the consent of Administrative Agent, Collateral Agent shall have no duty or liability whatsoever to any other Lender.
          12.12. Agency for Perfection.
     Each Lender (including any Lender in its capacity as a counterparty to a Hedging Agreement) and Administrative Agent hereby appoints Collateral Agent and each other Lender (including any Lender in its capacity as a counterparty to a Hedging Agreement) and Agent as agent and bailee for the purpose of perfecting the security interests in and liens upon the

Collateral of Collateral Agent in assets which, in accordance with Article 9 of the UCC can be perfected only by possession (or where the security interest of a secured party with possession has priority over the security interest of another secured party) and each Lender (including any Lender in its capacity as a counterparty to a Hedging Agreement or provider of Bank Products and Cash Management Services) and Agent hereby acknowledges that it holds possession of any such Collateral for the benefit of Collateral Agent as secured party. Should any Lender (including any Lender in its capacity as a counterparty to a Hedging Agreement or provider of Bank Products and Cash Management Services) obtain possession of any such Collateral, such Lender (including any Lender in its capacity as a counterparty to a Hedging Agreement or provider of Bank Products and Cash Management Services) shall notify Collateral Agent thereof, and, promptly upon Collateral Agent’s request therefor shall deliver such Collateral to Collateral Agent or in accordance with Collateral Agent’s instructions.
          12.13. Successor Agent.
     Either Agent may resign at any time by giving not less than 30 days’ prior written notice thereof to Lenders and Borrower. Upon any such resignation, the Required Lenders shall have the right, with the prior consent of each other Agent, to appoint a successor Administrative Agent or Collateral Agent, as applicable. If no successor Agent shall have been so appointed by the Required Lenders and other Agents and shall have accepted such appointment within 30 days after the resigning Agent’s giving notice of resignation, then the resigning Agent may, on behalf of Lenders (including any Lender in its capacity as a counterparty to a Hedging Agreement), appoint a successor Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $500,000,000. If no successor Agent has been appointed pursuant to the foregoing, within 30 days after the date such notice of resignation was given by the resigning Agent, such resignation shall become effective and the Required Lenders shall thereafter perform all the duties of such resigning Agent hereunder until such time, if any, as the Required Lenders appoint a successor Agent as provided above. Any successor Agent appointed by Required Lenders and Agents hereunder shall be subject to the approval of Borrower, such approval not to be unreasonably withheld or delayed; provided that such approval shall not be required if an Event of Default has occurred and is continuing. Upon the acceptance of any appointment as Administrative Agent or Collateral Agent, as applicable, hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the earlier of the acceptance of any appointment as Agent hereunder by a successor Agent or the effective date of the resigning Agent’s resignation, the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Financing Agreements, except that any indemnity rights or other rights in favor of such resigning Agent shall continue. After any resigning Agent’s resignation hereunder, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Agent under this Agreement and the other Financing Agreements.
          12.14. Hedging Agreements; Bank Products; Cash Management Services.

     Each Lender agrees that in its capacity as a counterparty to a Hedging Agreement with Borrower or as the provider of any Bank Products or Cash Management Services to the Borrower, it shall not be deemed to have any rights as a Lender hereunder except for the right to receive proceeds of Collateral, as a counterparty to a Hedging Agreement, or provider of Bank Products and Cash Management Services in the order and manner set forth in Section 6.4(a) hereof. Each Lender further agrees that Administrative Agent shall have no duties to a Lender hereunder in its capacity as a counterparty to a Hedging Agreement, or as a provider of Bank Products or Cash Management Services, other than in respect of such Lender’s entitlements to proceeds of Collateral, as a counterparty to a Hedging Agreement or provider of Bank Products and Cash Management Services, in the order and manner set forth in Section 6.4(a) hereof. Nothing in this Section 12.14 is intended to diminish or otherwise alter any Lender’s rights, or either Agent’s duties to such Lender, under this Agreement as to Lender in its capacity as a Lender hereunder.
          12.15. Defaulting Lender.
          (a) If for any reason any Lender shall fail or refuse to abide by its obligations under this Agreement, including without limitation its obligation to make available to Administrative Agent its Pro Rata Share of any Loans, expenses or setoff or purchase its Pro Rata Share of a participation interest in the Swing Line Loans or Letter of Credit Accommodations and such failure is not cured within one (1) Business Day after receipt from the Administrative Agent of written notice thereof, then, in addition to the rights and remedies that may be available to the Agents, the other Lenders, the Borrower or any other party at law or in equity, and not at limitation thereof, (i) such Defaulting Lender’s right to participate in the administration of, or decision-making rights related to, the Obligations, this Agreement or the other Financing Agreements shall be suspended during the pendency of such failure or refusal, and such Defaulting Lender shall not be entitled to vote or consent on any matter pursuant to Section 11.3 and its Loans and Commitments shall be excluded from the calculation of Required Lenders, and (ii) a Defaulting Lender shall be deemed to have assigned any and all payments due to it from the Borrower and Obligors, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining non-Defaulting Lenders for application to, and reduction of, their proportionate shares of all outstanding Obligations until, as a result of application of such assigned payments the Lenders’ respective Pro Rata Shares of all outstanding Obligations shall have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency, and/or (iii) at the option of the Administrative Agent, any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent as cash collateral for future funding obligations of the Defaulting Lender in respect of any Loan or existing or future participating interest in any Swing Line Loan or Letter of Credit Accommodation. The Defaulting Lender’s decision-making and participation rights and rights to payments as set forth in clauses (i) and (ii) hereinabove shall be restored only upon the payment by the Defaulting Lender of its Pro Rata Share of any Obligations, any participation obligation, or expenses as to which it is delinquent, together with interest thereon at the Federal Funds Rate from the date when originally due until the date upon which any such amounts are actually paid.

          (b) The non-Defaulting Lenders shall also have the right, but not the obligation, in their respective, sole and absolute discretion, to cause the termination and assignment, without any further action by the Defaulting Lender for no cash consideration (pro rata, based on the respective Commitments of those Lenders electing to exercise such right), of the Defaulting Lender’s Commitment to fund future Loans. Upon any such purchase of the Pro Rata Share of any Defaulting Lender, the Defaulting Lender’s share in future Loans and Letter of Credit Accommodations and its rights under the Financing Agreements with respect thereto shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest, including, if so requested, an Assignment and Acceptance. Any assignment of a Defaulting Lender’s Loans and/or Commitments shall be made in accordance with Section 13.6.
          (c) If any Lender is a Deteriorating Lender or a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.6), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Transferee that shall assume such obligations (which Eligible Transferee may be another Lender, if a Lender accepts such assignment), provided that: (i) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and Letter of Credit Accommodations owed to such Lender, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the Eligible Transferee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (ii) such assignment does not conflict with applicable law, and (iii) to the extent that such Eligible Transferee is not a Lender, such assignment shall be subject to the written consent of the Administrative Agent, which consent shall not be unreasonably withheld. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
          (d) Each Defaulting Lender shall indemnify the Administrative Agent and each non-Defaulting Lender from and against any and all loss, damage or expenses, including but not limited to reasonable attorneys’ fees and funds advanced by the Administrative Agent or by any non-Defaulting Lender, on account of a Defaulting Lender’s failure to timely fund its Pro Rata Share of a Loan or to otherwise perform its obligations under the Loan Documents.
          12.16. Other Agents; Arrangers and Managers.
     None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “lead arranger” or “co-arranger”, if any, shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 13. TERM OF AGREEMENT; MISCELLANEOUS
          13.1. Term.
          (a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on May 31, 2013 (the “Termination Date”), unless sooner terminated pursuant to the terms hereof. Borrower may terminate this Agreement at any time upon ten (10) days prior written notice to Administrative Agent (which notice shall be irrevocable) and Administrative Agent or Required Lenders may terminate this Agreement at any time on or after an Event of Default. Upon the effective date of termination of this Agreement, Borrower shall pay to Administrative Agent, in full, all outstanding and unpaid Obligations and shall furnish cash collateral to Administrative Agent in such amounts as Administrative Agent determines are reasonably necessary to secure (or reimburse) Administrative Agent from loss, cost, damage or expense, including attorneys’ fees and legal expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Accommodations and checks or other payments provisionally credited to the Obligations, outstanding Bank Products, Hedging Agreements and Cash Management Services, and/or as to which any Agent or any Lender has not yet received final and indefeasible payment. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to such bank account of Administrative Agent, as Administrative Agent may, in its discretion, designate in writing to Borrower for such purpose. Interest shall be due until and including the next Business Day, if the amounts so paid by Borrower to the bank account designated by Administrative Agent are received in such bank account later than 2:00 P.M. or as may be otherwise permitted by the Administrative Agent at its sole discretion.
          (b) No termination of this Agreement or the other Financing Agreements shall relieve or discharge Borrower of its respective duties, obligations and covenants under this Agreement or the other Financing Agreements until all Obligations have been fully and finally discharged and paid, and Collateral Agent’s continuing security interest in the Collateral and the rights and remedies of Agents and the Lenders hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid.
          13.2. Interpretative Provisions.
          (a) All terms used herein which are defined in Article 1 or Article 9 of the UCC shall have the meanings given therein unless otherwise defined in this Agreement.
          (b) All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires.
          (c) All references to Borrower, Agents and Lenders pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns.
          (d) The words “hereof”, “herein”, “hereunder”, “this Agreement” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
          (e) The word “including” when used in this Agreement shall mean “including, without limitation”.
          (f) All references to the term “good faith” used herein when applicable to either Agent shall mean, notwithstanding anything to the contrary contained herein or in the UCC, honesty in fact in the conduct or transaction concerned. Borrower shall have the burden of proving any lack of good faith on the part of such Agent alleged by Borrower at any time.
          (g) An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3 or is cured in a manner reasonably satisfactory to Administrative Agent, if such Event of Default is capable of being cured as reasonably determined by Administrative Agent.
          (h) Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the financial statements of Borrower most recently received by Administrative Agent prior to the date hereof.
          (i) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.
          (j) Unless otherwise expressly provided herein, (i) references herein to any agreement, document or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Financing Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.
          (k) Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).
          (l) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.
          (m) This Agreement and other Financing Agreements may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.
          (n) This Agreement and the other Financing Agreements are the result of negotiations among and have been reviewed by counsel to Administrative Agent and the other parties, and are the products of all parties. Accordingly, this Agreement and the other Financing Agreements shall not be construed against Agents or Lenders merely because of either Agent’s or any Lender’s involvement in their preparation.
          13.3. Notices.
     All notices, requests and demands hereunder shall be in writing and deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing. All notices, requests and demands upon the parties are to be given to the following addresses (or to such other address as any party may designate by notice in accordance with this Section):

If to Borrower:	Ulta Salon, Cosmetics & Fragrance, Inc.
Suite 120
1000 Remington Blvd.
Bolingbrook, IL 60440-4708
Attention: Gregg Bodnar
Telephone No.: (630) 410-4633
Telecopy No.: (630) 410-4864

with a copy, in the	Latham & Watkins
case of a Default or	Suite 5800
Event of Default, to:	233 S. Wacker Drive
Chicago, Illinois 60606
Attention: Donald L. Schwartz
Telephone No.: (312) 876-7700
Telecopy No.: (312) 993-9767

If to Administrative Agent or	Wells Fargo Bank, National Association
the Collateral Agent:	One Boston Place
Boston, Massachusetts 02109
Attention: Jason Searle
Telephone No.: (617) 854-7292
Telecopy No.: (617) 523-4029

with a copy to:	Riemer & Braunstein, LLP
Three Center Plaza
Boston, Massachusetts 02108
Attention: Jennifer Conway Fenn
Telephone No.: (617) 880-3408
Telecopy No.: (617) 880-3456
          Notices and other communications to the Lenders and the LC Issuer hereunder may also be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
          13.4. Partial Invalidity.
     If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.
          13.5. Successors.
     This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Agents, Lenders, Borrower and their respective successors and assigns, except that Borrower may not assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Agents and Lenders. Any such purported assignment without the prior written consent shall be void. No Lender may assign its rights and obligations under this Agreement without the prior written consent of Administrative Agent, except as provided in Section 13.6 below. The terms and provisions of this Agreement and the other Financing Agreements are for the purpose of defining the relative rights and obligations of Borrower, Agents and Lenders with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement or any of the other Financing Agreements.
          13.6. Assignments; Participations.
          (a) Each Lender may (i) assign all or a portion of its rights and obligations under this Agreement (including, without limitation, a portion of its Commitments, the Loans owing to it and its rights and obligations as a Lender with respect to Letter of Credit Accommodations) and the other Financing Agreements to (A) its parent company and/or any Affiliate of such Lender which is at least fifty (50%) percent owned by such Lender or its parent company or (B) one or more Lenders or (C) any person (whether a corporation, partnership, trust or otherwise) that is engaged in the business of making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor or (ii) assign all or a portion of its rights and obligations under this Agreement to one or more Eligible Transferees, each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Acceptance; provided, that, (A) the consent of Administrative Agent shall be required in connection with any assignment to an Eligible Transferee pursuant to clause (ii) above, which consent shall not be unreasonably withheld, (B) absent the existence of an Event of Default, the consent of Borrower shall be required in connection with any assignment to an Eligible Transferee pursuant to clause (ii) above, which consent shall not be unreasonably withheld; (C) if such Eligible Transferee is not a bank, Administrative Agent shall receive a representation in writing by such Eligible Transferee that either (1) no part of its acquisition of its Loans is made out of assets of any employee benefit plan, or (2) after consultation, in good faith, with Borrower and provision by Borrower of such information as may be reasonably requested by such Eligible Transferee, the acquisition and holding of such Commitments and Loans does not constitute a non-exempt prohibited transaction under Section 406 of ERISA and Section 4975 of the Code, or (3) such assignment is an “insurance company general account,” as such term is defined in the Department of Labor Prohibited Transaction Class Exemption 95.60 (issued July 12, 1995) (“PTCE 95-60), and, as of the date of the assignment, there is no “employee benefit plan” with respect to which the aggregate amount of such general account’s reserves and liabilities for the contracts held by or on behalf of such “employee benefit plan” and all other “employee benefit plans” maintained by the same employer (and affiliates thereof as defined in Section V(a)(1) of PTCE 95-60) or by the same employee organization (in each case determined in accordance with the provisions of PTCE 95-60) exceeds ten (10%) percent of the total reserves and liabilities of such general account (as determined under PTCE 95-60) (exclusive of separate account liabilities) plus surplus as set forth in the National Association of Insurance Commissioners Annual Statement filed with the state of domicile of such Eligible Transferee, (D) such transfer or assignment will not be effective until recorded by the Administrative Agent on the Register, (E) except as Administrative Agent shall otherwise agree, any such assignment shall be in a minimum aggregate amount equal to $5,000,000 or, if less, the remaining Commitment and Loans held by the assigning Lender. As used in this Section, the term “employee benefit plan” shall have the meaning assigned to it in Title I of ERISA and shall also include a “plan” as defined in Section 4975(e)(1) of the Code and (F) any Lender desiring to assign all or any portion of its rights and obligations under this Agreement to a Person pursuant to clause (ii) above shall first and prior to any assignment to such Person provide a written offer to each of the other existing Lenders to accept such assignment, and each Lender who has received such offer shall have the right, but no obligation, to accept such assignment, provided that, no later than seven (7) days after receipt of such notice, each such Lender shall advise Administrative Agent and the Borrower whether it intends to accept such assignment, and any Lender that has not responded within such period shall be deemed to have declined such assignment and in the event that more than one Lender accepts such assignment, the assigning Lender shall assign its rights and obligations to such Lenders on a pro rata basis.
          (b) Administrative Agent shall maintain a register of the names and addresses of Lenders, their Commitments and the principal amount of their Loans (the “Register”).

Administrative Agent shall also maintain a copy of each Assignment and Acceptance delivered to and accepted by it and shall modify the Register to give effect to each Assignment and Acceptance. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrower, any Obligor, Agents and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.
          (c) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and to the other Financing Agreements and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations (including, without limitation, the obligation to participate in Letter of Credit Accommodations) of a Lender hereunder and thereunder and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement. In the event that any Lender assigns or otherwise transfers all or any part of the Obligations, Administrative Agent shall so notify Borrower and Borrower shall, upon the request of the Administrative Agent, execute new promissory notes in exchange for the promissory notes of such assigning Lender, if any.
          (d) By execution and delivery of an Assignment and Acceptance, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Financing Agreements or the execution, legality, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Financing Agreements furnished pursuant hereto, (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower, any Obligor or any of their Subsidiaries or the performance or observance by Borrower or any Obligor of any of the Obligations; (iii) such assignee confirms that it has received a copy of this Agreement and the other Financing Agreements, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon the assigning Lender, Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Financing Agreements, (v) such assignee appoints and authorizes Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Financing Agreements as are delegated to Agents by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Financing Agreements are required to be performed by it as a Lender. Agents and Lenders may furnish any information concerning Borrower or any Obligor in the possession of either Agent or any Lender from time to time to assignees and Participants.

          (e) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Financing Agreements (including, without limitation, all or a portion of its Commitments and the Loans owing to it and its participation in the Letter of Credit Accommodations, without the consent of Administrative Agent or the other Lenders); provided, that, (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment hereunder) and the other Financing Agreements shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and Borrower, and Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Financing Agreements, (iii) the Participant shall not have any rights under this Agreement or any of the other Financing Agreements (the Participant’s rights against such Lender in respect of such participation (including rights in connection with increased costs pursuant to Section 3.3 hereof) to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by Borrower or any Obligor hereunder shall be determined as if such Lender had not sold such participation; provided, that the Borrower shall not be required to reimburse any Participant pursuant to the increased cost provisions of Section 3.3 in any amount which exceeds the amount that would have been payable under such provisions to such Lender had such Lender not sold such participation, (iv) absent the existence of an Event of Default, the consent of Borrower, which consent shall not be unreasonably withheld, shall be required in connection with any participation to an Eligible Transferee that does not consist of (A) any Lender’s parent company and/or any Affiliate of such Lender which is at least fifty (50%) percent owned by such Lender or its parent company or (B) one or more Lenders or (C) any person (whether a corporation, partnership, trust or otherwise) that is engaged in the business of making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and (v) if such Participant is not a bank, represent that either (A) no part of its acquisition of its participation is made out of assets of any employee benefit plan, or (B) after consultation, in good faith, with Borrower and provision by Borrower of such information as may be reasonably requested by the Participant, the acquisition and holding of such participation does not constitute a non-exempt prohibited transaction under Section 406 of ERISA and Section 4975 of the Code, or (C) such participation is an “insurance company general account, “ as such term is defined in the “PTCE 95-60”, and, as of the date of the transfer there is no “employee benefit plan” with respect to which the aggregate amount of such general account’s reserves and liabilities for the contracts held by or on behalf of such “employee benefit plan” and all other “employee benefit plans” maintained by the same employer (and affiliates thereof as defined in Section V(a)(1) of PTCE 95-60) or by the same employee organization (in each case determined in accordance with the provisions of PTCE 95-60) exceeds ten (10%) percent of the total reserves and liabilities of such general account (as determined under PTCE 95-60) (exclusive of separate account liabilities) plus surplus as set forth in the National Association of Insurance Commissioners Annual Statement filed with the state of domicile of the Participant. As used in this Section, the term “employee benefit plan” shall have the meaning assigned to it in Title I of ERISA and shall also include a “plan” as defined in Section 4975(e)(1) of the Code.

          (f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          (g) Borrower shall, and shall cause each of its Subsidiaries to, assist any Agent or any Lender permitted to sell assignments or participations under this Section 13.6 in whatever manner reasonably necessary in order to enable or effect any such assignment or participation, including (but not limited to) the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and the delivery of informational materials, appraisals or other documents for, and the participation of relevant management in meetings and conference calls with, potential Lenders or Participants. Borrower shall certify the correctness, completeness and accuracy, in all material respects, of all descriptions of Borrower and its Subsidiaries and their affairs provided, prepared or reviewed by Borrower that are contained in any selling materials and all other information provided by it and included in such materials.
          13.7. Confidentiality.
          (a) Each Agent and each Lender shall use all reasonable efforts to keep confidential, in accordance with its respective customary procedures for handling confidential information and safe and sound lending practices, any non-public information supplied to them by Borrower pursuant to this Agreement which is clearly and conspicuously marked as confidential at the time such information is furnished by Borrower to any Agent or any Lender, provided, that, nothing contained herein shall limit the disclosure of any such information: (i) to the extent required by statute, rule, regulation, subpoena or court order, (ii) to bank examiners and other regulators, auditors and/or accountants, (iii) in connection with any litigation to which any Agent or any Lender is a party, (iv) to any assignee or Participant (or prospective assignee or Participant) so long as such assignee or Participant (or prospective assignee or Participant) shall have first agreed in writing to treat such information as confidential in accordance with this Section 13.7, (v) to any Affiliate, employee, director, officer or agent of such Agent or such Lender so long as such Affiliate, employee, director, officer of agent shall have been instructed to treat such information as confidential in accordance with this Section 13.7 or (vi) to counsel for either Agent or any Lender or any Participant or assignee (or prospective participant or assignee); provided, that, in the case of clause (i), such Agent or Lender, as applicable, shall use reasonable efforts to provide Borrower with prior notice of such required disclosure and the opportunity to obtain a protective order in respect thereof if no conflict exists with such Agent’s or Lender’s governmental, regulatory or legal requirements.
          (b) In no event shall this Section 13.7 or any other provision of this Agreement or applicable law be deemed: (i) to apply to or restrict disclosure of information that has been or is made public by Borrower or any third party without breach of this Section 13.7 or otherwise become generally available to the public other than as a result of a disclosure in violation hereof, (ii) to apply to or restrict disclosure of information that was or becomes available to Agents or Lenders on a non-confidential basis from a person other than Borrower, (iii) require Agents or

Lenders to return any materials furnished by Borrower to Agents or Lenders or (iv) prevent Agents or Lenders from responding to routine informational requests in accordance with the Code of Ethics for the Exchange of Credit Information promulgated by The Robert Morris Associates or other applicable industry standards relating to the exchange of credit information. The obligations of Agents and Lenders under this Section 13.7 shall supersede and replace the obligations of Agents and Lenders under any confidentiality letter signed prior to the date hereof.
          13.8. Entire Agreement.
     This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.
          13.9. Counterparts, Etc.
     This Agreement or any of the other Financing Agreements may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement or any of the other Financing Agreements by telefacsimile shall have the same force and effect as the delivery of an original executed counterpart of this Agreement or any of such other Financing Agreements. Any party delivering an executed counterpart of any such agreement by telefacsimile shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.
          13.10. No Advisory or Fiduciary Responsibility
     In connection with all aspects of each transaction contemplated hereby, the Borrower and the Obligors each acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Financing Agreement) are an arm’s-length commercial transaction between the Borrower and Obligors, on the one hand, and the Agents and the Lenders, on the other hand, and each of the Borrowers and Obligors is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Financing Agreements (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the each Agent and Lender is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower, the Obligors or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Agents or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or Obligors with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Financing Agreement

(irrespective of whether any of the Agents or Lenders has advised or is currently advising the Borrower, any Obligor or any of its Affiliates on other matters) and none of the Agents and Lenders has any obligation to the Borrower, any Obligor or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Financing Agreements; (iv) the Agents and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and Obligors and their respective Affiliates, and none of the Agents or Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Agent and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Financing Agreement) and each of the Borrower and Obligors has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Borrower and Obligors hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Agents and Lenders with respect to any breach or alleged breach of agency or fiduciary duty.
          13.11. Customer Identification — USA Patriot Act Notice.
     Each Lender and Administrative Agent (for itself and not on behalf of any other party) hereby notifies Borrower that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Act”), it is required to obtain, verify and record information that identifies Borrower and/or its subsidiaries, which information includes the name and address of Borrower and/or its subsidiaries and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower and/or its subsidiaries in accordance with the Act.
          13.12. Foreign Asset Control Regulations
     Neither of the advance of the Loans nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, none of the Borrower or Obligors (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.
          13.13. Waiver of Consequential Damages, Etc.

     To the fullest extent permitted by applicable law, each of the parties hereto agrees not to assert, and hereby waives, any claim against any other party hereto and its Affiliates on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Financing Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or letter of credit or the use of the proceeds thereof.
          13.14. Press Releases.
     The Borrower consents to the publication by Administrative Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using the Borrower’s name, product photographs, logo or trademark. Administrative Agent or such Lender shall provide a draft reasonably in advance of any advertising material to the Borrower for its approval prior to the publication thereof (which approval shall not be unreasonably withheld or delayed). Administrative Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.
[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, Agents, Lenders and Borrower have caused these presents to be duly executed as of the day and year first above written.

BORROWER ULTA SALON, COSMETICS & FRAGRANCE, INC.
By:	/s/ Gregg Bodnar
	Name:	Gregg Bodnar
	Title:	Chief Financial Officer

Chief Executive Office: 1000 Remington Blvd. Bolingbrook, IL 60440-4708
[Signature Page to Loan and Security Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Collateral Agent, L/C Issuer and as a Lender
By:	/s/ Jason B. Searle
	Name:	Jason B. Searle
	Title:	Director

Address: One Boston Place, 18th Floor Boston, Massachusetts 02108
[Signature Page to Loan and Security Agreement]

PNC BANK, NATIONAL ASSOCIATION, as a Lender
By:	/s/ Stephanie Pass
	Name:	Stephanie Pass
	Title:	Senior Vice President

Address: 2021 Spring Road, Ste 400 Oak Brook, IL 60523
[Signature Page to Loan and Security Agreement]

JPMORGAN CHASE BANK, N.A., as a Lender
By:	/s/ Lynne Ciaccia
	Name:	Lynne Ciaccia
	Title:	Vice President

Address: 10 S. Dearborn Street, 22nd Floor Chicago, IL 60603
[Signature Page to Loan and Security Agreement]

EXHIBIT A
FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT
Date:

To:	Ulta Salon, Cosmetics & Fragrance, Inc. and
Wells Fargo Bank, National Association, as Administrative Agent
Re:	Assignment under the Loan Agreement referred to below
Gentlemen and Ladies:
     Please refer to Section 13.6 of the Loan and Security Agreement dated as of August 31, 2010 (as amended or otherwise modified from time to time, the “Loan Agreement”) among Ulta Salon, Cosmetics & Fragrance, Inc. (the “Borrower”), various financial institutions and Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein or the context otherwise requires, terms used herein have the meanings provided in the Loan Agreement.
                (the “Assignor”) hereby sells and assigns, without recourse, to (the “Assignee”), and the Assignee hereby purchases and assumes from the Assignor, that interest in and to the Assignor’s rights and obligations under the Loan Agreement as of the date hereof equal to    % of all of the Loans, of the participation interests in the Letter of Credit Accommodations and of the Commitments, such sale, purchase, assignment and assumption to be effective as of                     ,           , or such later date on which the Borrower and the Administrative Agent shall have consented hereto (the “Effective Date”). After giving effect to such sale, purchase, assignment and assumption, the Assignee’s and the Assignor’s respective Pro Rata Shares for purposes of the Loan Agreement will be as set forth opposite their names on the signature pages hereof.
     The Assignor hereby instructs the Administrative Agent to make all payments from and after the Effective Date in respect of the interest assigned hereby directly to the Assignee. The Assignor and the Assignee agree that all interest and fees accrued up to, but not including, the Effective Date are the property of the Assignor, and not the Assignee. The Assignee agrees that, upon receipt of any such interest or fees, the Assignee will promptly remit the same to the Assignor.
     The Assignor represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim.
     The Assignee represents and warrants to the Borrower and the Administrative Agent that, as of the date hereof, the Borrower will not be obligated to pay any greater amount under Section 3.3 of the Loan Agreement than the Borrower is obligated to pay to the Assignor under such Section. The [Assignee/Assignor] [Borrower] shall pay a processing fee equal to $3,500 to the Administrative Agent.

i

     The Assignee hereby confirms that it has received a copy of the Loan Agreement. Except as otherwise provided in the Loan Agreement, effective as of the Effective Date:
          (a) the Assignee (i) shall be deemed automatically to have become a party to the Loan Agreement and to have all the rights and obligations of a “Lender” under the Loan Agreement as if it were an original signatory thereto to the extent specified in the second paragraph hereof; and (ii) agrees to be bound by the terms and conditions set forth in the Loan Agreement as if it were an original signatory thereto; and
          (b) the Assignor shall be released from its obligations under the Loan Agreement to the extent specified in the second paragraph hereof.
     The Assignee hereby advises each of you of the following administrative details with respect to the assigned Loans and Commitment:

(A)	Institution Name:
Address:
Attention:
Telephone:
Facsimile:
(B)	Payment Instructions:
     This Assignment shall be governed by and construed in accordance with the laws of the State of Illinois.
     Please evidence your receipt hereof and your consent to the sale, assignment, purchase and assumption set forth herein by signing and returning counterparts hereof to the Assignor and the Assignee.

Percentage = %	[ASSIGNEE]

By:
Title:

Adjusted Percentage = %	[ASSIGNOR]

By:
Title:

ACKNOWLEDGED AND CONSENTED TO
this day of ,

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Administrative Agent

By:
Title:

[ACKNOWLEDGED AND CONSENTED TO
this day of ,

ULTA SALON, COSMETICS & FRAGRANCE, INC.

By:
Title:	]

EXHIBIT B
INFORMATION CERTIFICATE
OF
ULTA SALON, COSMETICS & FRAGRANCE, INC.
Please see attached

EXHIBIT B
INFORMATION CERTIFICATE
OF
ULTA SALON, COSMETICS & FRAGRANCE, INC.
Dated as of August 31, 2010
Wells Fargo Bank, National Association, as Administrative Agent and Collateral Agent
In connection with certain financing provided or to be provided pursuant to that certain Loan and Security Agreement dated on or about the date hereof (as amended, restated or otherwise modified from time to time, the “Loan Agreement”; capitalized terms used and not otherwise defined herein shall be as defined in the Loan Agreement) among Ulta Salon, Cosmetics & Fragrance, Inc. (the “Company”), the lenders from time to time party thereto (the “Lenders”), and Wells Fargo Bank, National Association, in its capacities as Administrative Agent and as Collateral Agent for the Lenders (in such capacities, the “Agent”), the Company represents and warrants to Agent and the Lenders the following information about the Company, its organizational structure and other matters of interest to Agent and the Lenders:
1.	The full and exact name of the Company as set forth in its certificate of incorporation is Ulta Salon, Cosmetics & Fragrance, Inc.

2.	The Company uses and owns the following trade name(s) in the operation of its business (e.g. billing, advertising, etc.; note: do not include names which are product names only):
Ulta
UltaBeauty
UltaSalon-Cosmetics-Fragrance
3.	The Company is a registered organization of the following type: C Corporation.

4.	The Company was organized on January 9, 1990 under the laws of the State of Delaware and the Company is in good standing under those laws.

5.	The organizational identification number of the Company issued by its jurisdiction of organization is 2218695 .

6.	The Federal Employer Identification Number of the Company is 36-3685240 .

7.	The Company is duly qualified and authorized to transact business as a foreign organization in the following states and is in good standing in such states:
     Alabama, Arizona, Arkansas, California, Colorado, Connecticut, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Nebraska, Nevada, New Jersey, New York, North Carolina, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, Tennessee, Texas, Utah, Virginia, Washington and Wisconsin

8.	Since the date of organization, the name as set forth in its organizational documentation as filed of record with the applicable state authority has been changed as follows:

corporate name	date of change
R.G. Trends Corporation	January 9, 1990
Ulta3, Inc.	June 7, 1990
Ulta3 The Cosmetics Savings Store, Inc.	February 7, 1992
Ulta3 Cosmetics & Salon, Inc.	July 12, 1995
Ulta Salon, Cosmetics & Fragrance, Inc.	July 29, 1999
9.	Since the date of incorporation, the Company has not made or entered into any mergers or acquisitions.

10.	The deposit, investment and other bank accounts of the Company are as set forth on Schedule 6.3 hereto.

11.	The chief executive office and mailing address of the Company is located at the address set forth on part c of Schedule 8.2 hereto.

12.	The books and records of the Company pertaining to accounts, contract rights, inventory, and other assets are located at the addresses specified on part c of Schedule 8.2 hereto.

13.	The Company has other places of business and/or maintains inventory or other assets only at the addresses (indicate whether locations are owned, leased or operated by third parties and if leased or operated by third parties, their name and address) set forth on part c of Schedule 8.2 hereto.

14.	The Company’s assets are owned and held free and clear of liens, mortgages, pledges, security interests, encumbrances or charges except as set forth in the Loan Agreement and on Schedule 8.4 hereto.

15.	There are no judgments or litigation pending against the Company, which if adversely determined against Company could reasonably be expected to have a Material Adverse Effect except as set forth on Schedule 8.6 hereto.

16.	The Permits of the Company are as set forth on Schedule 8.7 hereto.

17.	The Company is in compliance with all environmental laws applicable to its business or operations except as set forth on Schedule 8.8 hereto.

18.	Set forth in Schedule 8.9 hereto is a correct and complete list, as of the date hereof, of all of the Credit Card Agreements and all other agreements, documents and instruments existing as of the date hereof between or among the Company, any of its affiliates, the Credit Card Issuers, the Credit Card Processors and any of, their affiliates.

19.	The Company does not own or license any trademarks, patents, copyrights or other intellectual property, except as set forth on Exhibit A hereto (indicate type of intellectual property and whether owned or licensed, registration number, date of registration, and, if licensed, the name and address of the licensor).
20.	The Company is affiliated with, or has ownership in, the corporations (including subsidiaries) and other organizations set forth on Exhibit B hereto.

21.	The names of the stockholders of the Company and their holdings are as set forth on Exhibit B hereto (if stock or other interests are widely held indicate only holders owning 10% or more of the voting stock or other interests). The Permitted Holders (as defined in the Loan Agreement) are set forth on Exhibit B hereto.

22.	The Company is not a party to or bound by a collective bargaining or similar agreement with any union, labor organization or other bargaining agent.

23.	Pursuant to Section 9.9 of the Agreement, the Company has no “indebtedness”.

24.	Pursuant to Section 9.10 of the Agreement, the Company has not made any loans or advances or guaranteed or otherwise become liable for the obligations of any others.

25.	Pursuant to Section 5.1 of the Agreement, the Company does not have any chattel paper (whether tangible or electronic) or instruments as of the date hereof.

26.	Pursuant to Section 5.1 of the Agreement, the Company does not have any commercial tort claims which are pending or have been identified as being worthy of pursuit by the Company’s officers.

27.	There is no provision in the certificate of incorporation or by-laws of the Company or in the laws of the State of its organization, requiring any vote or consent of it shareholders, members or other holders of the equity interests therein to borrow or to authorize the mortgage or pledge of or creation of a security interest in any assets of the Company or any subsidiary. Such power is vested exclusively in its Board of Directors.

28.	The officers of the Company and their respective titles list on Exhibit C hereto.

29.	The following, as duly elected officers of the Company, will have signatory powers as to all transactions of the Company with Lender:
Lynelle Kirby, Carl Rubin, Gregg Bodnar and Robert Guttman
30.	The members of the Board of Directors of the Company are listed on Exhibit D hereto.

31.	At the present time, there are no delinquent taxes due (including, but not limited to, all payroll taxes, personal property taxes, real estate taxes or income taxes).

32.	Certified Public Accountants for the Company is the firm of:

Name	Ernst & Young LLP
Address	Suite 400, 111 North Canal Street, Chicago, IL 60606

Partner Handling Relationship	Kimberly Simios
Were statements uncertified for any fiscal year?	No
[signature page follows]

     Agents and Lenders shall be entitled to rely upon the foregoing in all respects and the undersigned is duly authorized to execute and deliver this Information Certificate on behalf of the Company.

Very truly yours,

ULTA SALON, COSMETICS & FRAGRANCE, INC.

By:	/s/ Gregg Bodnar
Name:	Gregg Bodnar
Title:	Chief Financial Officer
Exhibit A – Intellectual Property
Exhibit B – Subsidiaries, Affiliates, Investments
Exhibit C – Elected Officers of the Company
Exhibit D – Members of the Board of Directors
Schedule 6.3 – Bank and Investment Accounts
Schedule 8.2 – Name; State of Organization; Chief Executive Office; Collateral Locations
Schedule 8.4 – Existing Liens
Schedule 8.6 – Litigation
Schedule 8.7 – Compliance with Other Agreements and Applicable Laws
Schedule 8.8 – Environmental Compliance
Schedule 8.9 – Credit Card Agreements
[Signature page to Information Certificate]

EXHIBIT A
to Information Certificate
Intellectual Property
Owned Trademarks Registered with the United States Patent and Trademark Office

Mark	Registration No.	Registration Date
INFINATIV	2,871,861	8/10/04
FORMATIV	3,024,270	12/6/05
ULTA.COM	2,631,363	10/8/02
ULTA SALON-COSMETICS-FRAGRANCE	2,531,889	1/22/02
ULTA	2,504,336	11/6/01
WHAT A WOMAN WANTS.	2,504,333	11/6/01
BASICALLY U	2,598,439	7/23/02
STUDIO GEAR[1]	1,845,012	7/12/94 (Renewed 7/12/04)
ULTA 3	1,681,577	3/31/92 (Renewed 3/31/02)
ULTA SALON-COSMETICS- FRAGRANCE (Stylized)	2,531,885	1/22/02
SALON AT ULTA (and Design)	3,719,551	12/1/09
THE SALON AT ULTA	3,7166,06	11/24/09
ULTA BEAUTY	3,262,918	7/10/07
ULTA BEAUTY (and Design)	3,311,177	10/16/07
ULTA BEAUTY (and Design)	3,311,178	10/16/07
ULTA.COM	2,631,363	10/8/02
YOUR BEAUTY DESTINATION	3,796,631	6/1/10
Owned Trademark Applications Pending with the United States Patent and Trademark Office

Mark	Serial No.	Filing Date
ULTA.COM YOUR ONLINE DESTINATION	77/579924	9/26/08
WINDOWS OF LOVE	77/806639	9/18/09

[1]	The Company owns the “Studio Gear” trademark, but the trademark is subject to a License Agreement between The Company and Studio Gear Cosmetics, Inc. This License Agreement conveys 50% of the ownership of the mark to Studio Gear Cosmetics, Inc. in May, 1998.

Licensed Intellectual Property
1. Licenses for use of computer software by the Company and/or its officers, employees and affiliates in the Company’s business operations.
2. Licenses for use of trade names, trademarks and other intellectual property by the Company acquired from time to time by the Company with respect to products and services sold or used in Company’s retail sales.

EXHIBIT B
to
INFORMATION CERTIFICATE
Subsidiaries; Affiliates; Investments
A.	Subsidiaries (More than 50% owned by Company). None

B.	Affiliates (Less than 50% Owned by Company). None

C.	Affiliates (Subject to common ownership with Company). None

D.	Shareholders (If widely held, only holders with more than 10%)

Jurisdiction of
Name	Incorporation	Percentage Owned
Doublemousse B.V.	Netherlands	18.9% of all voting equity
E.	Permitted Holders

Jurisdiction of
Permitted Holder	Incorporation	Percentage Owned
Doublemousse B.V. (and its affiliates)	Netherlands	18.9% of all voting equity

EXHIBIT C
to
INFORMATION CERTIFICATE

Name	Title
Lyn Kirby	CEO
Chuck Rubin	President & COO
Gregg Bodnar	Chief Financial Officer & Assistant Secretary
Robert Guttman	SVP, General Counsel & Secretary
Wayne L’Heureux	Senior Vice President, Human Resources

Chris Schultz	Chief Information Officer
Alex Lelli	Senior Vice President, Growth & Development
Janet Taake	Senior Vice President, Merchandising
Pat Murphy	Vice President, Supply Chain
Rich Bos	Vice President, Marketing, CRM, Loyalty & Replenishment

M. Bolyard	Senior Vice President, Prestige
Barbara Zamudio	Vice President, Mass Merchandising
Holly Schmidt	Vice President, Merchandising
Julie Tomasi	Vice President, Merchandising Operations
Dan Atkinson	Vice President, New Stores & Operation Strategy
Phil Horvath	Vice President and General Manager, Salon
Jodi Holland	Regional Vice President, Operations — West
Marguerite Garvey	Regional Vice President, Operations — South
Kelly Cusick	Regional Vice President, Operations — East
Scott Settersten	Vice President, Finance
Erwin Winkler	Vice President, Store Design & Brand Identity
David Southworth	Vice President, E-Commerce
Steve Squier	Vice President, Financial Planning & Analysis

Bruce Haynes	Vice President, Real Estate
Doron Sacham	Vice President, Construction
Rick Myers	Vice President, Construction
Richard Franz	Vice President, Real Estate — West
David Rayner	Vice President, Real Estate — East
Mani Krishna	Vice President, Supply Chain Engineering

Janet Lindeman	Assistant Secretary

EXHIBIT D
to
INFORMATION CERTIFICATE
DIRECTORS

Name	Title and Company	Business Address

Dennis K. Eck	Non-Executive Chairman of the Board	302 Marigold Ave. Corna Del Mar, CA 92625

Lynelle P. Kirby	CEO	1000 Remington Blvd
	Ulta Salon Cosmetics & Fragrance	Bolingbrook, IL 60440

Chuck Rubin	President & COO	1000 Remington Blvd
	Ulta Salon Cosmetics & Fragrance	Bolingbrook, IL 60440

Herve J. F. Defforey	Director	139 Picadilly
	(Operating Partner, GRP)	London, England UK
W1J7NU

Robert DiRomualdo	Director	8477 Bay Colony Dr., #502
	(Chairman & CEO of Naples	Naples, FL 34108
Ventures, LLC)

Charles Heilbronn	Director	Nine West 57th St.
	(Executive VP & Secretary of	44th Floor
	Chanel, Inc. and Executive VP of Chanel Limited)	New York, NY 10019

Lorna Nagler	Director	2500 Xenium Lane North
	(President &CEO of Christopher & Banks Corporation)	Plymouth, MN 55441

Charles J. Philippin	Director	8 Rutgers St
Closter, NJ 07624

Yves Sisteron	Director	2121 Avenue of the Stars
	(Partner, GRP Partners)	Suite 1630
Los Angeles, CA 90067

SCHEDULE 6.3
to
INFORMATION CERTIFICATE
Bank and Investment Accounts
Bank of America Corporate Accounts
 9021728  Disbursements Account – All non-payroll payments are issued from this account. Advances from the revolving credit agreement are credited to this account. This account funds payroll, taxes, employee 401k contributions, and ZBA accounts noted below. Bank of America account fees are debited from this account mid-month.
 2241504  Concentration Account – All 6 regional depository banks listed below (excluding Bank of America Account  3312238 ) wire transfer available funds into this account. All Visa, MasterCard, Discover, and AMEX funds are transferred into this account and other credits are also deposited to this account. When there is a line of credit balance, the interim available balance in this account goes to pay down the line of credit.
 2336775  Insurance ZBA – Our health insurance companies, Blue Cross and Blue Shield and Planned Administrators, Inc., debit this account weekly and biweekly, respectively, for health insurance claims processed.
 5800416199  Flex Spending Account ZBA
 5800416223  Ulta Inc Pay Card Account ZBA– Payroll Pay Cards are funded from this account
Depository Accounts only at other Banks

Bank of America (IL, IN) (Interim available balance pays down line of credit if line of credit has a balance)	Account # 3312238	IL stores serviced by Dunbar or Garda
IN store serviced by Garda

Bank of America (Pre-Merger B of A Account) (CT, FL, IL, MA, MD, NC, NY, OK, PA, SC, TN, VA)	Main Account # 8666207431	CT stores serviced by Dunbar
FL stores serviced by Brinks, Dunbar or Garda
IL stores serviced by Dunbar or Garda
MA stores serviced by Garda
MD stores serviced by Dunbar

		NC stores serviced by Dunbar or Garda
		NY stores serviced by Dunbar
		OK stores serviced by Brinks or Loomis Fargo
		PA store serviced by Dunbar
		SC stores serviced by Garda
		TN store serviced by Brinks
		VA stores serviced by Dunbar or Garda
JPMorgan Chase	Main Account # 722597838 (Sub-Accts Listed Below)
JPMorgan Chase (CA)	886076108	Stores serviced by Garda
JPMorgan Chase (CO)	191980448	Stores serviced by Dunbar
JPMorgan Chase (IN)	630741668	Stores serviced by Garda
JPMorgan Chase (KY)	624003638	Stores serviced by Garda
JPMorgan Chase (LA)	722598398	Stores serviced by Brinks, Dunbar or Loomis
JPMorgan Chase (NY)	209043296	Stores serviced by Safe & Sound, Brinks, Loomis Fargo or Titan Armored
JPMorgan Chase (OK)	817038334	Store # 390 is serviced by Brinks
JPMorgan Chase (TX)	1889860670	Stores serviced by Brinks, Dunbar, Garda, Trinity Armored or Rochester Armored
JPMorgan Chase (UT)	722598521	Store # 266 is serviced by Garda
JPMorgan Chase (WI)	675517445	Stores serviced by Dunbar or Garda

PNC Bank (FL, MD, MI, NC, OH, PA)	Account # 1138340707
		FL store 363 serviced by Garda
		MD store 213 serviced by Dunbar
		MI stores serviced by Garda
		NC store 231 serviced by Dunbar
		OH stores serviced by Dunbar or Garda
		PA stores serviced by Dunbar or Garda

US Bank (AR, AZ, IA, KS, MN, MO, NE, TN, WA)	Main Account # 153910154555
		AR store 236 is serviced by Armored Transport Service
		AZ stores serviced by Dunbar, Garda, or Brinks
		IA stores serviced by Lewis Systems
		KS store 197 serviced by Garda
		MN stores serviced by Garda or

		Granite City Armored Car
		NE stores serviced by Rochester
		TN stores serviced by Garda or Brinks
		WA stores serviced by Dunbar or Garda

Wachovia (AL, DE, FL, GA, MD, MS, NC, NJ, PA, RI, TN, VA)	Account # 200000-344-3688
		AL stores serviced by Brinks
		DE store 86 serviced by Garda
		FL stores serviced by Dunbar, Brinks or Garda
		GA stores serviced by Dunbar, Garda or Loomis
		MD store 367 serviced by Dunbar
		MS stores serviced by Brinks or Loomis
		NC store 219 serviced by Garda
		NJ stores serviced by Dunbar or Garda
		PA stores serviced by Dunbar or Garda
		RI store 320 serviced by Dunbar
		TN store 316 serviced by Dunbar
		VA store 366 serviced by Dunbar

Wells Fargo Bank (CA)	Main Account # 4496875907 (Sub-Accts Listed Below)	Stores serviced by Dunbar or Garda

Wells Fargo Bank (CO)	4010018679	Stores serviced by Dunbar or Horizon Armored Service
Wells Fargo Bank (MN)	4945002293	Stores serviced by Garda
Wells Fargo Bank (NV)	4435743745	Stores serviced by Garda
Wells Fargo Bank (OR)	4121184550	Stores serviced by Garda
Wells Fargo Bank (UT)	4121719199	Store 371 is serviced by Garda
Investment Accounts

Bank of America Investment	399116 Investment Account	Overnight Commercial Paper Account

SCHEDULE 8.2
to
INFORMATION CERTIFICATE
Name; State of Organization; Chief Executive Office; Collateral Locations
Part (a) – Exact Legal Name of Borrower
     Ulta Salon, Cosmetics & Fragrance, Inc.
     Fictitious Names:
     R.G. Trends Corporation
     Ulta 3, Inc.
     Ulta 3 The Cosmetics Savings Store, Inc.
     Ulta 3 Cosmetics & Salon, Inc.
Part (b) – Domestic State and Foreign Jurisdictions
     Domestic: Delaware
     Foreign: Alabama, Arizona, Arkansas, California, Colorado, Connecticut, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Nebraska, Nevada, New Jersey, New York, North Carolina, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, Tennessee, Texas, Utah, Virginia, Washington and Wisconsin
Part (c) – Chief Executive Office, Mailing Address and Location of Books and Records
1000 Remington Blvd.
Bolingbrook, Illinois, 60440
     Locations of Inventory, Equipment and Other Assets
     See Attachment to Schedule 8.2

Schedule 8.2 – Attachment 1
to
Information Certificate
Locations of Inventory, Equipment and Other Assets
Note: All business locations are leased

	Store No.	Project Name	Store Location	Landlord Information
1.	0005	NorthPoint	456 E. Rand Rd.	AmCap Northpoint LLC AmCap, Inc. 1281 East
			Arlington Hgts, IL 60004	Main Street Suite 200 Stamford CT 06902

2.	0007	Lake View	15754 S. LaGrange Rd.	Simon Property Group (IL), L.P. Simon Property
			Orland Park, IL 60462	Group 225 W. Washington Street Indianapolis
				IN 46204-3438

3.	0008	Danada Square West	112 Danada Square West	Danada Square West Shopping Center UCR Asset
			Wheaton, IL 60187	Services 7001 Preston Road Suite 215 Dallas TX
				75205

4.	0012	Quarry Shopping Center	9720 Joliet Rd.	CSDV, Limited Partnership Mid America Asset
			Suite 100	Management, Inc. One Parkview Plaza 9th Floor
			Hodgkins, IL 60525	Oakbrook Terrace IL 60181-4731

5.	0013	Mansell Crossings	7671 N. Point Parkway	Centro Property Group 420 Lexington Ave NW
			Alpharetta, GA 30022	7th Floor New York NY 10170

6.	0017	Sportmart Plaza	145 Army Trail Rd.	MB BP Portfolio, L.L.C Inland American Retail
			Glendale Hgts, IL 60139	Management LLC 2901 Butterfield Road
				Oak Brook IL 60523

7.	0021	Woodfield Village Green	1480 Golf Rd.	DDR MDT Woodfield Village LLC Developers
			Schaumburg, IL 60173	Diversified Realty Corporation 3300 Enterprise
				Parkway Beachwood OH 44122

8.	0022	Market East	1515 Town E. Blvd.	Sun Life Assurance Company of Canada U.S.
			Suite 117	Crestview Real Estate, LLC 8214 Westchester
			Mesquite, TX 75150	Dr. #850 Dallas TX 75088

9.	0023	North & Sheffield	1000 W. North Ave.	North Avenue Properties, LLC 1000
			Chicago, IL 60622	West North Avenue Chicago, IL 60622
				(c/o Chicago Title
				& Trust Company u/d/a 1100415 Penmark
				Industries, Inc., as agent)

10.	0024	Grove Shopping Center	1310 W. 75th St.	Robin Realty & Management Company 1333 North
			Downers Grove, IL 60516	Wells Street Chicago IL 60610

11.	0025	Barrett Pavilion	680 Barrett Parkway	DDRTC Barrett Pavilion LLC Developers
			Kennesaw, GA 30144	Diversified Realty Corporation 3300 Enterprise
				parkway Beachwood OH 44122

12.	0027	Schaumburg Plaza	361 S. Barrington Road	Inland Real Estate-Illinois, L.L.C. Inland
			Schaumburg, IL 60193	Commercial Property Mgmt. Inc. 2901
				Butterfield Road Oak Brook IL 60523

13.	0033	Scottsdale Pavilions	9019 E. Indian Bend Rd.	Spire South, L.L.C. 8350 East McDonald Drive
			Scottsdale, AZ 85250	Suite C Scottsdale AZ 85250

14.	0035	Camelback Colonnade	1949 E. Camelback Rd., Suite 146	The Macerich Company Camelback Colonnade
			Phoenix, AZ 85016	Assoc. Limited Partnerhsip 11411 North Tatum
				Blvd. Phoenix AZ 85028

15.	0037	Village Fair North	12867 N. Tatum Blvd.	Financial Trading & Transacting Corporation
			Phoenix, AZ 85032	N.V. 1790 E. River Road Suite 310 Tucson AZ
				85718

16.	0038	Commons of Crystal Lake	6326 NW Highway	Heritage Property Investment Trust, Inc.
			Crystal Lake, IL 60014	c/o Bradley Operating Limited Partnership
				99458 Collection Center Drive 22900029
				Chicago, IL 60693 Attn: Bill Read

	Store No.	Project Name	Store Location	Landlord Information
17.	0039	Perimeter Village	4737 Ashford Dunwoody	WRI Retail Pool I, L.P. P.O. Box 924133
			Atlanta, GA 30338	Houston TX 77292-4133

18.	0040	Gap Shopping Center	4115 N. Harlem Ave.	Irving-Harlem Management Company P.O. Box 407
			Norridge, IL 60634	Deerfield IL 60015

19.	0041	Hobart Shopping Center	2395 E. 81st Ave.	Crossings at Hobart-I, LLC Schottenstein
			Merrillville, IN 46410	Property Group 4300 E. Fifth Ave. Columbus OH
				43219

20.	0042	Preston Forest Village	11661 Preston Rd.	PFV/Realty III, LP PRK Holdings IV, LLC PO Box
			Dallas, TX 75230	730649 Dallas TX 75373-0649

21.	0043	Heritage Point	2540 Cumberland Rd.	DDRTC Heritage Pavioion LLC Dept. 105437
			Smyrna, GA 30080	30413 21119 PO Box 534420 Atlanta GA
				30353-4420

22.	0044	Clark Wellington Center	3015 N. Clark St.	American National Bank Trust Agreement 64797
			Chicago, IL 60657	Mid-America Asset Mgmt Two Mid-America Plaza
				Third Floor Oak Brook Terrace IL 60181

23.	0045	Belleview Shores	5132 S. Wadsworth	Jordon Perlmutter 1601 Blake St Suite 600
			Littleton, CO 80123	Denver CO 80202

24.	0046	Market at Town Center	2601 Town Center Blvd.	Market @ Town Center Sugarland Partnership
			Sugar Land, TX 77479	P.O. Box 924133 Houston TX 77292-4133

25.	0047	Arrowhead Crossing	7665 W. Bell Rd.	Developers Diversified Realty Corp. (1827)
			Peoria, AZ 85382	3300 Enterprise Parkway P.O. Box 228042
				Beachwood OH 44122

26.	0048	America Drive Shopping	6575 E. State St.	FRIDH . Corp. 1111 S. Alpine Road Suite 401
		Center	Rockford, IL 61108	Rockford IL 61108

27.	0052	Ahwatukee Foothills	4601 E. Ray Rd.	DDRA Ahawatukee Foothills LLC Developers
		Towne Center	Phoenix, AZ 85044	Diversified Realty Corporation 3300 Enterprise
				Parkway Beachwood OH 44122

28.	0054	Levittown Mews	3377 Hempstead Turnpike	Levittown Mews Associates, LP 500 Old Country
			Levittown, NY 11756	road Suite 200 Garden City NY 11530

29.	0055	Smith Haven Plaza	2005 Smith Haven Plaza	C & B Realty #2 LLC Colin Development LLC 1520
			Lake Grove, NY 11755	Northern Boulevard Manhasset NY 11030

30.	0057	Mesa Pavilions at	6948 E. Hampton Ave.	PL Mesa Pavilions LLC Kimco Realty 18001 Sky
		Superstation Spring	Mesa, AZ 85208	Park Circle Suite H Irvine CA 92614

31.	0058	Shoppes at the Meadows	8368 S. Willow St.	Shoppes at the Meadows
			Littleton, CO 80124	c/o 8375 S. Willow St., Suite 500
				Littleton, CO 80124

32.	0059	Stephanie Street Shopping	543 N. Stephanie	Harsch Investment Properties 851 SW 6th
		Center	Henderson, NV 89014	Avenue Suite 550 Portland OR 97204

33.	0061	Deerbrook Shopping Center	130B S. Waukegan Rd. Deerfield, IL 60015	GATEWAY FAIRVIEW RREEF Management Company 3340 Peachtree Road Suite 250 Atlanta GA 30326

34.	0062	Shops at Oak Brook Place	2155 W. 22nd St.	The Shops at Oak Brook Place, L.P. Creit
			Oak Brook, IL 60521	Management L.P. 220Portage Avenue Suite 1304
				Winnipeg, Manitoma R3C 0A5

	Store No.	Project Name	Store Location	Landlord Information
35.	0065	Ridgehaven Mall	13145 Ridgedale Dr.	Ridgehaven Mall, Inc Invesco Institutional,
			Minnetonka, MN 55305	(N.A.), Inc. 500 Three Galleria Tower 13155
				Noel Road Dallas TX 75240

36.	0066	Gateway Plaza 1	499 Sunrise Highway	Patchogue Associates Pergament Investments,
			Patchogue, NY 11772	Inc. 1500 Old Northern Boulevard Rosyln NY
				11576

37.	0067	Grand Hunt Center	6517 Grand Ave.	Principal Life Ins. Co Grand Hunt Center PO
			Gurnee, IL 60031	Box 6113 Property 002910 Hicksville NY
				11802-6113

38.	0068	King Kullen Plaza	78 Veterans Memorial Highway	Smithtown Venture, LLC Kimco Realty
			Commack, NY 11725	Corporation 3333 New Hyde Park Road Suite 100
				New Hyde Park NY 11042

39.	0069	Randall Square	1560 S. Randall Rd.	Randall Plaza In Retail Fund Randall Square
			Geneva, IL 60134	LLC 2901 Butterfield Road Oak Brook IL 60523

40.	0070	University Hills	2780 S. Colorado Blvd.	Goldberg Propert Association, Inc. c/o Black
			Denver, CO 80210	Cherry LLC dept 0597 Denver, CO 80263

41.	0071	Pinecroft II Shopping	1600 Lake Woodlands Dr.	CSHV Woodlands, LP heitman Capital Management
		Center	The Woodlands, TX 77380	LLC PO Box 730006 Dallas TX 15919-3006

42.	0072	Buckhead Station	3495 Buckhead Loop, Suite 120	Equity One (Buckhead Station), LLC Equity One,
			Atlanta, GA 30326	Inc. 1600 N.E. Miami Gardens Drive North
				Miami Beach FL 33179-4902

43.	0073	Marketplace at Northglen	421 W. 104th Ave.	ELPF Northglenn, LLC LaSalle Investment
			Northglen, CO 80234	Management, Inc. 8343 Douglas Suite 100 Dallas
				TX 75225

44.	0075	Gateway Market Center	9607 Research Blvd.	Shopping Center at Gateway, LP Simon Property
			Austin, TX 78759	Group 225 W. Washington Street Indianapolis
				IN 46204

45.	0077	The Promenade at Frank	16231 N. Scottsdale Road	Pacific Promenade, LLC Pederson Group 2800 N.
		Lloyd Wright	Scottsdale, AZ 85254	Central Ave #1500 Phoenix AZ 85004

46.	0078	Snellville Pavilion	2059 Scenic Highway	KIR Snellville L.P. Kimco Realty Corporation
			Snelville, GA 30278	3333 New Hyde Park Road New Hyde Park NY
				11042-0020

47.	0079	Lakeline Plaza	11066 Pecan Park Blvd.	Lakeline Plaza LLC Simon Property Group 225 W.
			Austin, TX 78613	Washington Street Indianapolis IN 46204-3438

48.	0080	Mall of Georgia Crossings	3205 Woodward Crossing	Mall of Georgia Crossing, LLC MS Management
			Atlanta, GA 30519	Association, Inc. National City Center 115
				West Washington Indianapolis IN 46204

49.	0081	Baybrook Village	1507B West Bay Area	Coventry Development corporation 1041 Third
			Houston, TX 77598	Avenue 2nd Floor New York NY 10021

	Store No.	Project Name	Store Location	Landlord Information
50.	0082	Trinity Commons	3000 S. Hulen St.	Heritage Trinity Commons SPE Limited
			Suite 130	Partnership Centro Heritage SPE 6 LLC General
			Forth Worth, TX 76109	Post Office #32500013 PO Box 30907 New York NY 10087-0907

51.	0083	Dearbrook Marketplace	20530 US 59 North	Deerbrook Marketplace 20202 US
			Humble, TX 77338	Highway 59 North, Suite 100 Humble, TX 77338

52.	0084	Court at Oxford Valley	146 Commerce Blvd.	Goldenberg Group Sub-Tenant of Dick’s Sporting
			Fairless, PA 19030	Goods 630 Sentry Parkway Suite 200 Blue Bell
				PA 19422

53.	0086	Concord Mall	4803 Concord Pike	NTFB, LLC 4737 Concord Pike Wilmington DE
			Wilmington, DE 19803	19803

54.	0087	Collin Creek Village	721 N. Central Expressway	Rosewood Mgmt Corp. Lyda Hunt - Caroline Trust
			East Plano, TX 75075	100 Crescent Court Suite 1700 Dallas TX
				75201-1878

55.	0088	Montgomery Square	1221 Knapp Road	KIR Montgomery Kimco Realty Corporation
			North Wales, PA 19454	Mid-Atlantic Region 170 W. Ridgely Road, Suite
				210 Lutherville MD 21093

56.	0089	Deptford Crossing	1800 Clements Bridge Rd.	Deptford Commons, LLC Malachite Group, Ltd. 48
			Deptford, NJ 08086	East Old Country Road 203 Mineola NY 10501

57.	0090	Westridge Court	2707 Aurora Ave.	Centro Properties Group 40 Skokie Blvd Suite
			Naperville, IL 60540	600 Northbrook IL 60062

58.	0091	LaFrontera Plaza	2701 Parker Road	Frontier Village, L.P. Sansone Group 120 S.
			Bldg. C	Central Suite 100 Saint Louis MO 63105
			Round Rock, TX 78681

59.	0092	Gateway Plaza Center	2900 E. Southlake Blvd.	Inland Western Southlake Limited Partnership
			Southlake, TX 76092	2901 Butterfield Road Oak Brook IL 60523

60.	0093	Greentree Retail Center	455 S. Fry Rd.	Caltim, LTD. Westco Property Management
			Katy, TX 77450	Company 365 Sawdust Road Spring TX 77380

61.	0094	Shops at Northeast Mall	880 Northeast Mall Blvd.	Simon Property Group (TX) LP Simon Property
			Hurst, TX 76053	Group 225 W. Washington Street Indianapolis
				IN 46204-3438

62.	0095	Lakewood City Commons	489 S. Wadsworth Blvd.	Lakewood City Commons L.P. 1901 Avenue of the
			Lakewood, CO 80226	Stars Suite 885 Los Angeles CA 90067-6002

63.	0096	Broadcast Square	2755 Paper Mill Road, Space L	Spring Ridge, LP S. Ridge Management, LLC 1000
		Shopping Center	Wyomissing, PA 19610	North Front Street Suite 500 Wormleysburg PA
				17043

64.	0097	Shops at One Orchard	9635 Skokie Blvd.	Inland Commercial Property Management, Inc. As
		Place	Skokie, IL 60077	Managing Agent for the Owner 2901 Butterfield
				Rd. Oak Brook IL 60523

65.	0098	Preston Ridge, The	3333 Preston Rd.	BPR Shopping Center, Centro Properties Group
		Centre at	Frisco, TX 75034	420 Lexington Avenue 7th Floor ew York NY
				10170

	Store No.	Project Name	Store Location	Landlord Information
66.	0099	Chandler Festival	2680 W. Chandler Blvd.	Chandler Festival Center 311 W. Chandler Blvd
			Chandler, AZ 85224	#2142 Chandler AZ 85226

67.	0100	Silverado Ranch Station	9857 S. Eastern Avenue	AIG Baker Silverado, LLC 1701
			Las Vegas, NV 89183	Lee Branch Lane Birmingham, AL 35242

68.	0101	Metroplex Shopping	2540 Chemical Rd.	Goldenberg Mgmt., Inc. Metroplex West Assoc.
		Center	Plymouth Meeting, PA 19462	LP 630 Sentry Parkway Suite 200 Blue Bell PA
				19422

69.	0103	Creekside Town Center	1232 Galleria Blvd.	Donahue Schriber Asset Management Creekside
			Suite 100	Center. LLC 200 E. Baker Street Suite 100
			Roseville, CA 95678	Costa Mesa CA 92626

70.	0104	East Gate Square	1470 Nixon Drive	East Gate Center V, Tenants In Common 770
			Mount Laurel, NJ 08054	Township Line Road Suite 150 Yardley PA 19007

71.	0105	Woodstock Shopping	124 Woodstock Square Avenue,	DDRTC Woodstock Square LLC Developers
		Center	Suite 600	Diversified Realty Corporation 3300 Enterprise
			Woodstock, GA 30189	Parkway PO Box 228042 Beachwood OH 44122

72.	0106	Willow Ridge Plaza	720 Route 73 S.	Newbridge, LLC 620 Righters Ferry Road Bala
			Marlton, NJ 08053	Cynwnd PA 19004

73.	0108	Desert Ridge Marketplace	21001 N Tatum Blvd., Suite 72.	Vestar Development II, LLC 2425 E. Camelback
			Desert Ridge, AZ 85050	Road Suite 750 Phoenix AZ 85016

74.	0109	Nassau Park Pavilion	540 Nassau Park Pavilion, Unit #8	Alliance Town Center I, L.P. P.O. Box 203707
			Princeton, NJ 08540	Houston TX 77216-3707

75.	0110	Laguna Gateway-East	9141 West Stockton Blvd.	Pappas Laguna, LP 5229 Yorkville Place
			Elk Grove, CA 95758	Carmichael CA 95608

76.	0111	The Shops at Kildeer	20505 N Rand road, Suite 220	Shops at Kildeer, LLC 3333 New hyde park Rd.
			Kildeer, IL 60047	New Hyde Park NY 11042

77.	0112	Jefferson Pointe	4220 W. Jefferson Blvd., Suite 04	IMI Jefferson Pointe, LLC Flimcher Properties
			Fort Wayne IN 46804	Limited Partnership 150 East Gay Street
				Columbus OH 43215

78.	0113	The Summit at Louisville	4292 Summit Plaza Drive	Louisville Retail Company, L.L.C. Bayer
			Louisville KY 40241	Properties Inc. 2222 Arlington Ave.
				Birmingham AL 35205

79.	0114	The River at Rancho	71800 Highway 111, Unit A 174	Grosvenor The River Retail, LLC PO Box
		Mirage	Rancho Mirage, CA 92270	310010870 Pasadena CA 91110-0870

80.	0115	La Jolla Village Square	8657 Villa La Jolla Drive, Suite	8650 Villa La Jolla, Inc. LJVS Management
			#119 La Jolla, CA 92037	Office 8657 Villa La Jolla Dr., Ste 123 La
				Jolla CA 92037

81.	0116	Stacks at the Waterfront	105 W. Bridge Street	DDRTC Waterfront Town Center LLC Developers
			Homestead, PA 15160	Diversified Realty Corporation 3300 Enterprise
				Parkway Beachwood OH 44122

	Store No.	Project Name	Store Location	Landlord Information
82.	0117	Watchung Square Mall	1515 Route 22 West, Wuite 22	Watchung Square Associates, L.L.C. Fidelity
			Watchung, New Jersey 07060	Management Company 641 Shunpike Road Chatham NJ 07928

83.	0118	Howe ’Bout Arden	2100 Arden Way, Suite 100	Rancho Arden, LP 14903 Via La Senda Del Mar
		Shopping Center	Sacramento CA 95825	CA 92014

84.	0119	The Plaza at the Pointe	162 Quinn Drive	Long Meadow Associates Costa Land Company 600
			Pittsburgh, PA 15275	Grant Street Suite 3010 Pittsburgh PA 15219

85.	0120	Southdale Center	2750 Southdale Center	Southdale Limited Partnership 1300 Wilson
			Edina, MN 55435	Boulevard Suite 400 Arlington VA 22209

86.	0121	Clybourn Square	2754 N. Clybourn Ave., Building A	Costco Wholesale Corporation Mid-America Asset
			Chicago, IL 60614	Management One Parkview Plaza 9th Floor
				Oakbrook Terrace IL 60181-4731

87.	0122	Riverdale Village	3583 River Rapids Drive	DDR MDT Riverdale Village Inner Ring LLC
			Coon Rapids, MN 55448	Developers Diversified Realty Corporation 3300
				Enterprise Parkway P.O. Box 228042 Beachwood
				OH 44122

88.	0123	Cityplace at the	82 The Promenade	RREEF America REIT II Corp. HH RREEF 3340
		Promenade	Edgewater, New Jersey 07020	Peachtree Road, NE 2nd Floor Atlanta GA 30326

89.	0124	Town Center -	5927 Sunrise Blvd.	MP Birdcage Marketplace, LLC LaSalle
		Marketplace at	Citrus Heights, CA 95610	Investment Management 11501 Dublin Blvd. Suite
		Birdcage		200 Dublin CA 94568

90.	0125	Holmdel Commons	2130 Route 35 South	Holmdel Commons, LLC Kimco Realty Corporation
			Holmdel, NJ 07733	P.O. Box 5020 3333 New Hyde Park New York NY
				11042-0020

91.	0126	Crossroads Plaza	409 Crossroads Blvd	Cary Crossroads (DE), LLC 3290 Northside
			Cary, NC 27511	Parkway Suite 250 Atlanta GA 30327

92.	0127	Parkway Plaza	600 Ed Noble Parkway	Gemini Property Management, LLC 200 Park
			Norman, OK 73702	Avenue South Suite 1305 New York NY 10003

93.	0128	Quail Springs MarketPlace	2340 W. Memorial Road	NP/I&G Quail Springs, LLC Centro Properties
			Oklahoma City, OK 73134	Group 420 Lexington Avenue 7th Floor New York
				NY 10170

94.	0129	South Park Shopping	3220 Nicholasville Road	KIMCO Lexington 140, Inc. Kimco Realty
		Center	Lexington, KY 40503	Corporation PO Box 5020 3333 New Hyde Park,
				Suite 100 New Hyde Park NY 11042

95.	0130	Eastside Market	1123 East 71st Street	SEAYCO-THF Eastside Market Shops, LLC THF
			Tulsa, OK 74133	Realty Inc. 2127 Innerbelt Business Center
				Drive Suite 200 St. Louis MO 63114

	Store No.	Project Name	Store Location	Landlord Information
96.	0131	Southroads Shopping	4915 A East 41st Street	Southroads, L.L.C. MD Managemement, Inc. 5600
		Center	Tulsa, OK 74135	West 95th Street Suite 110 Overland Park KS
				662076

97.	0132	The Pavilion at La	1905 Calle Barcelona	LA Forum Carlsbad, LLC Forum at
		Costa/The	Suite 100	Carlsbad-Property Operations 45 Ansley Drive
		Forum at Carlsbad	Carlsbad, CA 92009	Newnan GA 630263

98.	0133	The Shops at Briargate	1845 Briargate Parkway	CS Lifestyle Ctr, LLC 2650 Thousand Oaks Blvd
			Suite 380 Hwy. 83	Suite 3150 Memphis TN 38118
			Colorado Springs, CO 80920

99.	0134	Stonecrest Shopping	7844 Rea Road	Zenith Investment Grantor Trust 1406 Halsey
		Center	Charlotte, NC 28277	Way Suite 110 Carrollton TX 75007

100.	0135	El Camino North	2645 Vista Way	PK II El Camino North LP 3333 New Hyde Park
		Shopping Center	Oceanside, CA 92054	Road New Hyde Park NY 11042

101.	0136	The Shoppes at	12181 Elm Creek Blvd	Prudential Real Estate Investors Two
		Arbor Lakes	Maple Grove, MN 55369	Prudential Plaza 180 North Stetson Ave., Suite
				3275 Chicago IL 60601

102.	0137	Village Crossing	5485 W. Touhy Avenue	DDRTC Village Crossing LLC Developers
			Skokie, IL 60077	Diversified Realty Corporation 3300 Enterprise
				Parkway Beachwood OH 44122

103.	0138	Westcliff Plaza	10800 Irvine Avenue	The Irvine Company Madison Marquette Retail
			Newport Beach, CA 92660	Services, Inc. 5 Jenner Suite 100 Irvine CA
				92618-3808

104.	0139	Hunt Valley Towne Centre	118 Shawan Road, Suite O	Hunt Valley Towne Centre, LLC Greenberg
			Hunt Valley, MD 21030	Gimmons Commerical 10096 Red Run Boulevard
				Suite 100 Owings Mills MD 21117

105.	0140	Rivertree Court	701 N. Milwaukee	Inland Commercial Property Management, Inc.
			Suite 200 Vernon Hills, IL 60061	2901 Butterfield Road Oak Brook IL 60523

106.	0141	Smoketown Station	2890 Prince William Pkwy	KIR Smoketown Station, LP 3333 New Hyde Park
			Woodbridge, VA 22192	Road, Suite 100 PO Box 5020 New Hyde Park NY
				11042

107.	0142	Best Buy Metro Center	6575 Frontier Dr., Bldg. E, Ste. A	Frontier Drive Metro Center, L.P. 1701
		(Frontier Drive Metro Centre)	Springfield, VA 22150	Pennsylvania Ave NW Suite 1050 Washington DC 20006

108.	0143	Hastings Village Shopping	3393 E. Foothill Blvd.	Hastings Village Investment Co., LP 6380
		Center	Pasadena, CA 91107	Wilshire Blvd. Suite 1106 Los Angeles CA
				90048

109.	0144	The Esplanade Shopping	431 West Esplanade Drive	Centro Properties Group Centro Properties
		Center	Oxnard, CA 93036	Group 420 Lexington Avenue, 7th floor New
				York NY 10170

110.	0145	Glenview Town Center	1940 Tower Drive	OliverMcMillan Glenview, LLC 733 Eighth
			Glenview, IL 60025	Avenue San Diego CA 92101

	Store No.	Project Name	Store Location	Landlord Information
111.	0146	Chino Spectrum Towne	4041 Grand Ave.	Vestar Chino B, L.L.C. 2425 E. Camelback Road
		Center	Chino, CA 91710	Suite 750 Phoenix AZ 85016

112.	0147	Cotswold Village Shops	236 S. Sharon Amity Road	Cotswold Center, LLC Steven D. Bell & Company
			Charlotte, NC 28211	300 North N Greene Street Suite 1000
				Greensboro NC 27401

113.	0148	Hacienda Crossing	4948 Dublin Blvd.	Ronald Benderson 1995 Trust PO Box 823201
		Shopping Center	Dublin, CA 94568	Philadelphia PA 19182

114.	0149	Plaza on Richmond	5140 Richmond	POR, Inc. 5177 Richmond Houston TX 77027
			Houston, TX 77056

115.	0150	Commons at Willowbrook	7744 FM. 1960 West	The Commons at Willowbrook, Inc. Trammel Crow
			Houston, TX 77070	Company 3050 Post Oak Blvd. Suite 700 Houston
				TX 77056

116.	0151	Bell Tower Mall	13499 S. Cleveland Avenue, Suite	Bell Tower Shops, LLC 13499 US 41 SE Suite
			301 Ft. Myers, FL 33907	151 Fort Myers FL 33907

117.	0152	Waterford Lakes Town	841 Alafaya Trail	Simon Property Group, L.P. Simon Property
		Center	Orland, FL 32828	Group 225 W. Washignton ST Indianapolis IN
				46204-3438

118.	0153	The Plaza at Citrus Park	12715 Citrus Park Dr.	KIR Tampa 003, LLC Kimco Realty Corporation
			Tampa, FL 33625	P.O. Box 5020 3333 New Hyde Park, Suite 100
				New Hyde Park NY 11042

119.	0154	Downtown Silver Spring	914 Ellsworth Drive	PFA-B Silver Spring, LC 916 Ellsworth Drive
		Springs	Silver Spring, MD 20910	Silver Spring MD 20910

120.	0155	Cerritos Towne Center	12771 Towne Center Drive	Cerritos Towne Center LLC Vestar Property
			Cerritos, CA 90703	Management PO Box 16281 Suite 750 Phoenix AZ
				85011-6281

121.	0156	West Hollywood Gateway	7100 Santa Monica Blvd., Ste. 210	CLPF-West Hollywood, L.P. 601 S figueroa
			West Hollywood, CA 90046	Street Suite 3400 Los Anteles CA 90017

122.	0157	Palm Valley Pavilions	1450 N. Litchfield	PVPW Corp. Heitman Capital Management 191
		West	Goodyear, AZ 85338	North Wacker Drive Suite 2500 Chicago IL
				60606

123.	0158	Victoria Gardens	7905 Kew Ave., #5540	Rancho Mall, LLC Terminal Tower 50 Public
			Rancho Cucamonga, CA 91739	Square Suite 1100 Cleveland OH 44113-2267

124.	0159	Peoria Crossings	9280 W. Northern Ave.	Inland Western Glendale, LLC Bldg.#5027 3150
			Glendale, AZ 85305	N. Arizona Ave. Suite 105 Chandler AZ 85225

125.	0160	Kendallgate Shopping	12054 SW 88th St.	Kendallgate Center Associates, Ltd. 2665 S.
		Center	Miami, FL 33186	Bayshore Drive Suite 1200 Coconut Grove FL
				33133

126.	0161	Pembroke Crossing	11850 Pines Boulevard	The Prudential Insurance Company of America
			Pembroke Pines, FL 33026	Terranova Corporation 801 Arthur Godfrey Road
				Suite 600 Miami Beach FL 33140

	Store No.	Project Name	Store Location	Landlord Information
127.	0162	Orlando Square	1718 W. Sand Lake road, Suite	MSKP Orlando Square, LLC Kitson & Partners
			C-100 Orlando, FL 32809	Realty, LLC 4500 PGA Blvd Suite 400 Palm Beach
				Gardens FL 33418

128.	0163	Altamonte Mall	451 E. Altamonte Drive, # 1473	Altamonte Mall Altamonte Mall Venture 110 N.
			Altamonte Springs, FL 32701	Wacker Dr. Chicago IL 60606

129.	0164	Central Park	1696 Carl D. Siver Pkwy.	Central Park Marketplace Holdings, LLC
			Fredericksburg, VA 22401	Rappaport Management Company 8405 Greensboro
				Drive Suite 830 McLean VA 22102-5121

130.	0165	Silverlake Village	3133 Silverlake Village Dr.	LMR Silverlake Retail Partners, Ltd. LASCO
		Shopping Center	Pearland, TX 77581	Development Company 3100 Edloe Suite 270
				Houston TX 77027

131.	0166	Bella Terra	7777 Edinger Avenue, Suite D126,	Bella Terra Associates, LLC DJM Capital
			Huntington Beach, CA 92647	Partners 60 S. Market Street Suite 1120 San
				Jose CA 95113

132.	0167	Congressional Plaza	1631 Rockville Pike	Congressional Plaza Associates, LLC Federal
			Rockville, MD 20852	Realty Investment Trust 1626 East Jefferson
				Street Rockville MD 20852-4041

133.	0168	Fashion Mall Commons	8487 Union Chapel Road, Unit 720	Fashion Mall Commons I, LP 201 N. Illinois,
			Indianapolis, IN 46240	22nd Floor Indianapolis IN 46204

134.	0169	Monroeville Mall	701 Monroeville Mall	Monroeville Mall Expansion Co., LP c/o
			Monroeville, PA 15146	Turnberry Associates 19501
				Biscayne Blvd., Suite 400 Aventura, FL 33180

135.	0170	Park Place Mall	5870 E. Broadway Blvd., Suite 442	GGP-General Growth Properties 110 N Wacker
			Tucson, AZ 85711	Dr. Chicago IL 60606

136.	0171	Chesterfield Towne Center	11500 Midlothian Turnpike #800,	The Macerich Partnership, L.P. Management
			Space 206	Office 11500 Midlothian Turnpike Richmond VA
			Richmond, VA 23235	23235

137.	0172	Fremont Hub	39221 Fremont Hub	Fremont Retail Partners, LP Kimco Realty
			Fremont, CA 94538	Corporation 3333 New Hyde Park Road, #100 PO
				Box 5020 New Hyde Park NY 11042-0020

138.	0173	Tamarack Village	8290 Tamarack Village	Tamarack Village Shopping Center Robert Muir
		Shopping Center	Woodbury, MN 55125	Company 7650 Edinborough Way Suite 375 Edina
				MN 55435

139.	0174	Colonies Crossroads	1927 North Campus Ave.	Pacific Development Group Berryman, Dennis
			Upland, CA 91784	One Corporate Plaza, 2nd Flr Newport Beach CA
				92660

140.	0175	The Shops and Tanforan	1140 El Camino Real #209	Tanforan Park Shopping Center, LLC Wattson
			San Bruno, CA 94066	Breevast 3600 Birch Street Suite 250 Newport
				Beach CA 92660

141.	0176	Surprise Marketplace	13707 West Bell Road	Surprise Marketplace Holdings, L.C. Kitchell
			Surprise, AZ 85374	Property Management 1707 E. Highland Ave Suite
				100 Phoenix AZ 85016

	Store No.	Project Name	Store Location	Landlord Information
142.	0177	Brookfield Fashion Center	16970 W. Blue Mound Rd., Space	Metropolitan Life Insurance Co Urban Retail
			210 Brookfield, WI 53005	Properties Co., Southridge Mall 16955 W.
				Wisconsin Avenue Brookfield WI 53005

143.	0178	Fair City Mall	9600 U-Main Street	Fair City HHH, LLC
			Fairfax, VA 22031	c/o Urban Retail Properties, Inc. 3222 M.
				Street, NW, Suite 140 Washington DC
				20007 with a copy to:
				Ruben, Johnson & Morgan, P.C.
				249 Pearl Street, Third
				Floor Hartford, CT 06103

144.	0179	Gateway Station	12864 South Freeway	Kimco Burleson L.P. Kimco Realty Corporation
			Ft. Worth, TX 76028	PO Box 5020 3333 New Hyde Park, Suite 100 New
				Hyde Park NY 11042

145.	0180	Alderwood Parkway Plaza	19401 Alderwood Mall Parkway	Alderwood Parkway Plaza Limited Partnership
			Suite 130	Coast Real Estate Services 2829 Rucker Ave.
			Lynnwood, WA 98036	Suite 100 Everett WA 98201

146.	0181	Renaissance Center at	6923 Fayetteville Road	CBL-TRS Joint Venture II, LLC Renaissance
		Southpoint	Durham, NC 27713	Retail, LLC 2030 Hamimlton Place Boulevard
				Suite 500 Chattanooga TN 37421-6000

147.	0182	Jefferson Commons	12551 Jefferson Ave., Suite 121	Inland Western Newport News Jefferson, LLC
			Newport News, VA 23602	2901 Butterfield Road Oak Brook IL 60523

148.	0183	SanTan Village Phase II	2779 South Market Street	Macerich SanTan Phase 2 SPE LLC PO Box 29383
			Gilbert, AZ 85295	Phoenix AZ 85038-9383

149.	0184	Happy Valley Towne Center	2501 W. Happy Valley Rd., #38 Phoenix, Arizona 85027	Vestar AZ XLVII, LLC 2425 E. Camelback Road, Suite 750 Phoenix AZ 85016

150.	0185	Tempe Marketplace	55 S. McClintock Drive, Suite 155	Vestar TM-OPCP, LLC Vestar Arizona XLV, LLC
			Tempe, AZ 85281	2425 E. Camelback Road Suite 750 Phoenix AZ
				85016

151.	0186	Rockaway Town Plaza	395 Mt. Hope Road, Suite 450	Rockaway Center Associates Simon Property
			Rockaway, NJ 07866	Group 225 W. Washington Street Indianapolis
				IN 46204-3438

152.	0187	Prestonwood Town Center	5301 Beltline Road, #114	Inland American Dallas Prestonwood Limited
			Dallas, TX 75248	Partnership 2901 Butterfield Road Oak Brook
				IL 60523

153.	0188	Cedar Hills Crossing	3255 SW Cedar Hills Blvd., # 150	Desert Troon Companies 17207 N. Perimerter
			Beaverton, OR 97005	Drive Suite 200 Scottsdale AZ 85255

154.	0189	The Promenade @	3951 North Freeway Blvd.	CLPF-PROMENADE, L.P. OPUS WEST
		Sacramento Gateway	Sacramento, California 95834	MANAGEMENT CORPORATION 3900 Gateway Park Blvd.
				Sacramento CA 95834

155.	0190	North Hills Village Mall	4801 McKnight Road, Room 11	J. J. Gumberg Co. Brinton Executive Center
			Pittsburgh, PA 15237	1051 Brinton Road Pittsburgh PA 15221-4599

	Store No.	Project Name	Store Location	Landlord Information
156.	0191	Parkway Super Center	17320 Southcenter Pkwy	KIR Tukwila L.P. Kimco Realty Corporation PO
			Tukwila, WA 98188	Box 5020 3333 New Hyde Park, Suite 100 New
				Hyde Park NY 11042

157.	0192	The Shops at Greenridge	1125 Woodruff Road, Suite 101	Shops at Greenridge, LLC 9415 Sunset Dr Suite
			Greenville, SC 29607	226 Miami FL 33173

158.	0193	Mayfaire Town Center	840 Inspiration Drive	Mayfaire Retail, LLC 6835 Conservation Way
			Wilmington, NC 28405	Wilmington NC 28405

159.	0194	Whiteland Towne Center	187 West Lincoln Highway, Suite	Whiteland Investors, LP
			200 Exton, PA 19341	770 Township Line Road, Ste. 150 Yardley, PA 19067

160.	0195	Village at Jordan Creek	6805 Mills Civic Pkwy, Suite 110	Jordan Creek Town Center
			West Des Moines, IA 50266	GGP Village at Jordan Creek L.L.C.
				110 N. Wacker Dr.
				Chicago, IL 60606

161.	0196	Triangle Town Place	3604 Sumner Blvd. Suite 108	JG Triangle Peripheral South, LLC
			Raleigh, NC 27616	c/o The Richard E. Jacobs Group, Inc.
				25425 Center Ridge Road
				Cleveland, OH 44145-4122

162.	0197	Olathe Pointe	14677 West 119th Space 1	Arci Terra Olathe Pointe KS, LLC 2720 East
			Olathe, Kansas 66062	Camelback Road Suite 220 Phoenix AZ 85016

163.	0198	Reno South Virginia	6667 South Virginia Street,	REA Reno, LLC
		Commons Shopping	Spaces B & C	5010 N. Parkway Calabasas, #202
		Center	Reno, NV 89511	Calabasas, CA 91302
				Taxpayer ID No.: 01-0777385

164.	0199	Oracle Wetmore	4368 N. Oracle	Weingarten Nostat, Inc.
			Tucson, AZ 85705	P.O. Box 201692
				Weingarten Realty Investors
				Houston, TX 77216-1692

165.	0200	Shops at Coconut Point	8054 Mediterranean Drive	Coconut Point Developers, LLC
			Estero, FL 33928	c/c M.S. Management Associates Inc.
				National City Center
				115 W. Washington
				Indianapolis, IN 46204

166.	0201	Mt. Pleasant Towne Center	1740 Towne Center Way	IMI Mount Pleasant LLC 1850 M Street NW Suite
			Mt. Pleasant, SC 29464	1200 Washington DC 20036

167.	0202	Bridgepoint Center	3010 Bridgepointe Pkwy.	SPI Bridgepointe Partners, LP; RS
			San Mateo, CA 94404	Bridgepointe, LLC & DHV Partners, LLC SPI
				Property Management Corp 650 California Street
				Suite 1288 San Francisco CA 94108

168.	0203	Sparks Crossing	117 Los Altos Parkway	AIG Baker Sparks, L.L.C.
			Sparks, NV 89436	1701 Lee Branch Lane
				Birmingham, AL 35242

169.	0204	Logan Town Centre	205 Falon Lane	AVR Realty Company 1 Executive Boulevard 4th
			Altoona, PA 16602-6542	Floor Yonkers NY 10701

170.	0205	Arlington Highlands	4000 Retail Connection Way, Suite	Arlington Highlands, LTd. 2525 McKinnon St,
			113 Arlington, TX 76018	Suite 700 Dallas TX 75219

171.	0206	Sarasota Shopping Center	6515 South Tamiami Trail	Inland American Sarasota Tamiami, L.L.C.
			Sarasota, FL 34240	Inland American Retail Management, LLC/Bldg
				44679 100 Galleria Parkway Suite 1030 Atlanta
				GA 30339

	Store No.	Project Name	Store Location	Landlord Information
172.	0207	The Forum at the	214 Forum Drive	Village at Sandhill, LLC
		Village at Sandhill	Columbia, SC 29229	PO Box 1608
				101 Flintlake Road
				Columbia, SC, 29223

173.	0208	The District at Tustin	2863 Park Avenue	Vestar/Kimco Tustin, L.P.
		Legacy	Tustin, CA 92780	P.O. Box 16281
				c/o Vestar Property Management
				Phoenix, AZ, 85011-6281

174.	0209	York Town Center	2835 Concord Road	York Town Center Holding L.P. c/o
			York, PA 17402	CBL & Associates Management, Inc.
				2030 Hamilton Place Boulevard
				Chattanooga, TN 37421
				Taxpayer ID No.: 20-2806945

175.	0210	Brookside Marketplace	7350 W. 191st Street	Ryan Companies US, Inc. 50 South Tenth Street
			Tinley Park, IL 60477	Suite 300 Minneapolis MN 55403-2012

176.	0211	Metropolis	301 Metropolis Mile, Suite F120	Metropolis I Perm Holding, LLC CB Richard
			Plainfield, IN 46168	Ellis 2499 Futura Park Way Suite 255
				Plainfield IN 46168

177.	0212	The Crossings at Corona	2541 Tuscany Street #103	Castle & Cooke Corona Crossings I, Inc.
			Corona, CA 92881-4189	10000 Stockdale Highway
				Suite 300
				Bakersfield, CA, 93311

178.	0213	The Avenue at White	8165-C Honeygo Boulevard	NVI-AVENUE, LLC, The Ave at White Marsh
		Marsh Shopping Center	Baltimore, MD 21236	Business Trust & Fr White Marsh, Inc.
				1626 East Jefferson Street
				Federal Realty Investment Trust
				Rockville, MD, 20852-4041

179.	0214	Orange Plaza	444 Route 211 East	Middletown I Resources L.P.
			Middletown, NY 10940	3 Manhattanville Road
				National Realty & Development Corp.
				Purchase, NY, 10577-2116

180.	0215	Winter Park Village	520 N Orlando Ave #110	Winter Park Town Center, LTD
			Winter Park, FL 32789	PO Box 73847
				Columbus, OH, 44193

181.	0216	The Rim	17414 La Cantera Parkway, #113	Fourth Quarter Properties, LXI, LLP
			San Antonio, TX 78257	45 Ansley Dr.
				The Rim-Property Ops.
				Newnan, GA, 30265

182.	0217	Hunters Square	30837 Orchard Lake Road	RLV Hunter’s Square LP
			Farmington Hills, MI 48334	Dept. 152001
				PO Box 67000
				Detroit, MI, 48267-1520

183.	0219	Cross Pointe Centre	5075 Morganton Rd.	DDR Cross Pointe Centre LLC %Developers
			Fayetteville, NC 28314	Diversified Realty Corporation 3300 Enterprise
				Parkway Beachwood OH 44122

184.	0220	Cumming Town Center	2295 Market Place Blvd.	Cole MT Cumming Ga, LLC 2555 East Camelback
			Cumming, GA 30040	Road 400 Phoenix AZ 85016

185.	0221	Marketplace on First	4651 1st Avenue SE	Marketplace on First LLC
			Suite 3 Cedar Rapids, IA 52403	116 Third Street SE
				Cedar Rapids, IA, 52401

186.	0222	Abercorn Common	8108 Abercorn Street	Abercorn Common, LLP
			Suite 310 Savannah, GA 31406	114 Barnard Street
				Suite 2B
				Savannah, GA, 31401

	Store No.	Project Name	Store Location	Landlord Information
187.	0223	The District at Howell Mill	1801 Howell Mill Road, Suite 240	The District at Howell Mill, LLC
			Atlanta, GA 30318	c/o Selig Enterprises, Inc.
				1100 Spring Street Northwest
				Suite 550
				Atlanta, GA 30309-2848
				Taxpayer ID No.: 31-1842891

188.	0225	Superstition Gateway West	1614 S. Signal Butte Road	DTD-Devco BW, LLC
			Mesa, AZ 85209	17207 N Perimeter Dr, Suite 200
				Scottsdale, AZ 85255
				Attn: Tim Dollander
				(430) 947-8800

189.	0226	The Forum at Ashley Park	338 Newnan Crossing Bypass	Fourth Quarter Properties XLI, LLC
			Newnan, GA 30265	PO Box 933380
				Atlanta, GA, 31193-3380
				(678) 423-5445

190.	0227	Arroyo Market	7265 Arroyo Crossing Parkway	Rainbow Arroyo Commons LLC 1770 North
			Suite 110 Las Vegas, NV 89113	Buffalo Suite 101 Las Vegas NV 89128

191.	0228	Lake Pleasant Towne	10084 W. Happy Valley Parkway	Vestar Arizona XLVIII,L.L.C.
		Center	Peoria, AZ 85383	2425 E. Camelback Road
				Suite 750
				Phoenix, AZ, 85016
				602-866-0900

192.	0229	Winter Garden Village at	3203 Daniels Road	Cole MT Winter Garden FL, LLC 2555 East
		Fowler Groves	Winter Garden, FL 34787	Camelback Road, Suite 400 Phoneix AZ 85016

193.	0230	Cameron Crossing	1751 N. Central Expressway, Bldg	Covington Cameron Crossing Acquisition LLC
		Shopping Center	G #100 McKinney, TX 75070	S. Wacker Drive
				Suite 2750
				Chicago, IL, 60606

194.	0231	Mooresville Crossing	609 River Highway	Mooresville Crossing, LP Kimco Realty
			Mooresville, NC 28117	Corporation 3333 New Hyde Park Road PO Box
				5020 New Hyde Park NY 11042-0020

195.	0232	Canyon West	6070 Marsha Sharp Freeway	Canyon Hub Holdings, L.P. De la Vega Group
			Lubbock, TX 79407	3131 McKinney Ave Suite 400 Dallas TX 75204

196.	0233	Columbia Crossing	16521 SE Mill Plain Blvd., 8A	Columbia Tech Center, L.L.C. c/o
			Vancouver, WA 98684	Pacific Realty Associates, L.P.
				15350 S.W. Sequoia Parkway,
				Suite 300
				Portland, Oregon 97224
				Attn: Legal Department
				(503) 624-6300
				Taxpayer ID No.: 93-1219363

197.	0234	The Shops at Fox River	3206 Shoppers Drive	DDR McHenry Square, LLC
			McHenry , IL 60050	3300 Enterprise Parkway
				Developers Diversified Realty Corporation
				Beachwood, OH, 44122

198.	0235	Gateway Overlook	8241 Gateway Overlook Drive	GATEWAY OVERLOOK
			Elkridge, MD 21075	110 N. Wacker Drive
				HAWARD RESEARCH AND DEVELOPMENT CORPORATION
				Chicago, IL, 60606

	Store No.	Project Name	Store Location	Landlord Information
199.	0236	Ft. Smith Pavilion	3985 Phoenix Ave	Fort Smith Pavilion, LLC
			Fort Smith, AR 72903	14100 San Pedro
				Suite 310
				San Antonio, TX, 78232

200.	0238	Green Oak Village Place	9830 Village Place Blvd.	Green Oak Village Place, LLC
			Brighton, MI 48116	One Town Square
				Southfield, MI 48076
				Attn: Christopher G. Broehert
				Tel: 248-737-4041
				Fax: 248-737-5198

201.	0239	Fair Lakes Center	13048 A Fair Lakes Center	Fair Lakes Center Associates L.P.
			Fairfax, VA 22033	12500 Fair Lakes Circle
				Peterson Companies
				Suite 430
				Fairfax, VA, 22033

202.	0240	Wrangleboro Consumer	214 Consumer Square	Benderson-Wainberg Associates, LP
		Square	Mays Landing, NJ 08330	3300 Enterprise Pkwy
				Beachwood, OH, 44122

203.	0241	University Commons	1461-B University Drive	CASTO
			Burlington, NC 27215	191 W. Nationwide Blvd
				Suite 200
				Columbus, OH, 43215-2568

204.	0242	The Villages At University	8720-5 J.W. Clay Blvd	CS University Place II, LLC
		Place (District II)	Charlotte, NC 28262	PO Box 1450
				CASTO
				Columbus, OH, 43215

205.	0243	Southland Mall	20505 South Dixie Highway, Space	Gumberg Asset Management Inc.
			605 Miami, FL 33189	20505 South Dixie Highway
				Space 605
				Miami, FL, 33189

206.	0244	Grand Plaza	185 South Las Posas Road	Grand Plaza, LLC World Premier Investments
			San Marcos, CA 92078	5190 Campus Drive Newport Beach CA 92660

207.	0245	Prairie Market Shopping	2510 Route 34	KDR-Oswego Associates, L.P.
		Center	Oswego, IL 60543	2215 Bannister Lane
				KDR-Oswego Associates, L.L.C
				Aurora, IL, 60504

208.	0246	Silver Spring Square	6416 Carlisle Pike Suite 2300	RRP Operating, LP PO Box 822823 Philadelphia
			Mechanicsburg, PA 17050	PA 19182-2823

209.	0247	The Shoppes at Isla Verde	1020 State Road 7	Shoppes at Isla Verde, Ltd.
			Wellington, FL 33414	6400 North Andrews Avenue
				Suite 500
				Fort Lauderdale, FL, 33309

210.	0248	Naperville Main Street	103 South Washington Street	Washington Place Naper, LLC
			Suite 109	729 Montana Avenue
			Naperville, IL 60540	Norman A. Rubin & Associates
				Suite 7
				Santa Monica, CA, 90403

211.	0249	Lincoln Road	337 Lincoln Road	CLR Lincoln Associates, LLC
			Miami Beach, FL 33139	Rand real Estate Services, Inc.
				PO Box 2870
				Westport, CT 06880

212.	0250	Fayette Pavilion, Phase I	110 A Pavilion Pkwy	DDRTC Fayette pavilion I and II LLC
			Fayetteville, GA 30214	3300 Enterprise Parkway
				Developers Diversified Realty Corporation
				Beachwood, OH, 44122

213.	0251	Beaver Creek Crossing	1521 Beaver Creek Commons	DDR/1st Carolina Crossings South LLC
			Drive #201	3300 Enterprise Parkway
			Apex, NC 27502	Developers Diversified Realty Corporation
				Beachwood, OH, 44122

	Store No.	Project Name	Store Location	Landlord Information
214.	0252	Harvest Junction North	210 Ken Prat Boulevard	Panattoni Development Company, LLC
			Longmont, CO 80501	4601 DTC Blvd
				Panattoni Development Company, LLC
				Suite 650
				Denver, CO, 80237

215.	0253	The Grove at Wesley	5953 Wesley Grove Blvd	Oakley Grove Development, LLC Ben Carter
		Chapel	Wesley Chapel, FL 33543	Properties, LLC Two Buckhead Plaza 3050
				Peachtree Road, NW Suite 300 Atlanta GA
				30305

216.	0254	The Avenue at Murfreesboro	2615 Medical Center Parkway #800 Murfreesboro, TN 37129	Cousins Properties Incorporated 2500 Windy ridge Parkway
				Atlanta, GA, 30339

217.	0255	N/A	1655 County Rd B-2 West	WilCal Crossroads, LLC
			Roseville, MN 55113	c/o M & J Wilkow Properties, LLC
				180 N. Michigan Avenue, Suite 200
				Chicago, Illinois 60601
				Attn: Marc R. Wilkow

218.	0256	The Southlands	24101 E. Orchard Rd., Unit D	Southlands Tower LLC
			Aurora, CO 80016	5460 S. Quebec Street
				Suite 100
				Greenwood Village, CO, 80111

219.	0257	Baldwin Commons	4830 Baldwin	Baldwin Commons LLC
		Shopping Center	Orion Township, MI 48359	101 W. Big Beaver Road
				Columbia Center II
				Suite 200
				Bloomfield, MI, 48084-5255

220.	0258	Nyberg Woods	7081 SW Nyberg Street	Nyberg CenterCal, LLC
			Tualatin, OR 97062	7455 SW Bridgeport Road
				CenterCal Properties, LLC
				#205
				Tigard, OR, 97224

221.	0259	Conroe Marketplace	2928 I-45 North	Conroe Marketplace S.C, L.P.
		Shopping Center	Conroe, TX 77303	3333 New Hyde Park Road
				Kimco Realty Corporation
				PO Box 5020
				New Hyde Park, NY, 11042-0020

222.	0260	Empire Center	1351 N. Victory Place	Providence Burbank I, LLC
			Burbank, CA 91502	2443 East Coast Highway
				Corona del Mar, CA, 92625

223.	0261	Waterside Marketplace	50523 Waterside Drive	Waterside Marketplace, LLC
			Chesterfield Township, MI 48051	One Towne Square
				Suite 1600
				Southfield, MI, 48076

224.	0262	Columbus Park Crossing	5550 Whittlesey Road, Suite 600	Columbus Park Crossing South, LLC
		South	Columbus, GA 31909	950 East Paces Ferry road
				Ben Carter Properties, LLC
				Suite 900
				Atlanta, GA, 30326

225.	0263	The Village at Dayton	2700 Miamisburg-Centerville Road	Dayton Mall Venture, LLC
		Mall	#864 Dayton, OH 45459	150 East Gay Street
				24th Floor
				Columbus, OH, 43215

226.	0264	L Street Marketplace	12430 K Plaza	L Street Marketplace, LLC 17110 Marcy Street
			Omaha, NE 68137	Suite 1 Omaha NE 68118

227.	0265	Horsham Gate	100 Welsh Road Suite 102	Horsham Realty Partners LP & Garden Fair
			Horsham, PA 19044	Realty Associates
				Goodman Properties
				636 Old York Road 2nd Floor
				Jenkintown, PA 19046

	Store No.	Project Name	Store Location	Landlord Information
228.	0266	The Commons at South	10409 South State Street	WM Acquisition, L.C.
		Towne	Sandy, UT 84070	1165 East Wilmington Avenue
				Suite 275
				Salt Lake City, UT, 84106

229.	0267	Alpine Summit Shopping	3165 Alpine Avenue	Geenen DeKock Properties, LLC
		Center	Suite B	12 West 8th Street
			Walker, MI 49544	Suite 250
				Holland, MI, 49423

230.	0268	Vintage Commons	3900 Sisk Road	Keystone Property Associates, LLC 225
			Modesto, Ca 95356	Greenfield Parkway Suite 102 Liverpool, NY
				13088

231.	0269	The Promenade	641 E. Boughton Road, Suite 100	Terminal Tower
		Bolingbrook	Bolingbrook, IL 60440	50 Public Square
				Suite 1360
				Cleveland, OH, 44113-2267

232.	0270	Plaza at Rockwall	999 East I.H. 30	CNLRS Rockwall, L.P.
			Rockwall, TX 75087	450 South Orange Avenue
				National Retail Properties, Inc.
				Suite 900
				Orlando, FL, 32801

233.	0271	Southpark Meadows	9500 South IH 35 Service Road SB	SP Meadows Central, Ltd.
		Shopping Center	Building I, Unit 100 512-292-1784	1209 West 5th Street
			Austin, TX 78748	Endeavor Real Estate Group
				Suite 200
				Austin, TX, 78703

234.	0272	The Landing at Tradition	10740 SW Village Parkway	Inland Diversified Real Estate Services,
			Port Saint Lucie, FL 34987	LLC?Bldg #65006 2901 Butterfield Road Oak
				Brook IL 60523

235.	0273	Bridgewater Falls	3347 Princeton Road	Bridewater Falls Station 11501 Northlake
			Hamilton , OH 45011	Drive Cincinnati OH 45249

236.	0274	The Plaza at Southpark	16640 Royalton Road	VAM, LTD.
			Strongsville, OH 44136	c/o Visconsi companies, Ltd.
				30050 Chagrin Blvd
				Suite #360
				Pepper Pike, OH 44124

237.	0275	Robertson’s Corner	5801 Long Prairie Road, Suite 150	Robertson’s Creek 1031, LLC Inland Continental
			Flower Mound, TX 75028	Property Management Corp. 2901 Butterfield
				Road Oak Brook IL 60523

238.	0276	Coastal Grand Mall	710 Coastal Grand Circle	CBL & Associates Management, Inc
			Myrtle Beach, SC 29577	2030 Hamilton Place Boulevard
				CBL Center, Suite 500
				Chattanooga, TN, 37421-6000

239.	0277	The Exchange at	1804 South Randall Rd.	In Retail Fund Algonquin Commons, LLC
		Algonquin Commons	Algonquin, IL 60102	1125 Paysphere Circle
				Chicago, IL, 60674

240.	0278	Westgate Plaza	2814 S. Soncy Road	KIR Amarillo, LP (#278)
			Amarillo, TX 79124	3333 New Hyde Park Road
				New Hyde Park, NY, 11042

241.	0279	The Plant	31 Curtner Avenue	WPV San Jose, LLC Westrust Ventures, LLC 2535
			San Jose, CA 95125	Townsgate Road Suite 310 Westlake Village CA
				91361

242.	0280	Westgate Marketplace	6417 SW 3rd Street	Westgate Marketplace Developers, LLC
			Oklahoma City, OK 73127	6400 W. Reno
				Oklahoma City, OK, 73127

	Store No.	Project Name	Store Location	Landlord Information
243.	0281	Northgate Shopping	401 NE Northgate Way	Northgate Mall Partnership
		Center	Suite 1110	225 West Washington Street
			Seattle, WA 98125	M.S. Management Associates Inc.
				Indianapolis, IN, 46204

244.	0282	University Town Center	103 North Cattlemen Road	SIPOC Associates TIC
			Sarasota, FL 34232	8441 Cooper Creek Boulevard
				University Park, FL, 34201

245.	0284	Towne Place at Garden	907 Haddonfield Road, Suite A	Cherry Hill Towne Center Partners, LLC
		State Park	Cherry Hill, NJ 08002	c/o Edgewood Properties
				1260 Stelton Road
				Piscataway, NJ 08854

246.	0285	Canton Marketplace	1810 Cumming Hwy, Suite 640	GLL Selection II Georgia, LP
			Canton, GA 30114	GLL Real Estate Partners
				200 South Orange Avenue Suite 1920
				Orlando, FL 32801

247.	0286	Villagio Shopping Center	7911 N Blackstone Ave	Villagio Shopping Center, LLC
			Fresno, CA 93720	80 Iron Point Circle
				Suite 100
				Folsom, CA, 95630

248.	0287	North Haven Commons	370 N Universal Drive	August America, LLC 401 South Barrington 100
			North Haven, CT 06473	Los Angeles CA 90049

249.	0288	Burhaven Mall	830 West County Road 42	CEC Burnhaven LLC, WEP Burnhaven, LLC, PMJ
			Burnsville, MN 55337	Burnhaven LLC & FPH Burnhavent LLC Anderson
				Property Management 6205 Parkwood Road Edina
				MN 55436

250.	0289	The Village at Colony	188 Colony Place	Colony Place Development , LLC
		Place	Plymouth, MA 02360	200 Oak Point Drive
				Middleborough, MA, 02436

251.	0290	Dothan Pavilion	4401 Montgomery Hwy., #500	Fourth Quarter Properties 91, LLC
			Dothan, AL 36303	45 Ansley Drive
				Newnan, GA, 30263

252.	0291	Westgate Mall	3181 Westgate	Westgate Mall, LLC
			Anchor F	25425 Center Ridge Road
			Fairview Park, OH 44126	Westlake, OH, 44145

253.	0292	Shadow Lake Towne	7701 Towne Center Parkway	Shadow Lake Towne Center, LLC
		Center	Papillon, NE 68046	6263 North Scottsdale Road
				Suite 330
				Scottsdale, AZ, 85250

254.	0293	University Park Mall	6501 N. Grape Road	University Park Mall, LLC M.S.Management
			Mishawaka, IN 46545	Associates Inc. 225 W. Washington
				Indianapolis IN 46204

255.	0294	Manchester Highlands	121 Highlands Blvd. Drive	Pace-Highlands Associates, L.L.C.
			Manchester, MO 63011	1401 South Brentwood Boulevard
				Suite 900
				St. Louis, MO, 63144

256.	0295	Oakleaf Town Center	Oakleaf Town Center	Argyle Forest Retail I, LLC The Sebler Company
			9625 Crosshill Blvd.	PO Box 41847 St. Petersburg FL 33743-1847
			Jacksonville, FL 32222

257.	0296	The Promenade at	1004 N. Promenade Parkway	WP Casa Grande Retail L.L.C. The Promenade at
		Casa Grande	Suite 136	Casa Grande PO Box 29667 Phoenix AZ
			Casa Grande, AZ 85222	85038-9667

258.	0297	Pier Park	15565 Starfish Street	Simon Property Group, LP
			Suite 110	225 West Washington
			Panama City Beach, FL 32413	M.S. Management Associates Inc
				Indianapolis, IN, 46204

	Store No.	Project Name	Store Location	Landlord Information
259.	0298	EastChase Market Center	EastChase Parkway	EastChase Market Center, LLC
			7981 Eastchase Parkway	2660 EastChase lane
			Montgomery, AL 36117	Suite 100
				Montgomery, AL, 36117-7024

260.	0299	North Attleboro	1360 S. Washington Street, Unit 1	North Attleboro Marketplace II LLC
		Marketplace II	North Attleborough, MA 02760	1414 Atwood Ave
				Johnston, RI, 02919

261.	0300	Market Heights	201 E. Central Texas Expressway	Market Heights, Ltd.
			Suite 400 Harker Heights, TX 76548	2001 Ross Avenue
				Suite 4601
				Dallas, TX, 75201

262.	0301	Best in the West Shopping	2186 N. Rainbow Boulevard	WRI Best in the West, LLC
		Center	Las Vegas, NV 89108	P.O. Box 203378
				Houston, TX, 77216-3237

263.	0302	El Paseo Marketplace	1864 Joe Battle Blvd.	River Oaks Properties, Ltd
			El Paso, TX 79936	106 Mesa Park Drive
				El Paso, TX, 79912

264.	0303	Sunland Plaza	813 Sunland Park Drive, Suite B	YEK #7, LP PO Box 1022 El Paso TX 79946
			El Paso, TX 79912

265.	0304	Mentor Target Center	9623 Mentor Avenue	LRC Mentor Investors, LLC
			Mentor, OH 44060	1585 Frederick Boulevard
				Levey Company
				Akron, OH 44320

266.	0305	Alliance Town Center	9561 Sage Meadow Trail	Alliance Town Center I, L.P.
			Fort Worth, TX 76177	301 Commerce Street
				Suite 3635
				Ft. Worth, TX, 76102

267.	0306	Uptown Village at	305 West FM 1382	The MG Herring Property Group, LLC
		Cedar Hill	Suite 530 Cedar Hill, TX 75104	5710 LBJ Freeway
				Suite 450
				Dallas, TX 75240-6399

268.	0307	Alamo Ranch	5347 W Loop 1604 N, Suite 109	W2005 CRM Real Estate Limited Partnership
			San Antonio, TX 78253	6011 Connection Drive
				6th Floor
				Irving, TX, 75039

269.	0308	The Terrace	2220 Hamilton Place Blvd., Suite	CBL Terrace Limited Partnership CBL &
			110 Chattanooga, TN 37421	Associates management, Inc. 2030Hamilton Place
				Blvd., Suite 500 Chattanooga, TN 37421

270.	0310	McKinley Mall	3701 McKinley Parkway	McKinley Mall, LLC
			Buffalo, NY 14219-2683	725 Conshohocken State Road
				Stoltz Management of Delaware, Inc.
				Bala Cynwyd, PA, 19004

271.	0311	Midtown Village	1800 McFarland Blvd. East #522	Carlyle/Cypress Tuscaloosa 8343 Douglas
			Tuscaloosa, AL 35404	Avenue, Suite 300 Dallas TX 75225

272.	0313	Canyon View Marketplace	632 Market St., Ste 500	WTN CoEx I, LLC
			Grand Junction, CO 81505	3501 SW Fairlawn Road, Suite 200
				Topeka, Kansas 66614

273.	0314	Sherwood Mall	5410 Pacific Avenue	Sherwood Mall LLC 5757 pacific Ave Suite 220
			Stockton, CA 95207	Stockton, CA 95207

274.	0315	Hamilton Town Center	14002 Hoard Drive	Hamilton Town Center, LLC
			Suite 100 Noblesville, IN 46060	225 W. Washington
				M.S. Management Associates Inc.
				Indianapolis, IN, 46204

	Store No.	Project Name	Store Location	Landlord Information
275.	0316	Countrywood Crossing	2273 N. Germantown Parkway	Countrywood 1031, LLC Inland Continental
			Memphis, TN 38016	Property Management Corp. 2901 Butterfield
				Road Oak Brook IL 60523

276.	0317	Midland Park Mall	4511 N. Midkiff Dr	Midland Park Mall, L.P. Simon Property Group
			Midland, TX 79705	225 W. Washington Indianapolis IN 46204

277.	0318	State Street	114-118 South State Street	Chicago Title Land Trust Number 118-5518
			Chicago, IL	1535 North Forest
				River Forest, IL, 60305

278.	0319	Market Place Square	720 Jefferson Rd	Ronald Benderson 1995 Trust PO Box 823201
			Suite 100	Philadelphia PA 19182
			Henrietta, NY 14623

279.	0320	Warwick Center	1350 East Bald Hill Road	DDRTC Warwick Center LLC
			Warwick, RI 02886	3300 Enterprise Parkway
				Developers Diversified Realty Corporation
				Beachwood, OH, 44122

280.	0321	Gateway Center	15 Mystic View Rd	DDRC Gateway LLC
			Everett, MA 02149	Gateway Center
				Dept 105438-20129-32412
				PO Box 951378
				Cleveland, OH, 44193

281.	0322	Gresham Station	839 NW 12th Avenue	Westlake Gresham Center, LLC
			Gresham, OR 97030	520 S. Camino Real
				Westlake Realty Group, Inc.
				9th Floor
				San Mateo, CA, 94402-1722

282.	0323	Fox River Mall	4301 West Wisconsin Ave	Fox River Mall
			0030 City of Grand Chute	110 North Wacker
			(Appleton), WI 54913	Fox River Shopping Center LLP
				Chicago, IL, 60606

283.	0324	Webster Towne Center	913 Holt Road	COR Holt Road Company, LLC PO Box 102
			Webster, NY 14580	Albany NY 12201-0102

284.	0325	Shoppes at Paradise Isle	34940 Emerald Coast Parkway	WRI-SRP Paradise Isle, LLC
			#120 Destin, FL 32550	2600 Citadel Plaza Drive
				Houston, TX, 77008

285.	0326	Gateway Center	1505 University Drive East	Delmar Baronhead I, Ltd.
			Suite 250	4645 North Central Expressway
			College Station, TX 77840	Corinth Properties
				200 Knox Place
				Dallas, TX, 75205

286.	0327	Patton Creek	4371 Creekside Ave., #121	Patton Creek Holdings, LLC Patton Creek
			Hoover, AL 35244	Holdings, LLC 1175 NE 125th Street Suite 102
				North Miami FL 33161

287.	0328	Palms Crossing	3300 Expressway 83	Palms Crossing, LP
			Building 300	National City Center
			McAllen, TX 78501	MS Management Associates Inc.
				225 W. Washington
				Indianapolis, IN, 46204

288.	0329	Market Street at	4414 SW College Road	The Ocala Shoppes LLC
		Heath Brook	#1710 Ocala, FL 34474	12570 Telecom Drive
				United American Realty, LLC
				Temple Terrace, FL, 33637

289.	0331	The Shops of Friendly Center	3350 W. Friendly Avenue, Suite	CBL-TRS Joint Ventrue, LLC
			111 Greensboro, NC 27410	2030 Hamilton Place Boulevard
				CBL-Shops at Friendly II, LLC
				Suite 500
				Chattanooga, TN, 37421-6000

	Store No.	Project Name	Store Location	Landlord Information
290.	0332	Boulevard Consumer	1701 Niagara Falls Boulevard	Blvdcon, LLC 570 Delaware Avenue Buffalo NY
		Square	Amherst, NY 14228	14202

291.	0333	Front Range Village	4405 Corbett Drive	Bayer Properties Frout Raye Retail Company,
			Fort Collins, CO 80525	LLC 2720 Cowcil Tree Avenue Suite 160 Fort
				Collins CO 80525

292.	0334	Marle Hay Mall	3800 Merle hay Road	Merle Hay Mall Limited Partnership
			Unit #509	30 North Michigan Avenue
			Des Moines, IA 50310	Suite 1008
				Chicago, IL, 60602

293.	0335	The Loop West	2609 W. Osceola Parkway	Loop West LLC The Wilder Cos. 800 Boylston St
			Kissimmee, FL 34741	Suite 1300 Boston MA 02199

294.	0336	Brook Highland Plaza	5267 Highway 280	GS II Brook Highland LC
			Birmingham, AL 35242	3300 Enterprise Parkway
				Developers Diversified Realty Corporation
				Beachwood, OH, 44122

295.	0337	Mall of Louisiana	9330 Mall of Louisiana Blvd,	Mall of Louisiana Land, L.P.
			Suite 400	110 North Wacker Drive
			Baton Rouge, LA 70809	Chicago, IL 60606

296.	0339	Bridge Street Town Centre	301 The Bridge Street NW	Huntsville Shores, LLC 9247 Alden Drive
			Suite #109	Beverly Hills CA 90210
			Huntsville, AL 35806

297.	0340	Cranbrook Village	928 W. Eisenhower Pkwy	Cranbrook Village Limited Partner
		Shopping Center	Ann Arbor, MI 48103	6735 Telegraph Road Suite 110
				Bloomfield Hills, MI 48301-3141

298.	0341	Deerfield Towne Center	5145 Deerfield Blvd	Deerfield Towne Center Holding Company 5305
			Mason, OH 45040	Deerfield Blvd. Mason OH 45040

299.	0342	Fairlane Green	3150 Fairline Drive	Green Drive LLC Lormax Stern Development Do.
			Allen Park, MI 48101	6755 Daly Road West Bloomfield MI 48322

300.	0343	Tiffany Springs Market	9120 NW Skyview Ave	CP Venture Two, LLC Cousins Properties
		Center	Kansas City , MO 64154	Incorporated 191
				Peachtree Street Suite 3600 Atlanta GA
				30303-1740

301.	0344	Regal Court Shopping	7467 Youree Drive	Inland Diversified Shreveport Regal Court,
		Center	Shreveport, LA 71105	L.L.C. 2901 Butterfield Road Oak Brook IL
				60523

302.	0345	Shoppes at Prairie Ridge	10033 77th Street, Ste	GB-MA Pleasant Prairie, LLC
			420 Pleasant Prairie,	c/o Gershman Brown Crowley
			WI 53158	600 E. 96th Street, Suite 150
				Indianapolis, IN 46240
				Tel: (317) 574-7333

303.	0347	Weatherford Ridge	225 Adams	Weatherford I-20/main St., L.P.
			Suite 215	2525 McKinnon Street
			Weatherford, TX 76086	The Retail Connection
				Suite 700
				Dallas, TX, 75210

304.	0348	Southland Shopping	6142 South Westnedge Ave	Southland Mall, Ltd.
		Center	Portage, MI 49024	700 Mall Drive
				Meyer C. Weiner Company
				Portage, MI, 49024

305.	0350	The Shoppes at River	5080 Riverside Drive	The Shoppes at River Crossing
		Crossing	Macon, GA 31210	110 N. Wacker Dr.
				Shoppes at River Crossing, LLC
				Chicago, IL 60606

	Store No.	Project Name	Store Location	Landlord Information
306.	0351	Hampton Village Centre	2813 S. Rochester Road	New Plan Hampton Village, LLC Centro NP LLC
			Rochester, MI 48307	PO Box 74139 Cleveland OH 44194

307.	0352	Westfield Franklin Park	5001 Monroe Street, Unit S-30	Westfield, LLC 11601 Wilshire Boulevard 11th
			Toledo, OH 43623	Floor Los Angeles CA 90025

308.	0353	Streets of Brentwood	2465 Sand Creek Road, Suite 100	Brentwood Specialty Center LLC
			Brentwood, CA 94513	150 E. Broad Street, Ste 800
				Columbus, OH 43215
				Attn: Property Mgr

309.	0354	The Shoppes At Gilbert	857 East Baseline Road	Donahue Schriber Realty Group, LP
		Commons	Gilbert, AZ 85233-1246	200 East Baker Street
				Suite 100
				Costa Mesas, CA, 92626

310.	0355	Oro Valley Marketplace	11875 N. Oracle Road	Vestar OVM, L.L.C.
			Oro Valley, AZ 85755	c/o Vestar Development Company
				2425 East Camelback Road, Suite 750
				Phoenix, AZ 85016

311.	0356	Queen Creek Marketplace	21118 S. Ellsworth Loop Road	Vestar QCM, L.L.C. PO Box 16281 Phoenix AZ
			Queen Creek, AZ 85242	85011-6281

312.	0357	Town Center Plaza	7209 SE 29th St	Sooner Town Center, LLC Collett & Associates
			Midwest City, OK 73110	PO Box 36799 Charlotte NC 28236-6799

313.	0359	Kendall Marketplace	955 Erica Lane	Cannonball, L.L.C. The Harlem Irving
			Yorkville, IL 60560	Companies, Inc. 4104 North Harlem Avenue
				Norridge IL 60706

314.	0361	Alamo Quarry Market	255 E. Basse Road, Suite 1010	Alamo Vista Holdings LLC and Alamo Stonecrest
			San Antonio, TX 78209	Holdings LLC
				c/o American Assets, Inc.
				11455 El Camino Real, Suite 200
				San Diego, CA 92130
				Attn: Retail Property Management

315.	0362	Providence Town Center	40 Town center Drive, Suite 2	Providence Town Center LP
			Collegeville, PA 19426	1301 Lancaster Avenue
				Berwyn, PA 19312

316.	0363	Hammock Landing	205 Palm Bay Road, Suite 121	West Melbourne Town Center, LLC
			W. Melbourne, FL 32904	c/o CBL & Assocs Mgmt, Inc.
				2030 Hamilton Place Blvd, Suite 500
				Chattanooga, TN 37421-6000
				Attn: General Counsel

317.	0364	The Pavilion at Port	5511 S. Williamson Blvd., Suite	Port Orange Town Center, LLC
		Orange	210 Port Orange, FL 32128	CBL Center, Suite 500
				2030 Hamilton Place Blvd
				c/o Justice Wade
				Chattanooga, TN 37421-6000

318.	0365	Quail Creek Crossing	3201 Lawrence Road, Suite 200	Quail Creek Crossing Ltd Paul Blackburn 8100
			Wichita Falls, TX 76308	Broadway Suite 205 San Antonio TX 78209

319.	0366	Dulles 28 Center	22000Dulles Retail Center, Suite	DULLES 28 CENTRE RETAIL GROUP, L.L.C
			136 Sterling, VA 20166	Lerner Corporation, Managing Agent 2000
				Tower Oaks Boulevard Eighth Floor
				Rockville MD 20852-4208

320.	0367	Annapolis Harbor Center	2566 Solomons Island Road	Annapolis Harbour Center Associates, LLLP
			Annapolis, MD 21401	2000 Tower Oaks Boulevard Eighth Floor
				Rockville MD 20852-4208

	Store No.	Project Name	Store Location	Landlord Information
321.	0369	Airport Center	940 Airport Center Drive	Airport Associates LP
			Allentown, PA 18109	c/o Pinveille Properties
				983 Valley Forge Road, Bldg 66
				Valley Forge, PA 19482

322.	0371	Riverdale Shopping Center	4249 South Riverdale Road	Riverdale Center IV, L.C.
			Riverdale, UT 84405	%The Boyer Company
				90 South 400 West, Suite 200
				Salt Lake City, UT 84101

323.	0372	Kingsport Pavilion	2626 E. Stone Drive, Ste 130	Kingsport Pavilion, LLC, FR-141, LLC & J. Pope
			Kingsport, TN 37660	Holdings, LLC 14100 San Pedro Suite 310 San
				Antonio TX 78232

324.	0373	Hammond Square	2026 Hammond Square Drive	Paplace Properties, LLC Stirling Properties,
		Shopping	Hammond, LA 70403	LLC 109 Northpark Blvd., Suite 300 Covington,
				LA 70433

325.	0374	Sunset Valley Homestead	5207 Brodie Lane	Cole MT Sunset Valley TX, LLC 2555 East
		Shopping Center	Austin, TX 78745	Camelback Road Suite 400 Phoenix AZ 85016

326.	0375	Chesterfield Commons	46 THF Blvd	The Chesterfield Two Develpment, LLC
		East	Chesterfield, MO 63005	The Chesterfield Two Realty, Inc.
				c/o THF Realty, Inc.
				2127 Innerbelt Business Center Drive, Suite 200
				St. Louis, MO 63114

327.	0377	The Markets at Town	4860 Big Island Drive	Pinehill Markets Operating LLC
		Center	Jacksonville, FL 32246	3050 Peachtree Road NW
				Suite 300
				Atlanta, GA 30305

328.	0379	Tiger Town	2690 Enterprise Drive	THF Realty 2127 Innerbelt Business Center Dr
			Opelika, AL 36801	Suite 200 St Louis MO 63114

329.	0380	Landstown Commons	3300 Princess anne Road, Suite 731	Mountain Ventrues Virginia Beach, LLC Phillips
		Shopping Center	Virginia Beach, VA 23456	Point East Tower 777 South Flagler Drive 1101
				West Palm Beach FL 33401

330.	0381	Northtown Square	4727 N Division Street	Northtown Square, LLC
		Shopping Center	Spokane, WA 99207	2615 North Cincinnati
				Spokane, WA 99207

331.	0386	Jacksonville Mall	361 Jacksonville Mall, Unit K	PR Financing Limited partnership PREIT
			Jacksonville, NC 28546	Services, LLC 200 South Broad Street
				Philadelphia PA 19102-3803

332.	0387	Sherwood Plaza East	1286 Worcester St	HC Atlantic Development L.P.
			Natick, MA 01760	393 Totten Pond Road, Suite 203
				Waltham, MA 02451

333.	0388	Northwoods Shopping	1742 N. Loop 1604, Suite 104	Northwood Center III, Inc.
		Center, Phase III	San Antonio, TX 78232	500 Galleria Tower
				13155 Noel Road
				Dallas, TX 75240

334.	0389	Folsom-Gateway II	2381 Iron Point Road	Evergreen/Folsom Gateway II The Evergreen
			Folsom, CA 95630	Company 1755 Creekside Oaks Drive suite 290
				Sacramento, CA 95833

335.	0390	Tulsa Hills Shopping	7505 S. Olympia Avenue W	Inland American Tulsa 71st, LLC 2901
		Center	Tulsa, OK 74132	Butterfield Road Oak Brook IL 60523

336.	0391	Broadway Crossing	5510 S. Broadway, Suite 200	Broadway Partners, Ltd., a TX limited
			Tyler, TX 75703	partnership Broadway Partners, Ltd. 430 North
				Center Street Longview TX 75601

	Store No.	Project Name	Store Location	Landlord Information
337.	0392	Market Street	748 Mackenzie Lane	Market Street Flowood L.P. 301 Commerce
			Flowood, MS 39232	Street Suite 3635 Fort Worth TX 76102

338.	0393	Southern Tier Crossing	1520 County Road 64	DDR Horseheads LLC
			Horseheads, NY 14845	c/o Developers Diversified Realty Crop
				3300 Enterprise Parkway
				Beachwood, Ohio 44122
				Attn: General Counsel

339.	0394	Valley Mall Plaza	1734 E. Washington	vValley Mall LLC CenterCal Properties 1960
			Union Gap, WA 98903	East Grand Avenue El Segundo, CA 90245

340.	0396	Fairmount Fair	3667 West Genesee Street	Randall Benderson and David H. Baldauf, as
			Camillus, NY 13031	Trustees Benderson Development 570 Delaware
				Avenue Buffalo NY 14202

341.	0399	Bergen Town Center	45 West Spring Valley Avenue	Vornado Bergen Mall LLC
			Maywood, NJ 07607	210 Route 4 East
				Paramus, NJ 07652

342.	0401	Harriman Commons	128 Bailey Farm Road, Suite 107A	FBG Harriman Upper Phase LLC
			Monroe, NY 10950	c/o RD Managemetn LLC
				810 7th Avenue, 28th Floor
				New York, NY 10019

343.	0402	MacArthur Park Shopping	7757 N. MacArthur Blvd.	Farmers New World Life Insurance Company
		Center	Irving, TX 75063	Zurich Alternative Asset Management, LLC 105
				East 17th Street New York NY 10003

344.	0404	Short Pump Station	11351 W. Broad Street, Suite 181	Short Pump Station, LLC
			Glen Allen, VA 23060	c/o SJ Collins Enterprises, LLC
				P.O.Box 214, Fairburn, GA 30213
				Street Address:
				600 Bohannon Rd.
				Fairburn, GA 30213

345.	0406	Mall at Barnes Crossing	1001 Barnes Crossing Road, # 323	TUP 130, LLC+C382
			Tupelo, MS 38804	c/o David Hocker & Associates, Inc, Mging Agt
				1901 Frederica Street
				Owensboro, KY 42301-4818
				Tel: (270) 926-2646, Ext. 723

346.	0407	The PromenadeMidtowne	3869 Promenade Parkway C	CBL & Assocs Mgmt LLC
		Park	D’Iberville, MS 39540	c/o CBL & Assocs Management, Inc.
				2030 Hamilton Pl Blvd, Suite 500
				Chattanooga, TN 37421-6000
				Attn: General Counsel

347.	0408	Midtowne Park	3516 Clemson Blvd.	Anderson Clemson Retail LLC
			Anderson, SC 29621	14 South Main Street
				2nd Flr
				Greenville, SC 29601

348.	0410	Fairview Center	6621 N. Illinois Street	Pasces-64 Associates, L.L.C.
			Fairview Heights, IL 62208	1401 S. Brentwood Blvd, Ste 900
				St. Louis, MO 63144

349.	0413	Rivertown Village	3959 2nd Street South, Suite 101	St. Cloud rainbow Village, LLC 7650
			St. Cloud, MN 56301	Edinborough Way Wuite 375 Edina, MN 55435

	Store No.	Project Name	Store Location	Landlord Information
350.	0414	Cornerstar	15800 East Briarwood Circle, Unit	PCCP CS Alberta Cornerstar Colorado, LLC
			A Aurora, CO 80016	5460 S. Quebec Street, Suite 100
				Greenwood Village, Colorado 80111
				Attn: Laura Carstenson
				Tel: (30) 771-4004

351.	0415	Longview Towne Crossing	3096 N. Eastman Road, Suite 105	Longview Towne Crossing, L.P.
			Longview, TX 75605	16000 Dallas Parkway,Ste 300
				Dallas, TX 75248

352.	0416	Arena Hub Plaza	493 arena Hub Plaza	TFP Limited Partnership II, L.P.
			Wilkes-Barre, PA 18702	1140 Route 315
				Wilkes-Barre, PA 18711
				Attn: Robert S. Tamburro

353.	0421	Avon Marketplace	380 West Main Street	Avon marketplace Investors, LLC David Adam
			Avon, CT 06001	Realty, Inc. 8 Church Lane, Suite 200
				Westport, CT 06880

354.	0425	Azalea Square	434 Azalea Square Blvd	Inland Western Summerville Azalea Square,
			Summerville, SC 29483	L.L.C.
				2901 Butterfield Road
				Oak Brook, IL 60523
				Tel: (630) 218-8000

355.	0426	Sycamore Plaza	7800 Montgomery Road	RRP Sycamore Plaza, LP Regency Centers
			Cincinnati, OH 45236	Corporation One Independent Drive Suite 114
				Jacksonville, FL 32202-5019

356.	0427	Richland Marketplace	622 North West End Blvd.	RB Quakertown, LP RD Management, LLC
			Quakertown, PA 18951	810 7th Avenue. 8th Floor
				New York, NY 10019

357.	0742	Tallgrass - Corporate	1000 Remington Blvd	Bolingbrook Investors, LLC
			Bolingbrook, IL 60440	200 South Michigan Ave
				Chicago, IL 60604

358.	1135	Arbor Drive Parking Lot	1140-1152 Arbor drive (Windham	The Prudential Insurance Company PDC PR
			Industrial Center IV)	132804 Windham Ctr. IV 23307
			Romeoville, IL 60446	Network Place
				Chicago, IL 60673-1233

359.	1135	Corp. Offices #1	1135 arbor Drive	1135 Arbor Drive Investors LLC Nicolson,
	Arbor Drive		Romeoville, IL 60446	Porter & List, Inc. 1300 West Higgins Road
				Suite 104 Park Ridge IL 60068

360.	1198	Warehouse	1198 Arbor Drive	Kylie Capital LLC High Five Products, Inc. 319
	Arbor Drive		Romeoville, IL 60446	West Ontario Chicago IL 60654

361.	811-AZ	ULTA Riverside, Phoenix AZ	4570 West Lower Buckeye Road	The Lincoln Natione Life Insurance Company
	Warehouse	Warehouse	Phoenix, AZ 85034	Delaware Investments 100 North Greene St.
				Greensboro NC 27401

362.	Dave	New York Apt	381 Park Avenue South Suite 1201	Travel Gems, Inc.
	Rayner		New York NY

SCHEDULE 8.4
EXISTING LIENS

UCC financing
statement: file No./Date
Secured Party	Collateral	of filing	Amendments (if any)
Illinois
Konica Minolta Premier Finance 10201 Centurion Parkway North Jacksonville, FL 32256	Note: this row applies to a lien filed against items under a true lease between Ulta and the Secured Party.	14633537 / 09-23-07

All office equipment and products, computers, security systems and other items of equipment now and hereafter leased to and/ or financed for Debtor/ Lessee by Secured Party/ Lessee.

SCHEDULE 8.6
to
INFORMATION CERTIFICATE
Pending Litigation
None

SCHEDULE 8.7
to
INFORMATION CERTIFICATE
Permits
     Each of the Company’s store locations has, if required by applicable law, the following Permits:
1.	Certificate of Occupancy/Business License

2.	Salon License

3.	Alarm License

4.	Non-RX Pharmacy Permit

SCHEDULE 8.8
to
INFORMATION CERTIFICATE
Environmental Compliance
No Exceptions

SCHEDULE 8.9
to
INFORMATION CERTIFICATE
Credit Card Agreements
1.	Bankcard Agreement dated as of January 9, 2007 by and among First Data Merchant Services, Wells Fargo Bank, N.A. and ULTA Salon, Cosmetics & Fragrance, Inc.

2.	Letter agreement between Discover Card Services, Inc. and ULTA Salon, Cosmetics & Fragrance, Inc., under the terms of the Merchant Services Agreement of Discover Card Services, Inc.

3.	Informal agreement between American Express Travel Related Services Company, Inc. and ULTA Salon, Cosmetics & Fragrance, Inc., under the terms of the American Express Merchant Regulations - US.
Note: Copies of all of the aforesaid agreements, disclosing the terms of such arrangements, have previously been provided to the Agents.

EXHIBIT C
FORM OF SWAP ACKNOWLEDGMENT AGREEMENT
                    , 20
Wells Fargo Bank, National Association, as
Administrative Agent for itself and the Lenders as referred to below
One Boston Place, 19th Floor
Boston, Massachusetts 02109
Ladies and Gentlemen:
     Reference is made to the Loan and Security Agreement among Wells Fargo Bank, National Association, as administrative agent (in such capacity, “Administrative Agent”) and as Collateral Agent, in each case, for itself and the financial institutions from time to time party thereto, as lenders (collectively, “Lenders”), the Lenders, and Ulta Salon, Cosmetics & Fragrance, Inc. (the “Borrower”), as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced (the “Loan Agreement”). All capitalized terms used herein, unless otherwise defined herein, shall have the meanings given to such terms in the Loan Agreement.
     Pursuant to such financing arrangements, Administrative Agent and Lenders may from time to time make loans to Borrower secured by substantially all of the assets and properties of Borrower including among other things, all right, title and interest of Borrower in, to and under the swap agreements, cap agreements, collar agreements, exchange agreements, futures or forward hedging contracts or similar contractual arrangements intended to protect Borrower against fluctuations in interest rates as listed on Exhibit A hereto, and at any time entered into between Borrower and                      (the “Bank”; collectively, “Hedge Agreements” and individually, a “Hedge Agreement”).
     Bank and Borrower agree in favor of Agents and Lenders that upon receipt by Bank of written instructions from Administrative Agent in the form annexed hereto as Exhibit B, Bank will no longer comply with any instructions or orders originated by Borrower or any of its affiliates or representatives concerning any Hedge Agreement and will comply only with the instructions or orders of Administrative Agent with respect thereto, without any further consent by Borrower or its affiliates or representatives. Bank is hereby irrevocably authorized and directed to follow such instructions or orders without any inquiry as to Administrative Agent’s right or authority to give such instructions or orders and Bank is fully protected in acting in accordance therewith. Bank shall not for any reason exercise any lien rights or rights of setoff or other claims against amounts owing to Borrower pursuant to Hedge Agreements, without the prior consent of Administrative Agent. Upon Administrative Agent’s request, Bank will report to Administrative Agent the amounts then outstanding with respect to the Hedge Agreements consistent with its current practices as of the date hereof with Borrowers or more frequently as Administrative Agent may request after Administrative Agent has sent the written instructions

v

referred to above, together with such other information with respect thereto as Administrative Agent may reasonably request.
     Nothing contained herein shall be construed as an assumption by Administrative Agent or any Lender of the obligations or liabilities of Borrower or any of its affiliates to Bank or any other person pursuant to any Hedge Agreement or otherwise. Bank agrees that in its capacity as a counterparty to the Hedge Agreement, it shall not be deemed to have any rights as a “Lender” under the Loan Agreement except for the right to receive proceeds of Collateral, as a counterparty to the Hedge Agreement, in the order and manner set forth in Section 6.4(a) of the Loan Agreement. Bank further aggress that Administrative Agent has no duties to Bank under the Loan Agreement in its capacity as a counterparty to the Hedge Agreement other than in respect of Bank’s entitlement to proceeds of Collateral, as a counterparty to the Hedge Agreement, in the order and manner set forth in Section 6.4(a) of the Loan Agreement. To the extent Bank is also a “Lender” under the Loan Agreement, nothing in the preceding two sentences is intended to diminish or otherwise alter Bank’s rights, or Administrative Agent’s duties to Bank, under the Loan Agreement as to Bank in its capacity as a “Lender” thereunder.
     Administrative Agent and Lenders are relying upon this letter agreement in providing financing to Borrower and this letter agreement shall be binding upon Borrower and its successors and assigns and inure to the benefit of Administrative Agent and Lenders and their successors and assigns. This agreement may not be amended, modified, supplemented or terminated orally or by course of conduct or otherwise. This agreement may only be amended, modified, supplemented or terminated with the written agreement of Administrative Agent.
     Borrower agrees that it will not assert any claims against the Bank as counterparty to the Hedge Agreement solely as a result of Bank following the instructions or orders of Administrative Agent pursuant to the terms hereof with respect to any Hedge Agreement.
     This agreement shall be governed by and construed in accordance with the laws of the State of Illinois.
     This agreement may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement. In making proof of this agreement, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto.
[Signature Page Follows]

     This agreement shall be binding upon Bank and Borrower and inure to the benefit of Administrative Agent, Lenders and each of the parties hereto and their respective successors and assigns.

Very truly yours,

[BANK]
By:
Title:

ULTA SALON, COSMETICS & FRAGRANCE, INC.

By:
Title:

ACKNOWLEDGED AND AGREED:
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:
Title:

EXHIBIT A
TO
SWAP ACKNOWLEDGMENT AGREEMENT
[Details to be completed for each such agreement.]

EXHIBIT B
TO
SWAP ACKNOWLEDGMENT AGREEMENT
Form of Notice to Bank
[Name and Address
of Hedge Lender]

Attn:
Re:   Swap Transactions with
Ladies and Gentlemen:
     Reference is made to the Loan and Security Agreement among Wells Fargo Bank, National Association, as administrative agent (in such capacity, “Administrative Agent”) and as Collateral Agent, in each case, for itself and the financial institutions from time to time party thereto as lenders (collectively, together with Administrative Agent, “Lenders”), the Lenders, and Ulta Salon, Cosmetics & Fragrance, Inc. (“Borrower”), as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced (the “Loan Agreement”). All capitalized terms used herein, unless otherwise defined herein, shall have the meanings given to such terms in the Loan Agreement.
     A default or event of default under the Loan Agreement exists or has occurred and is continuing. Accordingly, Bank is no longer to comply with any instructions or orders originated by Borrower or any of its affiliates or representatives and Bank is only to comply with the instructions or orders or Administrative Agent with respect thereto. Borrower and its affiliates and representatives no longer have any authority with respect to the Hedge Agreement (as defined in the Loan Agreement) except as Administrative Agent may otherwise specify to Bank in writing.

Very truly yours,

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Title:

EXHIBIT D
FORM OF NOTICE OF CONTINUATION/CONVERSION
To: WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent
     Please refer to the Loan and Security Agreement dated as of August 31, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) among Ulta Salon, Cosmetics & Fragrance, Inc. (the “Borrower”), various financial institutions and Wells Fargo Bank, National Association, as Administrative Agent. Terms used but not otherwise defined herein are used herein as defined in the Loan Agreement.
     The undersigned hereby gives irrevocable notice, pursuant to Section 3.1(b) of the Loan Agreement, of its request to:
     (a) on [ date ] convert $[                    ]of the aggregate outstanding principal amount of the [                    ] Loan, bearing interest at the [                    ] Rate, into a(n) [                    ] Loan [and, in the case of a LIBO Rate Loan, having an Interest Period of [                    ] month(s)];[(b) on [ date ] continue $[                    ]of the aggregate outstanding principal amount of the [                    ] Loan, bearing interest at the LIBO Rate, as a LIBO Rate Loan having an Interest Period of [                    ] month(s)].
     The undersigned hereby represents and warrants that all of the conditions contained in Section 4.2  of the Loan Agreement have been satisfied on and as of the date hereof, and will continue to be satisfied on and as of the date of the conversion/continuation requested hereby, before and after giving effect thereto.
     The Borrower has caused this Notice of Conversion/Continuation to be executed and delivered by its officer thereunto duly authorized on                    ,           .

ULTA SALON, COSMETICS & FRAGRANCE, INC.

By:
Title:

x

EXHIBIT E
CLOSING CHECKLIST

CLOSING AGENDA

REVOLVING CREDIT FACILITY
AMONG
ULTA SALON, COSMETICS & FRAGRANCE, INC.
as the Borrower
and
WELLS FARGO BANK, N.A,
as Administrative Agent, Collateral Agent, LC Issuer, and a Lender
WELLS FARGO CAPITAL FINANCE, LLC,
as Joint Lead Arrangers and Joint Bookrunners,
JPMORGAN CHASE BANK, N.A.,
as Syndication Agent.
PNC BANK, NATIONAL ASSOCIATION,
as Documentation Agent,
and
THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY HERETO,
as Lenders

AUGUST [                    ], 2010

Item
PART ONE: LOAN AND OPERATIVE DOCUMENTS
1.	Loan and Security Agreement
(a)	Exhibit A: Assignment and Acceptance

(b)	Exhibit B: Information Certificate

(c)	Exhibit C: Form of Swap Acknowledgment Agreement

(d)	Exhibit D: Notice of Conversion/Continuation

(e)	Exhibit E: Closing Checklist

(f)	Exhibit F: Notice of Borrowing

(g)	Exhibit G: Reserved

(h)	Exhibit H: Reserved

(i)	Exhibit I: Form of Borrowing Base Certificate

(j)	Exhibit J: Investment Policy

(k)	Exhibit K: Form of Credit Card Notification

(l)	Schedule I: Loan Commitments

(m)	Schedule II: Cash Management Services and Bank Products
2.	Information Certificate

3.	Federal Tax Return (cover page of most recent return)

4.	Revolving Notes

(a)	Wells Fargo Bank, National Association

(b)	JPMorgan Chase Bank, N.A.

(c)	PNC Bank, National Association
5.	Grant of IP for purposes of filing with USPTO/Copyright Office

6.	Credit Card Notices: First Data Corp., American Express, and Discover

7.	UCC-1 Financing Statement

8.	Officer’s Certificate
PART TWO: ORGANIZATIONAL AND AUTHORITY DOCUMENTS
9.	Secretary’s Certificate for Ulta Salon, Cosmetics & Fragrance, Inc., attaching the following:
(a)	Certificate/Articles of Incorporation

(b)	By-Laws

(c)	Resolutions

(d)	Incumbency
10.	Certificate of Status/Good Standing from Delaware

11.	Certificates of Foreign Qualification from each foreign jurisdiction where Borrower is conducting business
PART THREE: TERMINATION DOCUMENTS
12.	Payoff Letter for existing facility
PART FOUR: MISCELLANEOUS
13.	UCC, Federal and State Tax, and Judgment Lien Searches

14.	Intellectual Property Searches

15.	Copy of “Studio Gear” License and Distribution Agreement

16.	Enforceability and Due Authorization Opinions of Counsel to Borrower

17.	Evidence of Liability and Property Insurance (reflecting Agent as loss payee and additional insured on Acord forms)

18.	Endorsements for Liability and Property Insurance

19.	Fee Letter

20.	Post-Closing Letter

Exhibit F
Notice of Borrowing
Date:

To:	Wells Fargo Bank, National Association, as Agent One Boston Place, 18th Floor Boston, Massachusetts 02108 Attention: Jason Searle
          Re: Reference is made to the Loan and Security Agreement dated as of August 31, 2010, by, among others, (i) ULTA SALON COSMETICS & FRAGRANCE, INC., as the borrower (the “Borrower”); (ii) WELLS FARGO BANK, NATIONAL ASSOCIATION, as the administrative agent and collateral agent (the “Agent”); and (iii) the Lenders party thereto from time to time (as the same may be amended, modified, supplemented or restated hereafter, the “Loan Agreement”). Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Loan Agreement.
Ladies and Gentlemen:
          The Borrower refers to the above described Loan Agreement and hereby irrevocably notifies you of the Borrowing requested below:
1.	The Business Day of the proposed Borrowing is , 20_.

2.	The aggregate amount of the proposed Borrowing is $ [1], which Borrowing consists of the following:

Type of Borrowing
(Prime Rate Loans or LIBO		Interest Period for LIBO Rate
Rate Loans)	Amount	Loans
	$	[1/2/3/6] month[s]
	$	[1/2/3/6] month[s]
3.	Proceeds of the proposed Borrowing are to be disbursed to the following account(s):

          The Borrower hereby certifies that the following statements are true and correct on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:
(a)	all representations and warranties contained in the Loan Agreement and the other Financing Agreements are true and correct in all material respects, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date);

[1]	Each LIBO Rate borrowing shall be in an aggregate amount of at least $2,000,000.00 and an integral multiple of $100,000.00.

(b)	no law, regulation, order, judgment or decree of any Governmental Authority exists, and no action, suit, investigation, litigation or proceeding is pending or threatened in any court or before any arbitrator or Governmental Authority, which (i) purports to enjoin, prohibit, restrain or otherwise affect (A) the making of the proposed Borrowing, or (B) the consummation of the transactions contemplated pursuant to the terms of the Loan Agreement or the other Financing Agreements or (ii) has or could reasonably be expected to have a material adverse effect on the assets, business or prospects of Borrower or would impair the ability of Borrower to perform its obligations under the Loan Agreement or under any of the other Financing Agreements or of either Agent or any Lender to enforce any Obligations or realize upon any of the Collateral;

(c)	no Event of Default has occurred and is continuing; and

(d)	after giving effect to the proposed Borrowing set forth in Section 2 above, there will be no more than ten (10) Interest Periods in effect.

ULTA SALON COSMETICS & FRAGRANCE, INC., as Borrower
By:
Name:
Title:

EXHIBIT G
Reserved

EXHIBIT H
Reserved

EXHIBIT I
Form of Borrowing Base Certificate
BORROWING BASE REPORT

To:	Kim Miles (wfrfwires@wellsfargo.com)	From:	ULTA Salon, Cosmetics & Fragrance, Inc.
	Wells Fargo Capital Finance		1135 Arbor Drive
	One Boston Place, 18th Floor		Romeoville, IL 60446
	Boston, MA 02108		Attention: Dora West
	Fax: 1 866-358-0023 Phone: (617) 624-4487		Phone: (630) 410-4819

Wednesday

Inventory
1. Inventory per perpetual inventory report as of	$
2. Plus: Inventory not maintained on perpetual system		$—
3. Less: a. Consigned Inventory		$—
b. Shrink Reserve	$
c. Supplies & Cabinetry	$
d. Gift Certificates
4. Eligible Inventory		$—	—
5. Advance Ratio, Per Loan Agreement		80%	85%
6. Maximum Facility before Availability Reserves		$—	—
7. Availability Reserves: a) Stores w/o Landlord Lien Waivers (as of 10/21/09)		$—	—
8. Maximum Facility		$—	—

8a Notional Limit		$200,000,000	200,000,000

Loan and Letter of Credit Outstanding
9. Beginning Loan Balance Line 14 from previous day.		$—	—
10. Less: Money Transfer Applied to Balance since Last Report (Loan Reduction)		$—	—
11. Current Revolving Loan Balance		$—	—
12. Advance Request		$—	—
13. Interest/Fees/Adjustments		$—	—

Net change =			—
14. Total Revolving Loans		$—	—

15. Letters of Credit Outstanding		$—	—

16. Total Revolving Loans and Letters of Credit		$—	—

17. Excess Availability		$—	—

The undersigned represents and warrants to Wells Fargo Bank, N.A. (“Wells Fargo”) that the information included as part of this Report is complete and correct, the values of the inventory included as part of this Report have been determined in a manner consistent with the prior reports previously furnished to Wells Fargo pursuant to the Loan Agreement, all of the inventory included in the amounts referred to as part of this Report is owned exclusively by the undersigned free and clear of any claims, security interests or other encumbrances except as those permitted under the Loan Agreement and none of such inventory represents goods acquired or held by the undersigned on consignment or approval. The undersigned acknowledges that the loans by Wells Fargo Bank, N.A. to the undersigned are based upon Wells Fargo’s reliance on the information included as a part of this Report and all representations and warranties with respect to inventory in the Loan Agreement are applicable to the inventory referred to as part of this Report and shall be deemed made again to Wells Fargo as of the date of this Report. The reliance by Wells Fargo on this Report should not be deemed to limit the right of Wells Fargo to establish or revise criteria of eligibility as to the inventory or to otherwise limit, impair or affect the rights of Wells Fargo under the Loan Agreement.
ULTA Salon, Cosmetics & Fragrance Inc.

By: Its:	Dora West Director of Treasury Services
Extra Cash

EXHIBIT J
Investment Policy
Policy: Investment/Cash Management

Policy No.:	A008	Prepared by:	D. West
Policy Owner:	Treasury	Approved by:	R. Weber
Attachments:	None	Revision date:	01/06/10
		Effective date:	07/25/06
Purpose and Scope
To establish guidelines for cash management and investment procedures that will prudently protect Ulta’s surplus funds and enable Ulta to generate a fair rate of return from its investment activities.
For the purposes of this policy, the Chief Financial Officer, Director of Treasury Services, Treasury staff, and any of their appointees, have the roles and responsibilities as defined in the policy for the investment activities of Ulta as a whole. This policy does not cover investments related to the Company’s 401(k) pension plan, which are governed by a separate set of written guidelines.
Roles and Responsibilities
Roles and responsibilities of the parties involved in the cash management and investment procedures are specified below:
Board of Directors
▪	Approving the policy
▪	Approving major policy exceptions (e.g., new investment types)
▪	Reviewing the policy annually and approving policy revisions
▪	Approving all derivative and hedging strategies
▪	Approving all loan agreements
Chief Financial Officer
▪	Approving investment strategy
▪	Approving minor policy exceptions (e.g., amounts, terms)
▪	Setting performance metrics
Director of Treasury Services
▪	Serving as policy custodian
▪	Developing investment strategy
▪	Distributing and implementing policy and revisions
Treasury Staff
▪	Overseeing investment activities
▪	Recommending variations in set amounts or terms
▪	Collecting performance information
Confidential Information
Do Not Distribute Outside of ULTA

1

Policy
Ulta’s cash position will be monitored on a daily basis. Investments shall be undertaken in a manner that seeks to ensure the preservation of capital and shall remain sufficiently liquid to meet all operating or cash flow requirements.
Investments are restricted to short-term investments as defined in the policy and as determined by Ulta’s Treasury department in accordance with this policy.
The investment portfolio will have an average maturity of 9 months or less and a maximum maturity of 18 months for any single investment.
No investment shall be made in excess of $5 million U.S. equivalent with any single institution, or $10 million U.S. equivalent with any combination of institutions under common ownership. The one exception to this guideline is overnight investments made through the banks in a revolving credit agreement.
Approved List of Investments
The following instruments are approved for investment:
▪	Bank Deposits
▪	Domestic Certificates of Deposit
▪	Domestic Commercial Paper (Rated A1/P1)
▪	Bankers’ Acceptances
▪	U.S. Treasury Bills and Notes
▪	Collateralized Repurchase Agreements
▪	Eurodollar Time Deposits
Investment Requirements
▪	Active investments with outside money managers are prohibited.
▪	To minimize foreign exchange exposure, all investments must be denominated in U.S. dollars.
▪	All issuers of commercial paper must be U.S. corporations.
▪	Repurchase agreements must be fully collateralized by any of the securities approved under this investment policy. The current market value of the collateral must cover the principal amount of the investment at all times during the term of the investment.
▪	The average duration of any short-term investment portfolio must not exceed nine months.
▪	No monies may be invested in securities lacking an active secondary market.
▪	All new types of investments not on the approved list of investments must pass a formal review process that evaluates all related risks.
▪	Cash receipts from coupon and interest payments shall be handled by Accounting.
▪	Investments in banks and domestic corporations under this policy are subject to the following additional limitations:
Confidential Information
Do Not Distribute Outside of ULTA

2

▪	U.S. banks must have total assets of at least $40 billion, have an ongoing credit relationship with Ulta, and an investment rating of A1-P1 or equivalent.

▪	Issuing corporations must have a commercial paper rating of P-1 or better by Moody’s Investor Services and A-1 or better by Standard & Poor’s or an equivalent rating by another nationally recognized rating agency (at least two ratings are required).
Any exceptions to the above must be approved by the Audit Committee of the Board of Directors.
The Director of Treasury Services and Chief Financial Officer must be notified immediately if any of the following events occur:
▪	The market value of any investment instrument drops below 90% of the amortized value.

▪	The market value of the total portfolio drops below 90% of the total cost value.

▪	Any significant rating downgrade for any instrument.
Custody of Securities
All of the financial institutions in which Ulta is eligible to invest, subject to the Investment Requirements listed in this document, are also authorized to hold investments in custody on behalf of Ulta. Ulta will not take physical possession of investment securities.
Exception Management
Any exceptions to this policy must be approved in writing. For minor exceptions, such as nominal amounts exceeding investment limits on approved investments, the written approval of the Chief Financial Officer is required. For major exceptions, such as purchasing a new type of investment instrument not on the list of approved investments, the written approval of the Board of Directors is required.
Performance Measurement and Reporting
The Treasury staff shall prepare weekly performance reports and deliver a monthly report to the Chief Financial Officer. An annual report to the Board of Directors detailing the investment portfolio’s composition and performance will be provided.
Segregation of Duties
For the purpose of cash management and investment, Ulta’s policy is to ensure that the following internal controls are in place to maintain adequate segregation of duties:
▪	The separation of transaction authority from accounting and record keeping.
▪	The separation of wire transfer and investment transaction duties. Non-repetitive wire transfers must be performed by a party outside the investment management process (excluding overnight investments).
Confidential Information
Do Not Distribute Outside of ULTA

3

▪	The separation of record keeping with the reconciliation of company transactions with those reported by the third party custodian.
The Treasury staff shall have responsibility and authority over internal controls; however, controls may be removed only with the written consent of the Chief Financial Officer.
Internal Controls
In addition to the segregation of duties controls, Ulta’s policy must ensure that the following internal controls are enforced:
▪	A monthly reconciliation of investment statements to the general ledger accounts shall be performed and the results delivered to the Chief Financial Officer and the Director of Treasury Services.
▪	All banks, brokers and custodians must carry adequate liability and crime coverage.
Questions
Questions or issues regarding the interpretation or implementation of this policy should be directed to the Director of Treasury Services.
Confidential Information
Do Not Distribute Outside of ULTA

4

EXHIBIT K
Form of Credit Card Notification
Please see attached

Exhibit K
LETTER OF INSTRUCTION
[                    ], 2010
[Name of Credit Card Processor]

Attn:

Re:	Security Agreement — Assignment of Credit Card Receivables
Dear Sir/Madam:
ULTA SALON, COSMETICS & FRAGRANCE, INC. (the “Company”) has recently entered into a new credit facility with WELLS FARGO BANK, NATIONAL ASSOCIATION, as agent for certain lenders (the “Secured Party”). In accordance with the terms of that credit facility, the Company granted to Secured Party a security interest in substantially all of the Company’s now owned or hereafter acquired personal property, including, without limitation, all rights of the Company to receive payments in respect of credit or charge card sales (“Card Sales”) processed or otherwise paid by [Name of Credit Card Processor] (the “Processor”) to the Company pursuant to that certain [Title of Credit Card Processing Agreement] between the Processor and the Company in effect as of the date hereof (the “Agreement”).
Pursuant to the facility, the Company has assigned to Secured Party the right to receive payments with respect to all Card Sales and to otherwise directly collect all amounts due to the Company from the Processor. In furtherance thereof, the Company is obligated to arrange for the proceeds of Card Sales to be routed by the Processor to a deposit account under the control of the Secured Party, as opposed to the account routing instructions that are presently in place. Accordingly, by this letter the Company and the Secured Party instruct the Processor to immediately begin routing all proceeds of Card Sales and any other amounts due to the Company from the Processor to the following deposit account (the “Account”):
[Name of Bank]
[Bank’s Address]
ABA #
For Credit to the Account of: [Name of Debtor]
Account No.
All payments under the Agreement should continue to be made to the Account and to no other account unless and until you receive written notification from Secured Party.
The Company acknowledges and agrees that, except as expressly set forth herein, all of the terms of the Agreement continue to be in full force and effect.
The Company and the Secured Party appreciate the Processor’s anticipated cooperation and assistance in effectuating this change. Should you have any questions concerning this matter, please do not hesitate to contact the Company or the Secured Party at the contact information below.
[Signature Pages Follow]

Very truly yours,

ULTA SALON, COSMETICS & FRAGRANCE, INC.

By:
Name:
Title:

Ulta Salon, Cosmetics & Fragrance, Inc.
Suite 120
1000 Remington Blvd.
Bolingbrook, IL 60440-4708
Attention: Gregg Bodnar
Telephone No.: (630) 410-4633
Telecopy No.: (630) 410-4864

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:

Name:
Title:

Wells Fargo Bank, National Association
One Boston Place
Boston, Massachusetts 02109
Attention: Jason Searle
Telephone No.: (617) 854-7292
Telecopy No.:
[Signature Page to Credit Card Notification]

SCHEDULE I
LENDERS AND PRO RATA SHARES

Lender	Commitment Amount		Pro Rata Share
Wells Fargo Bank, National Association	$90,000,000.00	[1]	45.000000000%
JPMorgan Chase Bank, N.A.	$70,000,000.00		35.000000000%
PNC Bank, National Association	$40,000,000.00		20.000000000%
TOTALS	$200,000,000.00		100%

[1]	This amount includes Swing Line Commitment Amount of $10,000,000.

SCHEUDLE II
Cash Management Services and Bank Products
JPMorgan Chase Bank, N.A. Accounts:

STATE	ACCOUNT #

CA	886076108
CO	191980448
IN	630741668
KY	624003638
LA	722598398
FL	887078723
NY	209043296
OK	817038334
TX	1889860670
UT	722597838
UT	722598521
WI	675517445
PNC Bank, National Association Account:
Depository Account #  1138340707
Wells Fargo Bank, National Association Accounts:

 200000-344-3688

 4496875907

 4010018679

 4945002293

 4435743745

 4121184550

 4121719199